Filed Pursuant to Rule 424(B)(5)

Registration File No. 333-238113

P R O S P E C T U S  S U P P L E M E N T

(To prospectus dated June 1, 2020)

$500,000,000

COMSTOCK RESOURCES, INC.

9.75% Senior Notes due 2026

We are offering $500,000,000 aggregate principal amount of our 9.75% Senior Notes due 2026, or the notes. We will pay interest on the notes on February 15 and August 15 of each year, beginning on August 15, 2020. The notes will mature on August 15, 2026.

We may redeem some or all of the notes at any time on or after August 15, 2021 at the redemption prices described in this prospectus supplement and prior to such date at a “make-whole” redemption price. We may also redeem up to 35% of the notes prior to August 15, 2021 in an amount not greater than the cash proceeds we receive from certain equity offerings. If we sell certain assets and do not reinvest the proceeds or repay senior indebtedness, or if we experience specific kinds of changes of control, we must offer to repurchase the notes.

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The notes will be effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, including all borrowings under our bank credit facility. The notes will be structurally subordinated to all liabilities of any of our subsidiaries that do not issue guarantees of the notes.

The notes will initially be guaranteed on a senior unsecured basis by each of our existing subsidiaries that are guarantors under our bank credit facility and by certain of our future restricted subsidiaries.

The notes will have substantially identical terms as the $850.0 million aggregate principal amount of our 9.75% Senior Notes due 2026 issued on August 3, 2018 (the “Original Notes”), except for certain escrow and special mandatory redemption provisions contained in the Original Notes, and changing the restricted payments basket in these notes, including resetting the start date.  However, the notes will be issued under a different indenture as a separate class of securities and will have a different CUSIP number from, and not trade interchangeably with, the Original Notes.

Investing in the notes involves a high degree of risk. See “Risk Factors” beginning on page S-9 of this prospectus supplement.

	Per Note	Total
Public offering price(1)	90.0%	$ 450,000,000
Underwriting discounts and commissions	1.5%	$ 7,500,000
Proceeds to us, before expenses	88.5%	$ 442,500,000

(1)	Plus accrued interest, if any, from June 23, 2020.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on June 23, 2020.

Joint Lead Book-Running Managers
BofA Securities	BMO Capital Markets	Wells Fargo Securities
Joint Book-Running Managers
Fifth Third Securities	Mizuho Securities	Capital One Securities	SOCIETE GENERALE
Joint Lead Managers
Regions Securities LLC		KeyBanc Capital Markets
Co-Managers
Barclays	CIT Capital Securities	Citizens Capital Markets
Credit Agricole CIB	Goldman Sachs & Co. LLC

The date of this prospectus supplement is June 16, 2020.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

We expect that delivery of the notes will be made to investors on or about June 23, 2020, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

S-i

No person has been authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus in connection with the offering, and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither this prospectus supplement nor the accompanying base prospectus shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful to make such an offering or solicitation. Neither the delivery of this prospectus supplement or the accompanying base prospectus nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference in this prospectus supplement or in the accompanying base prospectus is correct as of any date subsequent to the date of this prospectus supplement or the accompanying base prospectus.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of the notes. The second part, the accompanying base prospectus dated June 1, 2020, which is part of our Registration Statement on Form S-3, gives more general information, some of which does not apply to this offering.

This prospectus supplement and the information incorporated by reference in this prospectus supplement may add, update or change information contained in the accompanying base prospectus. If there is any inconsistency between the information in this prospectus supplement and the information contained in the accompanying base prospectus, the information in this prospectus supplement will apply and will supersede the information in the accompanying base prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” in this prospectus supplement and the accompanying base prospectus.

We have not, and the underwriters have not, authorized anyone to provide you with any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus in connection with the offering, and, if given or made, such information or representations must not be relied upon as having been authorized by us. The information contained in or incorporated by reference into this prospectus supplement or the accompanying base prospectus or other offering material is accurate only as of the date of those documents or information, regardless of the time of delivery of the documents or information or the time of any sale of the securities.

The distribution of this prospectus supplement and the accompanying base prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying base prospectus do not constitute an offer, or an invitation on behalf of us or the underwriters, to subscribe for, or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting (Conflicts of Interest).”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and other reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”) under the Exchange Act, which are available to the public through the SEC’s website at www.sec.gov. General information about us, including our annual reports on Form 10–K, quarterly reports on Form 10–Q and current reports on Form 8–K, as well as any amendments and exhibits to those reports, are also available free of charge through our website at www.comstockresources.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC; however, the information contained at this website does not constitute part of this prospectus supplement or the accompanying base prospectus.

S-ii

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the securities offered in this prospectus supplement. This prospectus supplement and the accompanying base prospectus is part of that registration statement and, as permitted by the SEC’s rules, does not contain all of the information set forth in the registration statement. For further information about us and the securities that may be offered, we refer you to the registration statement and the exhibits that are filed with it. You can review and copy the registration statement and its exhibits and schedules at the addresses listed above.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus supplement includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These forward-looking statements include, but are not limited to, statements concerning this offering, and are identified by their use of terms such as “expect,” “estimate,” “anticipate,” “project,” “plan,” “intend,” “believe” and similar terms. All statements, other than statements of historical facts, included in this prospectus supplement are forward-looking statements, including statements regarding:

•	amount and timing of future production of oil and natural gas;
•	amount, nature and timing of capital expenditures;
•	the number of anticipated wells to be drilled after the date hereof;
•	the availability of exploration and development opportunities;
•	our financial or operating results;
•	our cash flow and anticipated liquidity;
•	operating costs including lease operating expenses, administrative costs and other expenses;
•	finding and development costs;
•	our business strategy; and
•	other plans and objectives for future operations.

Any or all of our forward-looking statements in this prospectus supplement involve inherent uncertainty and may ultimately prove to be incorrect or false. You are cautioned to not place undue reliance on forward-looking statements. Our actual results can be materially affected by a number of factors, including, among others:

•	the risks described in “Risk Factors” and elsewhere in this prospectus supplement and in the accompanying base prospectus;
•	the volatility of prices and supply of, and demand for, oil and natural gas;
•	the timing and success of our drilling activities;
•	the numerous uncertainties inherent in estimating quantities of oil and natural gas reserves and actual future production rates and associated costs;
•	our ability to successfully identify, execute or effectively integrate future acquisitions;
•	the usual hazards associated with the oil and natural gas industry, including fires, well blowouts, pipe failure, spills, explosions and other unforeseen hazards;
•	our ability to effectively market our oil and natural gas;
•	the availability of rigs, equipment, supplies and personnel;
•	our ability to discover or acquire additional reserves;
•	our ability to satisfy future capital requirements;
•	changes in regulatory requirements;
•	general economic conditions, status of the financial markets and competitive conditions;
•	the negative effect of COVID-19 coronavirus could have on our business and financial condition and the economy and global oil and gas markets in general;
•	our ability to retain key members of our senior management and key employees; and
•	our ability to consummate this offering described in this prospectus supplement on the anticipated terms, if at all, and the anticipated use of the net proceeds therefrom.

S-iii

This list of risks and uncertainties, however, is only a summary of some of the most important factors to us and is not intended to be exhaustive. You should carefully review the risks and information contained in, or incorporated by reference into, this prospectus supplement or in the accompanying base prospectus, including, without limitation, the “Risk Factors” incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2019, our most recent Quarterly Report on Form 10-Q and other reports and information that we file with the SEC from time to time. New factors may also emerge from time to time that could materially and adversely affect us and, except as otherwise may be required by law, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or actual operating results.

S-iv

SUMMARY

This summary is not complete and may not contain all of the information that may be important to you. You should read the entire prospectus supplement, accompanying base prospectus and all documents incorporated by reference, herein and therein, including the risk factors and the financial statements and related notes, before deciding to purchase the notes. Unless otherwise indicated, or unless the context otherwise requires, all references to “Comstock,” the “Company,” “we,” “us,” and “our” in this prospectus supplement mean Comstock Resources, Inc. and our consolidated subsidiaries.

Our Business

We are an independent energy company operating primarily in the Haynesville shale, a premier natural gas basin located in East Texas and North Louisiana with superior economics and geographical proximity to the Gulf Coast markets. We are focused on creating value through the development of our substantial inventory of highly economic and low-risk drilling opportunities in the Haynesville and Bossier shales. Our common stock is listed and traded on the New York Stock Exchange (“NYSE”) under the ticker symbol “CRK.” Our oil and natural gas properties are estimated to have proved reserves of 5.4 Tcfe with an SEC PV 10 Value of $3.3 billion as of December 31, 2019. Our proved oil and natural gas reserve base is 98% natural gas and 2% oil and was 36% developed as of December 31, 2019, and our properties have an average reserve life of approximately 18 years.

Our proved reserves at December 31, 2019 and our average daily production for the three months ended December 31, 2019 are summarized below:

	Proved Reserves at December 31, 2019			Three Months Ended December 31, 2019
	Oil	Natural Gas	Total	Oil	Natural Gas	Total
	(MMBbls)	(Bcf)(1)	(Bcfe)(1)	(MBbls/d)	(MMcf/d)(1)	(MMcfe/d)(1)
Haynesville/Bossier Shale	—	5,068.2	5,068.8	0.1	1,253.6	1,253.8
Bakken Shale	14.7	48.5	136.9	5.2	16.6	47.8
Other	2.0	224.8	236.3	1.0	50.7	56.9
Total	16.7	5,341.5	5,442.0	6.3	1,320.9	1,358.5

_________________________

(1) Natural gas volumes include        NGLs. Oil and NGLs are converted to natural gas equivalents by using a conversion factor of one barrel of oil or NGLs for six Mcf of natural gas based upon the approximate relative energy content of oil to natural gas, which is not indicative of oil and natural gas prices.

Strengths

High Quality Properties. Our operations are principally focused in Texas, Louisiana and North Dakota. Our properties have an average reserve life of approximately 18 years and have extensive development and exploration potential. Approximately 95% of our Haynesville/Bossier shale net acreage is held-by-production. Advances in drilling and completion technology have allowed us to increase the reserves recovered through longer horizontal lateral length and substantially larger well stimulation. In recent years, we have focused our development activities primarily on drilling Haynesville and Bossier horizontal wells.

Our Haynesville and Bossier shale positions in North Louisiana and East Texas are located in one of the premier North American natural gas shale plays and have access to the Gulf Coast market demand related to LNG exports and the petrochemical industry due to its geographic proximity. We believe we are well-positioned for future growth due to the following:

•

De-risked, contiguous and prolific oil and natural gas resources. The Haynesville and Bossier shale plays have been substantially delineated since 2008 through the drilling of over 4,100 horizontal wells. We believe that these shale plays represent some of the most consistent and prolific natural gas development drilling opportunities in North America.

•

Management and operating team with extensive experience in developing the Haynesville and Bossier shale plays. We were among the first exploration and production companies to effectively apply horizontal drilling techniques in the Haynesville and Bossier shales beginning in 2007. Since then, our management and operating team initiated a drilling program in the Haynesville and Bossier shales in 2015 based on a new, enhanced completion well design that significantly improved the economics of these wells in comparison to the 189 wells we drilled from 2008 to 2013. When combining our historical activity with Covey Park, we have drilled 217 (171.6 net to us) operated wells between 2015 and 2019, more wells than any other operator targeting the Haynesville or Bossier shale. These wells had an average per well initial production rate of 23 MMcf per day.

•

Attractive economic returns. The Haynesville and Bossier shales offer highly economic and low-risk drilling opportunities through application of advanced drilling and completion technologies, including the use of longer laterals, and high intensity fracture stimulation using tighter frac stages and higher proppant loading. Our management and operating team has been instrumental in developing and optimizing some of the most effective completion techniques in the Haynesville and Bossier shales and such completion techniques have resulted in a material improvement in initial production rates and recoverable reserves, which has resulted in some of the highest single well rates of return when compared to results from other natural gas basins in North America.

•

Proximity to premium natural gas markets. Our natural gas production benefits from the strong regional Gulf Coast demand growth driven by a substantial increase in LNG exports, exports to Mexico and new or expanded petrochemical facilities. Producers, such as us, with access to the Gulf Coast natural gas markets are receiving higher net realized prices than most producers in other regions. We are also able to realize higher margins due to our ability to access the extensive midstream infrastructure at attractive rates and lack of above-market midstream commitments.

Value-Added Acquisitions. In July 2019, we acquired Covey Park Energy LLC in a cash and stock transaction valued at approximately $2.2 billion. The acquisition included approximately 249,000 net acres and 2.9 Tcfe of proved reserves. This acquisition added over 710 MMcfe per day of production and approximately 1,200 future drilling locations. In November 2019, we acquired a private company for $42.3 million in an all-stock transaction, which included approximately 3,155 net acres, 75 (20.1 net to us) producing wells and 44 (12.7 net to us) Haynesville/Bossier shale future drilling locations.

Successful Drilling Program. We spent $510.5 million on development activities in 2019, with $485.4 million on development activity in the Haynesville and Bossier shale. We spent $468.5 million on drilling and completing horizontal Haynesville and Bossier shale wells and an additional $16.9 million on other development activity. We drilled 82 (51.1 net) horizontal Haynesville and Bossier wells in 2019, which had an average lateral length of approximately 8,100 feet. We also completed 19 (7.3 net) wells that were drilled in 2018. Fifty (36.0 net) of the wells drilled in 2019 were also completed in 2019. We expect that the remaining 32 (15.1 net) wells will be completed in 2020. Our natural gas drilling program in 2019, combined with the Covey Park Acquisition, was the major driver for the increase in our natural gas production of 192% over 2018 and contributed to the 132% growth we had in our natural gas reserves from 2018. We also incurred $25.1 million of development costs on our other properties, primarily on completing four (2.2 net to us) Eagle Ford shale wells.

Efficient Operator. We operated 92% of our proved reserve base as of December 31, 2019. As the operator, we are better able to control operating costs, the timing and plans for future development, the level of drilling and lifting costs, and the marketing of production. As an operator, we receive reimbursements for overhead from other working interest owners, which reduces our general and administrative expenses.

Business Strategy

Our strategy consists of the following principal elements:

•

Prudently grow cash flow, production and reserves through the development of our extensive drilling inventory in the Haynesville, Bossier and Eagle Ford shales. We have an extensive inventory of horizontal well drilling locations prospective for the Haynesville and Bossier shales, providing us with years of inventory of development locations. The following outlines our Haynesville and Bossier shale future drilling locations by lateral length as of March 31, 2020:

	Haynesville Shale
Horizontal	Operated		Non-Operated		Total
Lateral Length	(Gross)	(Net)	(Gross)	(Net)	(Gross)	(Net)
Less than 5,000 feet	369	285.9	656	86.1	1,025	372.0
5,000 feet to 8,000 feet	559	417.6	121	16.5	680	434.1
Greater than 8,000 feet	506	370.8	206	25.1	712	395.9
	1,434	1,074.3	983	127.7	2,417	1,201.9

	Bossier Shale
Horizontal	Operated		Non-Operated		Total
Lateral Length	(Gross)	(Net)	(Gross)	(Net)	(Gross)	(Net)
Less than 5,000 feet	211	156.0	309	33.6	520	189.6
5,000 feet to 8,000 feet	378	288.7	77	7.5	455	296.2
Greater than 8,000 feet	360	283.9	82	5.6	442	289.5
	949	728.6	468	46.7	1,417	775.3
Total	2,383	1,802.8	1,451	174.4	3,834	1,977.2

We have 21,482 (9,452 net to us) undeveloped acres prospective for development in the oil window of the Eagle Ford shale in South Texas. We have entered into a joint development venture with our acreage and have the opportunity to participate in the drilling of 225 (126.0 net to us) wells. During 2019, we participated in four (2.2 net) wells in the joint venture. Since much of our net acreage is held by production, we have the ability to allocate capital among projects in a manner that optimizes both costs and returns, resulting in a highly efficient drilling program. We intend to manage the selection of drilling locations and the timing of development and associated capital expenditures in order to economically grow our cash flow, production and reserves while funding our capital expenditures with operating cash flow.

•

Enhance returns through a focus on optimizing full cycle economics. We continually monitor and adjust our drilling program on a regular basis with the objective of achieving the most economical returns on our portfolio of drilling opportunities. We believe that we will achieve this objective by (i) minimizing our costs to drill and complete wells, (ii) maximizing well production and recoveries by optimizing lateral length, the number of frac stages, perforation intervals and the type of fracture stimulation employed, (iii) producing near pipeline-quality natural gas, which leads to lower processing costs, and (iv) minimizing operating costs through efficient well management.

•	Maintain disciplined financial strategy. We intend to maintain a conservative operating plan in 2020 targeting lower leverage and generating free cash flow.
•

Manage commodity price exposure through an active hedging program to protect our expected future cash flows. We expect to maintain an active oil and natural gas price hedging program designed to mitigate volatility in oil and natural gas prices and to protect a portion of our expected future cash flows.

Recent Developments

Effective May 6, 2020, we entered into an amendment to our bank credit facility pursuant to which the borrowing base was redetermined at $1.4 billion. Amounts under the bank credit facility bear interest, at our option, at either LIBOR plus 2.25% to 3.25% or a base rate plus 1.25% to 2.25%, in each case depending on the utilization of the borrowing base. In connection with this offering, we entered into an amendment to our bank credit facility to increase the maximum amount of senior unsecured debt that we may issue from $300.0 million to $500.0 million and to reaffirm the borrowing base at $1.4 billion.

In May 2020, we completed an underwritten offering of 41,325,000 shares of our common stock, including 1,325,000 shares of our common stock issued upon the exercise of the underwriters’ option to purchase additional shares (the “Common Stock Offering”). The net proceeds from the Common Stock Offering totaled approximately $196.7 million, after payment of underwriting discounts and offering expenses, and, combined with cash on hand, was used to redeem all outstanding shares of our Series A Convertible Redeemable Preferred Stock.

In April and May 2020, we issued 767,097 shares of our common stock, valued at $5.0 million, in exchange for $5.6 million aggregate principal amount of our 7.5% Senior Notes due 2025 (the “2025 Notes Exchange”). We expect to recognize a $0.9 million loss on early retirement of debt in the second quarter of 2020 with respect to such exchanges.

Corporate Information

Our common stock is listed and traded on the NYSE under the symbol “CRK,” and we are engaged in the acquisition, development, production, and exploration of oil and natural gas. Our executive offices are located at 5300 Town and Country Boulevard, Suite 500, Frisco, Texas 75034, and our telephone number is (972) 668-8800. Our website address is www.comstockresources.com. However, the information located on, or accessible from, our website is not, and shall not be deemed to be, a part of this prospectus supplement or the accompanying base prospectus.

THE OFFERING

The summary below contains basic information about this offering and may not contain all of the information that may be important to you.  You should read this entire prospectus supplement and the documents incorporated and deemed to be incorporated by reference herein before making an investment decision.  The “Description of the Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes.

Issuer	Comstock Resources, Inc., a Nevada corporation.
Notes Offered

$500,000,000 in aggregate principal amount of 9.75% Senior Notes due 2026.

The notes will have substantially identical terms as the $850.0 million aggregate principal amount of our 9.75% Senior Notes due 2026 issued on August 3, 2018 (the “Original Notes”), except for certain escrow and special mandatory redemption provisions contained in the Original Notes, and changing the restricted payments basket in these notes, including resetting the start date.  However, the notes will be issued under a different indenture as a separate class of securities and will have a different CUSIP number from, and not trade interchangeably with, the Original Notes.

Maturity Date	August 15, 2026.
Interest Rate and Payment Dates	9.75% per annum payable on February 15 and August 15 of each year, commencing on August 15, 2020.
Guarantees

The notes will be fully and unconditionally guaranteed by each of our subsidiaries that are guarantors under our bank credit facility and may be guaranteed by certain of our future restricted subsidiaries.

Ranking

The notes and the guarantees will be our and the guarantors’ senior unsecured obligations and will:

•rank equally in right of payment with all of our and the guarantors’ existing and future senior indebtedness, including all of our borrowings and the guarantors’ guarantees under the bank credit facility;

•rank senior in right of payment to all of our and the guarantors’ existing and future subordinated indebtedness;

•be effectively subordinated in right of payment to all of our and the guarantors’ existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness (including indebtedness under the bank credit facility); and

•be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities (including trade payables and preferred stock) of any of our subsidiaries that is not also a guarantor of the notes.

As of March 31, 2020, on an as further adjusted basis as set forth under “Capitalization,” we and the guarantors would have had total consolidated indebtedness of approximately $2,778.4 million, consisting of (i) $500.0 million of the notes offered hereby, (ii) $850.0 million of Original Notes, (iii) $619.4 million aggregate principal amount of 7.5% Senior Notes due 2025 and (iv) $809.0 million of secured indebtedness under our bank credit facility, and we would have had $591.0 million of available borrowing capacity under the bank credit facility.  See “Capitalization” and “Description of Other Indebtedness.”

Optional Redemption

At any time on or after August 15, 2021, we may redeem the notes, in whole or in part, at the redemption prices set forth under “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Prior to August 15, 2021, we may redeem all or a portion of the notes at a redemption price equal to 100% of the principal amount thereof, plus a “make-whole,” plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

In addition, at any time and from time to time prior to August 15, 2021, we may redeem up to 35% of the aggregate principal amount of the notes (including any additional notes) in an amount not greater than the net cash proceeds from certain equity offerings at the redemption price specified under “Description of the Notes— Optional Redemption,” plus accrued and unpaid interest, if any, to, but excluding, the redemption date; provided that:

•at least 65% of the aggregate principal amount of the notes remains outstanding immediately after the occurrence of such redemption; and

•such redemption occurs within 180 days of the date of the closing of any such qualified equity offering.

Change of Control

If we experience a “Change of Control” (as defined under “Description of the Notes—Certain Definitions”), we must offer to purchase the notes at 101% of the aggregate principal amount of the notes, plus accrued interest, if any, to the date of purchase.

Asset Sales

If we or our restricted subsidiaries sell assets under certain circumstances, we will be required to make an offer to purchase a portion of the notes at their face amount, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase.  See “Description of the Notes—Certain Covenants—Limitation on Asset Sales.”

Certain Covenants

The indenture that will govern the notes will contain certain covenants that, among other things, restrict our ability and the ability of our restricted subsidiaries to:

•incur or guarantee additional indebtedness or issue disqualified capital stock;

•pay dividends or make distributions in respect of capital stock;

•repurchase or redeem capital stock;

•prepay, redeem or repurchase subordinated debt;

•make certain investments and other restricted payments;

•create liens;

•enter into transactions with affiliates;

•sell assets;

•issue or sell preferred stock of certain subsidiaries; and

•engage in mergers or consolidations.

These covenants are subject to important exceptions and qualifications described under “Description of the Notes—Certain Covenants.”

At any time when the notes are rated investment grade by both Moody’s Investor Service, Inc. (“Moody’s”) and S&P Global Ratings (“S&P”) and no default or event of default has occurred and is continuing under the indenture that will govern the notes, we and our restricted subsidiaries will not be subject to many of the foregoing covenants.  See “Description of the Notes—Covenant Suspension.”

No Public Market

The notes are a series of securities for which there is currently no established trading market.  Certain of the underwriters have advised us that they presently intend to make a market in the notes.  However, you should be aware that they are not obligated to make a market in the notes and may discontinue their market-making activities at any time without notice.  As a result, a liquid market for the notes may not be available if you try to sell your notes.  We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

Use of Proceeds

The net proceeds from this offering, after deducting estimated expenses, are expected to be approximately $441.1 million.  We intend to use the net proceeds from this offering to repay outstanding borrowings under our bank credit facility.

Trustee	American Stock Transfer & Trust Company, LLC, a New York limited liability company.
Governing Law	The notes and the indenture that will govern the notes will be governed by the laws of the State of New York.

Book-Entry Form

The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC.  Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Original Issue Discount

The notes will be issued with original issue discount for U.S. federal income tax purposes to the extent the stated principal amount of the notes exceeds their issue price. A holder subject to U.S. federal income taxation will be required to include such original issue discount in gross income on a constant yield basis for U.S. federal income tax purposes in advance of the receipt of cash payments to which such income is attributable, regardless of such holder’s method of accounting for U.S. federal income tax purposes.  See “Certain United States Federal Income Tax Considerations.”

Risk Factors

Investing in the notes involves a high degree of risk that you should carefully evaluate before deciding to purchase the notes.  Please read the section captioned “Risk Factors” before deciding to invest in the notes.

Conflicts of Interest

Substantially all of the underwriters or their affiliates are lenders under our bank credit facility and accordingly will receive a portion of the net proceeds from this offering through the repayment of the borrowings they have extended under our bank credit facility. Because 5% or more of the net proceeds of this offering, not including underwriting compensation, may be paid to affiliates of certain of the underwriters, this offering will be made in accordance with Rule 5121 of the Financial Industry Regulatory Authority, Inc., or FINRA, which requires that a qualified independent underwriter, or QIU, participate in the preparation of the prospectus and perform the usual standards of due diligence with respect thereto. KeyBanc Capital Markets Inc. is assuming the responsibilities of acting as QIU in connection with this offering. We have agreed to indemnify KeyBanc Capital Markets Inc. against certain liabilities incurred in connection with it acting as QIU in this offering, including liabilities under the Securities Act. For more information, see “Underwriting (Conflicts of Interest).”

•

RISK FACTORS

Investing in the notes involves risks. You should carefully consider the risk factors described below and in Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, our Quarterly Reports on Form 10-Q for the three months ended March 31, 2020, and our other reports filed from time to time with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying base prospectus to the extent set forth in “Incorporation of Certain Information by Reference.” Before making any investment decision, you should carefully consider these risks. These risks could materially affect our business, results of operation or financial condition and affect the value of our securities. In such case, you may lose all or part of your original investment. The risks described below or incorporated by reference herein are not the only risks facing us. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section and the other risk factors contained in and incorporated by reference herein. As such, additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, results of operation or financial condition.

Risks Related to This Offering

Our substantial indebtedness could limit our cash flow available for our operations, expose us to risks that could adversely affect our business, financial condition and results of operations and impair our ability to satisfy our obligations under the notes.

We have, and after this offering will continue to have, a substantial amount of indebtedness. As of March 31, 2020, on an as further adjusted basis as set forth under “Capitalization,” we and the guarantors would have had approximately $2,778.4 million of indebtedness outstanding, and approximately $591.0 million of additional indebtedness would have been available for borrowing under our bank credit facility. We have demands on our cash resources in addition to interest expense and principal on our existing notes, including, among others, operating expenses, capital expenditures and interest and principal payments under our bank credit facility and the notes offered hereby.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it difficult for us to satisfy our obligations with respect to the notes and our other debt;
•	limit our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other purposes;
•	make us more vulnerable to general adverse economic and industry conditions;
•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow for operations, acquisitions and other purposes;

•	expose us to the risk of increased interest rates as certain of our borrowings, including borrowings under our bank credit facility, are at variable rates of interest;
•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;
•	place us at a competitive disadvantage compared to competitors that may have proportionately less indebtedness; and
•	increase our cost of borrowing.

We may incur substantial additional indebtedness in the future. Our incurrence of additional indebtedness would intensify the risks described above. In addition, we may need to refinance all or a portion of our indebtedness on or before their respective maturities. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. If we are unable to refinance our debt, we may default under the terms of our indebtedness, which could lead to an acceleration of the debt. We do not expect that we could repay all of our outstanding indebtedness, including the notes, if the repayment of such indebtedness was accelerated.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or refinance our debt obligations, including the notes, and to satisfy our other liabilities depends on our financial condition and operating performance, which are subject to prevailing economic, capital markets and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. In addition, our ability to meet our debt service obligations may also be affected by changes in prevailing interest rates, as borrowings under our bank credit facility bear interest at floating rates. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness, including the notes. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The credit agreement governing the bank credit facility and our existing indenture restricts our ability to dispose of assets and use the proceeds from those dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. See "Description of the Notes" in this prospectus supplement.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the notes.

If our cash flow and capital resources are insufficient to fund our debt obligations and we cannot make scheduled payments on our debt, we will be in default and holders of the notes could declare all outstanding principal and interest to be due and payable, the lenders under the bank credit facility could terminate their commitments to loan money, and we could be forced to sell assets, seek additional equity or debt capital or restructure our debt.  In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms to us, if at all. All of these events could result in your losing your investment in the notes.

The instruments governing our existing senior notes and our bank credit facility contain various covenants limiting the discretion of our management in operating our business.

The indentures governing our existing senior notes and the credit agreement for our bank credit facility contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in activities that may be in our long-term best interest, including restrictions on our ability to:

•	incur additional indebtedness, guarantee obligations or issue disqualified capital stock;
•	pay dividends or distributions on our capital stock or redeem, repurchase or retire our capital stock;
•	prepay, redeem or repurchase certain debt;
•	make investments or other restricted payments;
•	grant liens on assets;
•	enter into transactions with stockholders or affiliates;
•	engage in sale-leaseback transactions;
•	sell assets;
•	issue or sell preferred stock of certain subsidiaries;
•	alter the businesses we conduct; and
•	merge or consolidate.

In addition, our bank credit facility also requires us to maintain a maximum leverage ratio and minimum current ratio.

If we fail to comply with the restrictions in the indentures, our bank credit facility or any other subsequent financing agreements, a default may allow the creditors, if the agreements so provide, to accelerate the related indebtedness as well as any other indebtedness to which a cross-acceleration or cross-default provision applies.  If that occurs, we may not be able to make all of the required payments or borrow sufficient funds to refinance such debt.  Even if new financing were available at that time, it may not be on terms acceptable to us. In addition, lenders may be able to terminate any commitments they had made to make available further funds. As a result of these restrictions, we may be:

•	limited in how we conduct our business;
•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or
•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our strategy. In addition, our financial results, our substantial indebtedness and our credit ratings could adversely affect the availability and terms of our financing.

Despite our current leverage, we may still be able to incur substantially more debt. This could further exacerbate the risks that we and our subsidiaries face.

We and our subsidiaries may be able to incur substantial additional indebtedness, including additional secured indebtedness, in the future. The terms of our bank credit facility and the indentures that govern our existing senior notes restrict, but not completely prohibit, us from doing so. As of March 31, 2020, on an as further adjusted basis as set forth under “Capitalization,” we would have had approximately $591.0 million of availability under our bank credit facility. In addition, certain of our existing indentures allow us to issue additional notes or other debt under certain circumstances which will also be guaranteed by the guarantors of the notes. If new debt or other liabilities are added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

Our holding company structure may impact your ability to receive payment on the notes.

We are a holding company with no significant operations or material assets other than the equity of our subsidiaries. As a result, our ability to repay our indebtedness, including the notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, distribution, loan, debt repayment or otherwise. Our subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries.

The borrowing base under our bank credit facility is subject to periodic redetermination.

The borrowing base under our bank credit facility is determined semi-annually by the lenders based primarily on the estimated value of our proved oil and natural gas reserves. Both we and the lenders may request an unscheduled redetermination of the borrowing base once each between scheduled redetermination dates. In addition, our lenders have the flexibility to reduce our borrowing base due to factors beyond our control. As of June 12, 2020, our borrowing base was $1.4 billion. Following the completion of this offering, our borrowing base will remain at $1.4 billion until the next redetermination. We could be required to repay a portion of our bank debt to the extent that after a redetermination our outstanding borrowings at such time exceed the redetermined borrowing base. We may not have sufficient funds to make such repayments, which could result in a default under the terms of the facility and an acceleration of the loans thereunder requiring us to negotiate renewals, arrange new financing or sell significant assets, all of which could have a material adverse effect on our business and financial results.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our bank credit facility are at variable rates of interest and expose us to interest rate risk. If interest rates were to increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk.

The notes will be effectively subordinated to all of our and the guarantors’ secured indebtedness.

The notes will not be secured. The borrowings under our bank credit facility are secured by liens on substantially all of our and our guarantors’ assets. If we or any of the guarantors declare bankruptcy, liquidate or dissolve, or if payment under our bank credit facility or any of our other secured indebtedness is accelerated, our secured lenders would be entitled to exercise the remedies available to a secured lender under applicable law and would have a claim on those assets before the holders of the notes. As a result, the notes will be effectively subordinated to our and the guarantors’ secured indebtedness to the extent of the value of the assets securing that indebtedness, and the holders of the notes would in all likelihood recover ratably less than the lenders of our and the guarantors’ secured indebtedness in the event of our bankruptcy, liquidation or dissolution.  As of March 31, 2020, on an as further adjusted basis as set forth under “Capitalization,” we and the guarantors would have had approximately $809.0 million of secured indebtedness outstanding to which the notes and the guarantees would have been effectively subordinated, and approximately $591.0 million of additional secured indebtedness would have been available for borrowing under our bank credit facility.

The notes will be structurally subordinated to all indebtedness of our existing or future subsidiaries that are not, or do not become, guarantors of the notes.

The indenture that will govern the notes will not require all of our subsidiaries to become guarantors of the notes. Non-guarantor subsidiaries will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The notes will be structurally subordinated to all indebtedness and other obligations of the non-guarantor subsidiaries such that, in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any such subsidiary, all of the subsidiary’s creditors (including trade creditors and preferred stockholders, if any) would be entitled to payment in full out of the subsidiary’s assets before we would be entitled to any payment. In addition, the indenture that will govern the notes will, subject to certain limitations, permit non-guarantor subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

We may not be able to satisfy our obligations to holders of the notes upon a change of control or certain asset sales.

Upon the occurrence of a “change of control,” as defined in the indenture that governs the notes, each holder of the notes will have the right to require us to purchase the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase. In addition, in connection with certain asset dispositions, we will be required to offer to purchase all of the notes then-outstanding at a price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase. The source of funds for any such purchase of the notes will be our available cash or cash generated from operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control or any such asset disposition because we may not have sufficient financial resources, including the ability to arrange necessary financing on acceptable terms or at all, to purchase all of the notes that are tendered pursuant thereto. In addition, our bank credit facility contains, and our other debt may contain, restrictions that may limit or prohibit us from completing any such offers to purchase. Our failure to purchase, or to give notice of purchase of, the notes would be a default under the indenture that governs the notes and any such default could result in a default under certain of our other indebtedness, including our bank credit facility. In addition, a change of control may constitute an event of default under our bank credit facility. A default under our bank credit facility would result in an event of default under the indenture that governs the notes if the lenders accelerate the debt under our bank credit facility.

We may enter into transactions that would not constitute a change of control that could affect our ability to satisfy our obligations under the notes.

Legal uncertainty regarding what constitutes a change of control and the provisions of the indenture that governs the notes may allow us to enter into transactions such as acquisitions, refinancings or recapitalizations that would not constitute a change of control but may increase our outstanding indebtedness or otherwise affect our ability to satisfy our obligations under the notes. The definition of change of control for purposes of the notes includes phrases relating to the transfer of “all or substantially all” of our assets (determined on a consolidated basis). Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, your ability to require us to repurchase notes as result of a transfer of less than all of our assets to another person may be uncertain. See “Description of the Notes—Change of Control.”

Federal and state statutes allow courts, under specific circumstances, to avoid the guarantees and require holders of the notes to return payments received from the guarantors.

Creditors of any business are protected by fraudulent conveyance and transfer laws that differ among various jurisdictions, and these laws may apply to the issuance of the guarantees by the guarantors.  The guarantee may be avoided by a court, or subordinated to the claims of other creditors, if, among other things:

•	the indebtedness evidenced by the guarantees was incurred by a guarantor with actual intent to hinder, delay or defraud any present or future creditor of such guarantor; or
•	the guarantors did not receive fair consideration, or reasonably equivalent value, for issuing the guarantees, and the applicable guarantors:
(1)	were insolvent, or were rendered insolvent by reason of issuing the applicable guarantee,
(2)	were engaged or about to engage in a business or transaction for which the remaining assets of the applicable guarantor constituted unreasonably small capital, or
(3)	intended to incur, or believed that we or they would incur, indebtedness beyond our or their ability to pay as they matured.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is satisfied. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for the guarantees if a guarantor did not substantially benefit directly or indirectly from the issuance of the notes. Specifically, it may be asserted (and a court may consequently determine) that the guarantors incurred their guarantees for the issuer’s benefit and did not themselves received a direct or indirect benefit from the issuance of the notes, such that they incurred the obligations under the not guarantees for less than reasonably equivalent value or fair consideration. Therefore, a court could avoid the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the notes.

If a court were to avoid the issuance of the guarantees, you would no longer have a claim against the applicable guarantors. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any, or the Company; accordingly, in the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive full repayment or a repayment at all on the notes. In addition, the court might direct you to repay any amounts that you already received from the guarantors or, with respect to the notes, any guarantee.

In addition, any payment by a guarantor pursuant to the guarantees made at a time when a guarantor were subsequently found to be insolvent could be avoided as a preferential transfer and required to be returned to a guarantor or to a fund for the benefit of the guarantor’s creditors if such payment is made to an insider within a one-year period prior to a bankruptcy filing or within 90 days for any outside party and such payment would give the creditors more than such creditors would have received in a hypothetical liquidation under Title 11 of the United States Code, as amended (the “Bankruptcy Code”).

The measures of insolvency for purposes of these fraudulent transfer, fraudulent conveyance or preferential transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer, fraudulent conveyance or preferential transfer has occurred. Generally, however, we or a guarantor would be considered insolvent if:

•	the sum of the Company’s or a guarantor’s debts, including contingent liabilities, were greater than the fair value of all of such our or the guarantor’s assets;
•

the present fair value of the Company’s or such guarantor’s assets were less than the amount that would be required to pay the Company’s or such guarantor’s probable liability on existing debts, including contingent liabilities, as they become absolute and mature; or

•	the Company or any guarantor could not pay debts as they become due.

Further, as a court of equity, the bankruptcy court may subordinate claims in respect of the notes or the guarantees to other claims against the Company or the guarantors under the principle of equitable subordination, if the court determines that, among other things: (i) the holder of the notes engaged in some type of inequitable conduct; (ii) such inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holder of the notes; and (iii) equitable subordination is not inconsistent with the provisions of the Bankruptcy Code.

Based upon financial and other information, we believe that the notes and guarantees are being incurred for proper purposes and in good faith and that we and each guarantor are solvent and will continue to be solvent after this offering is completed, will have sufficient capital for carrying on its business after such issuance and will be able to pay indebtedness as they mature. We cannot assure you, however, that a court reviewing these matters would agree with us. A legal challenge to a guarantee may focus on the benefits, if any, realized by us or the guarantors as a result of our issuance of the notes or the guarantees.

Receipt of payment on the notes, as well as the enforcement of remedies under the guarantees, may be limited in bankruptcy or in equity.

An investment in the notes, as in any type of security, involves insolvency and bankruptcy considerations that investors should carefully consider. If we or any of the guarantors become a debtor subject to insolvency proceedings under the Bankruptcy Code, it is likely to result in delays in the payment of the notes and in the exercise of enforcement remedies under the notes or the guarantees. Provisions under the Bankruptcy Code or general principles of equity that could result in the impairment of your rights include the automatic stay, avoidance of preferential transfers by a trustee or a debtor-in-possession, substantive consolidation, limitations of collectability of unmatured interest or attorneys’ fees and forced restructuring of the notes.

If a bankruptcy court substantively consolidated us and our subsidiaries, the assets of each entity would be subject to the claims of creditors of all entities. This would expose you not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, forced restructuring of the notes could occur through the “cram-down” provision of the Bankruptcy Code. Under this provision, the notes could be restructured over your obligations as to their general terms, primarily interest rate and maturity.

Your ability to resell the notes may be limited by a number of factors and the prices for the notes may be volatile.

The notes will be a new class of securities for which there currently is no established market, and we cannot assure you that any active or liquid trading market for these notes will develop.  We do not intend to apply for listing of the notes on any securities exchange or on any automated dealer quotation system.  Although we have been informed by certain of the underwriters that they currently intend to make a market in the notes, they are not obligated to do so and any market-making may be discontinued at any time without notice.  See “Underwriting (Conflicts of Interest).”  If a market for the notes were to develop, the notes could trade at prices that may be higher or lower than reflected by their initial offering price, depending on many factors, including among other things:

•	changes in the overall market for non-investment grade securities;
•	changes in our financial performance or prospects;
•	the prospects for companies in our industry generally;
•	the number of holders of the notes;
•	the interest of securities dealers in making a market for the notes; and
•	prevailing interest rates.

In addition, the market for non-investment grade indebtedness has been historically subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes offered hereby.  The market for the notes, if any, may be subject to similar disruptions.  Any such disruption could adversely affect the value of your notes.

If a market develops for the notes, the notes may trade at prices higher or lower than their initial offering price. The trading price would depend on many factors, such as prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. You should be aware that you may be required to bear the financial risk of an investment in the notes for an indefinite period of time.

A ratings agency downgrade could lead to increased borrowing costs and credit stress.

If one or more rating agencies that rate the notes either assigns the notes a rating lower than the rating expected by the investors, or reduces its rating in the future, the market price of the notes, if any, would be adversely affected. Consequently, you may not be able to resell your notes without a substantial discount. In addition, if any of our other outstanding debt that is rated is downgraded, raising capital will become more difficult for us, borrowing costs under our bank credit facility and other future borrowings may increase and the market price of the notes, if any, may decrease.

Many of the covenants in the indenture that governs the notes will not apply to us if the notes are rated investment grade by both Moody’s and S&P.

Many of the covenants in the indenture that governs the notes will cease to apply to the notes during such time, if any, as the notes are rated investment grade by both Moody’s and S&P and no default or event of default has occurred and is continuing. Although there can be no assurance that the notes will ever be rated investment grade, or if they are rated investment grade, that the notes will maintain these ratings, any suspension of the covenants under the indenture that governs the notes would allow us to engage in certain transactions that would not be permitted while these covenants were in effect. Such transactions may impair our ability to satisfy our obligations with respect to the notes. To the extent any suspended covenants are subsequently reinstated, any actions taken by us while the covenants were suspended would not result in a default or event of default under the indenture that governs the notes on the basis that such actions would have been prohibited by the covenants. While the suspended covenants will be reinstated if we fail to maintain investment grade ratings on the notes or in the event of a continuing default or event of default thereunder, during the suspension period holders of notes will not have the protection of these covenants and we will have greater flexibility to incur indebtedness and make restricted payments. See “Description of the Notes—Material Covenants—Covenant Suspension.”

The notes will be issued with original issue discount for U.S. federal income tax purposes.

The notes will be issued with original issue discount for U.S. federal income tax purposes (“OID”) because the stated principal amount of the notes will exceed their issue price by more than a specified de minimis amount. A holder of notes that is subject to U.S. federal income taxation will be required to include the OID in gross income (as ordinary income) as the OID accrues (based on a constant yield method), in advance of the corresponding cash payments (regardless of the holder’s method of accounting for U.S. federal income tax purposes). See “Certain United States Federal Income Tax Considerations.”

USE OF PROCEEDS

The estimated net proceeds from this offering will be approximately $441.1 million after deducting the underwriting discounts and other estimated offering expenses of approximately $1.4 million payable by us.

We intend to use the net proceeds from this offering to repay a portion of the indebtedness outstanding under our bank credit facility.

At June 12, 2020, we had $1,280.0 million outstanding under our bank credit facility, which matures July 16, 2024, and bears interest at our option, at either LIBOR plus 2.25% to 3.25% or a base rate plus 1.25% to 2.25%, in each case depending on the utilization of the borrowing base. The borrowing base is currently set at $1.4 billion. Borrowings under our bank credit facility were used to repay indebtedness under the credit facility of Covey Park Energy, LLC (“Covey Park”), redeem Covey Park’s preferred equity and refinance our prior bank credit facility, all in connection with the acquisition of Covey Park in July 2019.

Substantially all of the underwriters or their affiliates are lenders under our bank credit facility and, as a result, will receive a portion of the net proceeds of this offering.  See "Underwriting (Conflicts of Interest).”

CAPITALIZATION

The below table sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2020 on:

•	an actual basis;
•

on an as adjusted basis to give effect to (i) the Common Stock Offering and the use of the net proceeds therefrom together with cash on hand to redeem all outstanding shares of our Series A Convertible Redeemable Preferred Stock and (ii) the 2025 Notes Exchange; and

•	an as adjusted basis give effect to the issuance of the notes offered hereby and the use of the net proceeds therefrom as set forth in “Use of Proceeds.”

You should read this table in conjunction with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, all of which are incorporated by reference into this prospectus supplement and the accompanying base prospectus to the extent set forth in “Incorporation of Certain Information by Reference.”

	As of March 31, 2020
(amounts in thousands, except share and per share data and footnotes)	Actual	As Adjusted	As Further Adjusted
	(unaudited)
Cash and cash equivalents	$ 15,527	$ 2,254	$ 2,254
Debt:
Principal:
Bank credit facility(1)	1,250,000	1,250,000	809,000
7.5% Senior Notes due 2025	625,000	619,400	619,400
Original Notes	850,000	850,000	850,000
New 9.75% Senior Notes due 2026	—	—	500,000
Total principal:	2,725,000	2,719,400	2,778,400
Discount on existing senior notes, net of amortization
7.5% Senior Notes due 2025	(163,977)	(162,528)	(162,528)
Original Notes	(29,146)	(29,146)	(29,146)
New 9.75% Senior Notes due 2026	—	—	(50,000)
Debt issuance cost, net amortization	(24,593)	(24,593)	(31,843)
Total long-term debt	$ 2,507,284	$ 2,503,133	$ 2,504,883
Mezzanine Equity:
Preferred stock, par value $10,00 per share
Series A 10% Convertible Preferred Stock	$ 207,083	$ —	$ —
Series B 10% Convertible Preferred Stock	175,000	175,000	175,000
Stockholders’ Equity:
Common stock, par value $0.50 per share	94,990	116,036	116,036
Additional paid-in capital	910,851	1,091,544	1,091,544
Accumulated earnings	168,552	168,552	168,552
Total stockholders’ equity	1,174,393	1,376,132	1,376,132
Total capitalization	$ 4,063,760	$ 4,054,265	$ 4,054,265

_________________________________

(1) As of June 12, 2020, we had $1,280.0 million borrowings outstanding under our bank credit facility.

DESCRIPTION OF OTHER INDEBTEDNESS

Bank Credit Facility

On July 16, 2019, we entered into the amended and restated credit agreement with respect to our bank credit facility, among us, Bank of Montreal, as administrative agent, and the lenders party thereto from time to time (as amended, the “credit agreement”). The bank credit facility matures on July 16, 2024 and is currently subject to a $1.4 billion borrowing base, which is re-determined on a semi-annual basis and upon the occurrence of certain other events.  The bank credit facility bears interest at our option, at either LIBOR plus 2.25% to 3.25% or a base rate plus 1.25% to 2.25%, in each case depending on the utilization of the borrowing base. We also pay a commitment fee of 0.375% to 0.5% on the unused borrowing base. As of March 31, 2020, we had $1,250.0 million in borrowings outstanding under the bank credit facility, and approximately $150.0 million of indebtedness available for borrowing.

The credit agreement places certain restrictions upon our and our restricted subsidiaries’ ability to, among other things, incur additional indebtedness, pay cash dividends, repurchase common stock, make certain loans, investments and divestitures and redeem our existing senior notes outstanding. The indebtedness under the bank credit facility is secured by substantially all of our assets and the assets of our subsidiaries.

The credit agreement contains customary events of default (including payment defaults, cross-defaults to certain of our other indebtedness, breach of representations and covenants and change of control). The occurrence of an event of default under the bank credit facility would permit the lenders to accelerate the indebtedness and terminate the credit agreement. We are required to maintain (i) a maximum leverage ratio of 4.0 to 1.0 and (ii) a current ratio of not less than 1.0 to 1.0.

Effective as of June 12, 2020, we entered into an amendment to our bank credit facility to increase the maximum amount of senior unsecured debt that we may issue from $300.0 million to $500.0 million and to reaffirm the borrowing base at $1.4 billion.

Unsecured Senior Notes

7.5% Senior Notes due 2025

On July 16, 2019, in connection with the acquisition of Covey Park, we assumed $625.0 million aggregate principal amount of Covey Park’s 7.5% Senior Notes due 2025 (the “2025 Notes”), issued under an indenture dated May 3, 2017, as supplemented as of July 16, 2019, by and among us, American Stock Transfer & Trust Company, LLC, as the successor trustee, and our subsidiary guarantors party thereto. Our subsidiary guarantors unconditionally guarantee all of our obligations under the 2025 Notes. The 2025 Notes bear interest at a fixed rate of 7.5%, payable on May 15 and November 15 of each year, and mature on May 15, 2025.

We may redeem some or all of the 2025 Notes at any time on or after May 15, 2020 at the redemption prices described in the related indenture. If we sell certain assets and do not reinvest the proceeds or repay senior indebtedness, or if we experience specific kinds of changes of control, we must offer to repurchase the 2025 Notes.

In April and May 2020, we issued 767,097 shares of our common stock, valued at $5.0 million, in exchange for $5.6 million aggregate principal amount of the 2025 Notes. There remains $619.4 million aggregate principal amount of the 2025 Notes still outstanding.

9.75% Senior Notes due 2026

We, American Stock Transfer & Trust Company, LLC and our subsidiary guarantors party thereto, entered into an indenture dated as of August 3, 2018, as supplemented as of July 16, 2019, governing the issuance of $850.0 million aggregate principal amount of the Original Notes. Our subsidiary guarantors unconditionally guarantee all of our obligations under the Original Notes and the related indenture on the terms and conditions set forth therein. The Original Notes bear interest at a fixed rate of 9.75%, payable February 15 and August 15 of each year, and mature on August 15, 2026.

We may redeem some or all of the Original Notes at any time on or after August 15, 2021 at the redemption prices described in this prospectus supplement and prior to such date at a “make-whole” redemption price. We may also redeem up to 35% of the Original Notes prior to August 15, 2021 in an amount not greater than the cash proceeds we receive from certain equity offerings. If we sell certain assets and do not reinvest the proceeds or repay senior indebtedness, or if we experience specific kinds of changes of control, we must offer to repurchase the Original Notes.

DESCRIPTION OF THE NOTES

In this description, the term “Company” refers only to Comstock Resources, Inc. and not to any of its subsidiaries. The term “notes” refers to the Company's notes being offered hereby.

The Company will issue the notes under an indenture to be dated as of June 23, 2020 (the “base indenture”), as supplemented by a supplemental indenture establishing the form and terms of these notes (together with the base indenture, as such may be amended, supplemented or otherwise modified from time to time, the “Indenture”) between the Company and American Stock Transfer & Trust Company, LLC, as trustee (the “Trustee”). We have filed a copy of the base indenture as an exhibit to the registration statement which includes the accompanying base prospectus. Copies of the base indenture and the supplemental indenture are available as set forth below under “— Additional Information.” The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

This “Description of the Notes,” together with the “Description of Debt Securities” included in the accompanying base prospectus, is intended to be a useful overview of the material provisions of the notes and the Indenture. Since this “Description of the Notes” and such “Description of Debt Securities” is only a summary, you should refer to the Indenture for a complete description of the obligations of the Company and your rights as holders of the notes. This “Description of the Notes” supersedes the “Description of Debt Securities” in the accompanying base prospectus to the extent it is inconsistent with such “Description of Debt Securities.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the Indenture.

The registered Holder of a note will be treated as the owner of it for all purposes.  Only registered Holders will have rights under the Indenture.

The notes will have substantially identical terms as the $850.0 million aggregate principal amount of our Original Notes that we issued on August 3, 2018, except for certain escrow and special mandatory redemption provisions contained in the Original Notes, and changing the restricted payments basket in these notes, including resetting the start date.  However, the notes will be issued under a different indenture as a separate class of securities and will have a different CUSIP number from, and not trade interchangeably with, the Original Notes.

Principal, Maturity and Interest

The Company will issue $500.0 million in aggregate principal amount of the notes under the Indenture on the Issue Date.  Subject to compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness and Disqualified Capital Stock,” the Company may issue additional notes having identical terms and conditions to the notes offered hereby in an unlimited amount (the “Additional Notes”) from time to time under the Indenture.  However, no offering of any Additional Notes is being or shall in any manner be deemed to be made by this prospectus supplement.  Additional Notes will be treated as part of the same class as the notes offered hereby under the Indenture for all purposes, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that Additional Notes will not be issued with the same CUSIP or ISIN, as applicable, as existing notes unless such Additional Notes are fungible with the existing notes for U.S. federal income tax purposes.  Unless the context requires otherwise, references to “notes” for all purposes of the Indenture and this “Description of the Notes” include any Additional Notes that are actually issued.

The notes will mature on August 15, 2026.  Interest on the notes will accrue at the rate of 9.75% per annum from the Issue Date, or from the most recent interest payment date to which interest has been paid, payable semi-annually in cash in arrears on February 15 and August 15 of each year, commencing on August 15, 2020, to the Persons in whose name the notes are registered in the note register at the close of business on February 1 or August 1 immediately preceding such interest payment date.  Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Principal of, premium, if any, and interest on the notes will be payable at the office or agency of the Company in New York City maintained for such purpose, and the notes may be surrendered for transfer or exchange at the corporate trust office of the Trustee.  No service charge will be made for any transfer, exchange or redemption of the notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be payable in connection therewith.  The notes will be issued only in registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The obligations of the Company under the notes will be jointly and severally guaranteed by the Subsidiary Guarantors.  See “—Subsidiary Guarantees.”

Optional Redemption

The notes are not subject to optional redemption except as provided in this “Optional Redemption” section.

On or after August 15, 2021, the Company may on one or more occasions redeem the notes, in whole or in part, upon not less than 15 or more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of redemption), if redeemed during the 12-month period beginning on August 15 of the years indicated below:

Year	Redemption Price
2021	107.313%
2022	104.875%
2023	102.438%
2024 and thereafter	100.000%

Notwithstanding the foregoing, prior to August 15, 2021, the Company may, at any time or from time to time, redeem up to 35% of the aggregate principal amount of notes originally issued (calculated after giving effect to any issuance of Additional Notes), upon not less than 15 or more than 60 days’ notice, at a redemption price of 109.750% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of redemption), in an amount not greater than the Net Cash Proceeds of one or more Equity Offerings; provided that at least 65% of the aggregate principal amount of notes originally issued (calculated after giving effect to any issuance of Additional Notes) remains outstanding immediately after such redemption (excluding notes held by the Company and its Subsidiaries) and that such redemption occurs within 180 days following the closing of any such Equity Offering.

In addition, prior to August 15, 2021, the Company may, on any one or more occasions, redeem the notes, in whole or in part, upon not less than 15 or more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of redemption).

Selection and Notice

If less than all of the notes are to be redeemed at any time, selection of such notes for redemption will be made by the Trustee on a pro rata basis (or, in the case of notes in global form, the notes will be selected for redemption based on DTC’s applicable procedures); provided that no notes with a principal amount of $2,000 or less shall be redeemed in part.  Notice of redemption shall be delivered by first class mail at least 15 but not more than 60 days before the redemption date to each Holder of notes to be redeemed (with a copy to the Trustee) at its registered address (or to the extent permitted or required by applicable DTC procedures or regulations with respect to notes in global form, sent electronically), except that notices of redemption may be delivered or mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture.  The Company may instruct the Trustee in an officer’s certificate to send the notice of redemption in the name of and at the expense of the Company; provided the Trustee receives such officer’s certificate at least two (2) Business Days (or such shorter time as the Trustee may agree) prior to the date such notice of redemption is to be sent.  If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed.  A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note.  On and after the redemption date, interest will cease to accrue on such notes or portions thereof called for redemption.  Redemption amounts shall only be paid upon presentation and surrender of any such notes to be redeemed.

Any redemption and notice thereof pursuant to the Indenture may, in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including completion of an Equity Offering or other corporate transaction.  In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption or purchase date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date or by the redemption date as so delayed, or such notice or offer may be rescinded at any time in the Company’s discretion if the Company reasonably believes that any or all of such conditions will not be satisfied or waived.

Offers to Purchase; Mandatory Redemption; Sinking Fund

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the notes.  The Company may at any time and from time to time purchase notes in the open market or otherwise.  However, as described below, (i) upon the occurrence of a Change of Control, the Company will be obligated to make an offer to purchase all of the notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to, but excluding, the date of purchase and (ii) upon certain sales or other dispositions of assets, the Company may be obligated to make offers to purchase the notes with a portion of the Net Available Cash of such sales or other dispositions at a purchase price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to, but excluding, the date of purchase.  See “—Certain Covenants—Change of Control” and “—Certain Covenants— Limitation on Asset Sales.”

Ranking

The Indebtedness evidenced by the notes and the Subsidiary Guarantees will be unsecured and will rank pari passu in right of payment with all Senior Indebtedness of the Company and the Subsidiary Guarantors, as the case may be, and senior in right of payment to all subordinated Indebtedness of the Company and the Subsidiary Guarantors, as the case may be.  The notes, however, will be effectively subordinated to secured Indebtedness of the Company and its Subsidiaries to the extent of the value of the assets securing such Indebtedness, including Indebtedness under the Bank Credit Agreement, which is secured by a Lien on substantially all of the assets of the Company (including assets of the Subsidiary Guarantors).

As of March 31, 2020, on an as further adjusted basis as set forth under “— Capitalization,” the Company and the Subsidiary Guarantors would have had, on a consolidated basis, Senior Indebtedness of approximately $2,778.4 million, consisting of (i) $500.0 million of the notes, (ii) $850.0 million of Original Notes, (iii) $619.4 million aggregate principal amount of 7.5% Senior Notes due 2025 and (iv) $809.0 million of secured Indebtedness under the Bank Credit Agreement, and no Subordinated Indebtedness.  In addition, as of such date, an as further adjusted basis as set forth under “— Capitalization,” the Company and the Subsidiary Guarantors would have had approximately $591.0 million of additional secured borrowing availability under the Bank Credit Agreement.

The Company conducts a significant portion of its operations through its Subsidiaries.  As of the Issue Date, all of the Company’s Subsidiaries are expected to be Subsidiary Guarantors. However, the Subsidiary Guarantees of Subsidiary Guarantors may be released under certain circumstances, as described under “—Subsidiary Guarantees.”  In addition, the Company’s future Subsidiaries may not be required to guarantee the notes.  Claims of creditors of Subsidiaries that are not Subsidiary Guarantors, including trade creditors and creditors holding Indebtedness or guarantees issued by such non-guarantor Subsidiaries, and claims of holders of Preferred Stock of such non-guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of the Company’s and the Subsidiary Guarantors’ creditors, including the Holders.  Accordingly, the notes and the Subsidiary Guarantees will be structurally subordinated to claims of creditors (including trade creditors) and holders of Preferred Stock, if any, of the Company’s Subsidiaries that are not Subsidiary Guarantors.

Although the Indenture contains limitations on the amount of additional Senior Indebtedness and additional secured Indebtedness the Company and the Subsidiary Guarantors may incur, under certain circumstances the amount of such additional Senior Indebtedness and additional secured Indebtedness could be substantial.  See “—Certain Covenants—Limitation on Indebtedness and Disqualified Capital Stock” and “— Certain Covenants—Limitation on Liens.”  Further, although the Indenture limits the incurrence of Indebtedness and Disqualified Capital Stock by the Company and the Restricted Subsidiaries and the issuance or sale of Preferred Stock of the Restricted Subsidiaries, such limitations are subject to a number of significant qualifications.  See “—Certain Covenants—Limitation on Indebtedness and Disqualified Capital Stock” and “—Certain Covenants—Limitation on Issuances and Sales of Preferred Stock of Restricted Subsidiaries.”  In addition, the Indenture does not impose any limitations on the incurrence by the Company or the Restricted Subsidiaries of liabilities that are not considered Indebtedness, Disqualified Capital Stock or Preferred Stock under the Indenture.

As of the Issue Date, all of the Company’s Subsidiaries are expected to be Restricted Subsidiaries.  However, under the circumstances described under “—Certain Covenants—Future Designation of Restricted and Unrestricted Subsidiaries” and the definition of “Unrestricted Subsidiary,” the Company will be permitted to designate certain of its existing and future Subsidiaries as “Unrestricted Subsidiaries” under the Indenture.  Unrestricted Subsidiaries will not be subject to the restrictive covenants in the Indenture and will not guarantee the notes.

Subsidiary Guarantees

Each Subsidiary Guarantor will unconditionally guarantee, jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company’s obligations under the Indenture and the notes, including the payment of principal of, premium, if any, and interest on the notes pursuant to its Subsidiary Guarantee.  The Subsidiaries expected to be Subsidiary Guarantors as of the Issue Date (the “Initial Subsidiary Guarantors”) are currently all of the Company’s Subsidiaries. In addition to the Initial Subsidiary Guarantors, if any Restricted Subsidiary that is not already a Subsidiary Guarantor guarantees any Indebtedness for borrowed money of the Company or any Subsidiary Guarantor, including, without limitation, under a Credit Facility, the Company is obligated under the Indenture to cause each such Restricted Subsidiary to execute and deliver a supplement to the Indenture pursuant to which such Restricted Subsidiary will guarantee the payment of the notes on the same terms and conditions as the Subsidiary Guarantees by the Initial Subsidiary Guarantors.  Please read “—Certain Covenants—Future Subsidiary Guarantees.”

The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law.  This may not be effective to protect the Subsidiary Guarantee from being voided under fraudulent transfer law, or may eliminate the Subsidiary Guarantor’s obligations or reduce such obligations to an amount that effectively makes the Subsidiary Guarantee worthless.  See “Risk Factors—Risks Related to This Offering—Federal and state statutes allow courts, under specific circumstances, to avoid the guarantees and require holders of the notes to return payments received from the guarantors.”  Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

Each Subsidiary Guarantor may consolidate with or merge into or sell or otherwise dispose of all or substantially all of its properties and assets to the Company or another Subsidiary Guarantor without limitation, except to the extent any such transaction is subject to the “Merger, Consolidation and Sale of Assets” covenant of the Indenture.  Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all of its properties and assets to a Person other than the Company or another Subsidiary Guarantor (whether or not affiliated with the Subsidiary Guarantor); provided that (i) if the surviving Person is not the Subsidiary Guarantor, the surviving Person agrees to assume such Subsidiary Guarantor’s Subsidiary Guarantee and all its obligations pursuant to the

Indenture (except to the extent the following paragraph would result in the release of such Subsidiary Guarantee) and (ii) such transaction does not (a) violate any of the covenants described below under “—Certain Covenants” or (b) result in a Default or Event of Default immediately thereafter that is continuing.

The Subsidiary Guarantee of a Subsidiary Guarantor will be released in accordance with the applicable provisions of the Indenture:

(1)

in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) other than to the Company or another Subsidiary Guarantor, if such transaction as of the time of such disposition does not violate the provisions of the Indenture described under the caption “—Certain Covenants—Limitation on Asset Sales”; provided that any such release shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, other Indebtedness for borrowed money of the Company or any Subsidiary Guarantor shall also be released upon such sale or other disposition;

(2)

in connection with any sale or other disposition of the Capital Stock of a Subsidiary Guarantor (including by way of merger or consolidation) other than to the Company or another Subsidiary Guarantor, if such transaction at the time of such disposition does not violate the provisions of the Indenture described under the caption “—Certain Covenants—Limitation on Asset Sales” and the Guarantor ceases to be a Restricted Subsidiary of the Company as a result of such transaction;

(3)	if the Company designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture;
(4)	upon the liquidation or dissolution of such Subsidiary Guarantor;
(5)

if the Company effects a Legal Defeasance or Covenant Defeasance as described under “Legal Defeasance and Covenant Defeasance of Indenture” or if it satisfies and discharges the Indenture as described under “Satisfaction and Discharge”; or

(6)	at such time as such Guarantor ceases to guarantee any other Indebtedness for borrowed money of the Company or any other Subsidiary Guarantor.

Covenant Suspension

During any period that the notes have a rating equal to or higher than BBB- (or the equivalent) by S&P and Baa3 (or the equivalent) by Moody’s (“Investment Grade Ratings”) and no Default or Event of Default has occurred and is continuing (such period, a “Covenant Suspension Period”), upon the delivery by the Company to the Trustee of an officers’ certificate to the foregoing effect, the Company and the Restricted Subsidiaries will not be subject to the following covenants (collectively, the “Suspended Covenants”):

(a) “—Certain Covenants—Limitation on Indebtedness and Disqualified Capital Stock”;

(b) “—Certain Covenants—Limitation on Restricted Payments”;

(c) “—Certain Covenants—Limitation on Issuances and Sales of Preferred Stock of Restricted Subsidiaries”;

(d) “—Certain Covenants —Limitation on Transactions with Affiliates”;

(e) “—Certain Covenants —Limitation on Asset Sales”;

(f) “—Certain Covenants—Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries”; and

(g) clause (3) of “—Merger, Consolidation and Sale of Assets.”

In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding paragraph and either S&P or Moody’s subsequently withdraws its rating or downgrades its rating of the notes below the applicable Investment Grade Rating, or a Default or Event of Default occurs and is continuing, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, except that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture or the notes with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall have any liability for, any actions taken or events occurring during the Covenant Suspension Period, regardless of whether such actions or events would have been permitted if the applicable covenants had remained in effect during such period (or after the reinstatement date based solely on contractual obligations or other events arising during the Covenant Suspension Period).  Calculations under the reinstated “—Certain Covenants—Limitation on Restricted Payments” covenant will be made as if the “—Certain Covenants—Limitation on Restricted Payments” covenant had been in effect since the Issue Date, except that no Default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended.  Furthermore, (i) all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Covenant Suspension Period will be deemed to have been incurred or issued pursuant to clause (3) of the definition of “Permitted Indebtedness”; provided that any Indebtedness incurred under the Bank Credit Agreement shall be deemed to have been incurred pursuant to clause (1) of the definition of “Permitted Indebtedness” and (ii) all Liens incurred during the Covenant Suspension Period will be deemed to have been incurred under clause (2) of the definition of “Permitted Liens.”

In addition, for purposes of the covenant described under “—Certain Covenants—Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries,” all contracts entered into during the Covenant Suspension Period that contain any of the restrictions contemplated by such covenant will be deemed to have been existing on the Issue Date.

During any Covenant Suspension Period, the Board of Directors of the Company may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to the Indenture.

The Company shall give the Trustee written notice of the commencement of any Covenant Suspension Period promptly, and in any event not later than five (5) Business Days, after the commencement thereof.  In the absence of such notice, the Trustee shall assume the Suspended Covenants apply and are in full force and effect.  The Company shall give the Trustee written notice of the termination of any Covenant Suspension Period not later than five (5) Business Days after the occurrence thereof.  After any such notice of the termination of any Covenant Suspension Period, the Trustee shall assume the Suspended Covenants apply and are in full force and effect.

There can be no assurance that the notes will ever achieve Investment Grade Ratings or that any such rating will be maintained.

Certain Covenants

Limitation on Indebtedness and Disqualified Capital Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of (collectively, “incur”) any Indebtedness (including any Acquired Indebtedness), and the Company will not, and will not permit any of its Restricted Subsidiaries to, issue any Disqualified Capital Stock (except for the issuance by the Company of Disqualified Capital Stock (A) which is redeemable at the Company’s option in cash or Qualified Capital Stock and (B) the dividends on which are payable at the Company’s option in cash or Qualified Capital Stock); provided that the Company and its Restricted Subsidiaries that are Subsidiary Guarantors may incur Indebtedness (including any Acquired Indebtedness) or issue shares of Disqualified Capital Stock if (i) at the time of such event and after giving effect thereto on a pro forma basis the Consolidated Fixed Charge Coverage Ratio for the four full quarters immediately preceding such event, taken as one period, would have been equal to or greater than 2.25 to 1.00 and (ii) no Default or Event of Default shall have occurred and be continuing at the time such additional Indebtedness is incurred or such Disqualified Capital Stock is issued or would occur as a consequence of the incurrence of the additional Indebtedness or the issuance of the Disqualified Capital Stock.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

(1) the incurrence by the Company and any Subsidiary Guarantor of Indebtedness (including letters of credit) under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and the Subsidiary Guarantors thereunder) not to exceed the greatest of (i) $700.0 million, (ii) the sum of (x) $150.0 million plus (y) 30% of Adjusted Consolidated Net Tangible Assets and (iii) the Borrowing Base as in effect as of the date of such incurrence; provided that any Indebtedness incurred under this clause (1) must be secured on a basis that is or would be pari passu with the Bank Credit Agreement as in effect on the 2018 Notes Issue Date;

(2) Indebtedness under the notes issued on the Issue Date (including the related Subsidiary Guarantees);

(3) Indebtedness outstanding or in effect on the Issue Date, other than Indebtedness described in clause (1) or (2) of this paragraph;

(4) obligations pursuant to Interest Rate Protection Obligations, but only to the extent such obligations do not exceed 105% of the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations; obligations under currency exchange contracts entered into in the ordinary course of business; hedging arrangements entered into in the ordinary course of business for the purpose of protecting production, purchases and resales against fluctuations in oil or natural gas prices, and any guarantee of any of the foregoing;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case, to finance the acquisition, lease, construction, installation, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount at any time outstanding not to exceed the greater of (a) $50.0 million and (b) 3.5% of Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence (taken together with any outstanding Permitted Refinancing Indebtedness incurred with respect to Indebtedness incurred under this clause (5));

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company is the obligor on such Indebtedness and a Subsidiary Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, or if a Subsidiary Guarantor is the obligor on such Indebtedness and neither the Company nor another Subsidiary Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Subsidiary Guarantee of such Subsidiary Guarantor; and

(b) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, in whole or in part, any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (5), (13) or (15) of this paragraph or this clause (7);

(8) Non-Recourse Indebtedness;

(9) in-kind obligations relating to net oil or gas balancing positions arising in the ordinary course of business;

(10) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company or any Restricted Subsidiary in the ordinary course of business, including guaranties and letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(11) any obligation arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, Guarantee, adjustment of purchase price, holdback, contingency payment obligation based on the performance of the acquired or disposed asset or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, asset or Capital Stock;

(12) any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(13) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Acquisition Indebtedness;

(14) Indebtedness incurred on behalf of, or representing guarantees of Indebtedness of, Persons other than the Company or any Restricted Subsidiaries in which the Company or a Restricted Subsidiary has an Investment; provided, however, that the aggregate principal amount of Indebtedness incurred under this clause (14), when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (14), does not exceed the greater of (i) $50.0 million and (ii) 3.5% of Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence or issuance; and

(15) any additional Indebtedness in an aggregate principal amount, not to exceed, at any one time outstanding, the greater of (i) $50.0 million and (ii) 3.5% of Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence or issuance (taken together with any outstanding Permitted Refinancing Indebtedness incurred with respect to Indebtedness incurred under this clause (15)).

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of one or more of the categories of Permitted Indebtedness described in clauses (1) through (15) described above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company may, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses of the definition of Permitted Indebtedness or the first paragraph of this covenant and an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness permitted hereunder; provided that all Indebtedness outstanding on the Issue Date under the Bank Credit Agreement shall be deemed incurred under clause (1) of the second paragraph of this covenant and not under the first paragraph or clause (3) of the second paragraph.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant.  The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any

Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus all accrued interest on the Indebtedness being refinanced and the amount of all expenses and premiums incurred in connection therewith).

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.  The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend on, or make any other distribution to holders of, any shares of Capital Stock of the Company or any Restricted Subsidiary (other than dividends or distributions payable solely in shares of Qualified Capital Stock of the Company or in options, warrants or other rights to purchase Qualified Capital Stock of the Company);

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any or any direct or indirect parent or Subsidiary thereof (other than any Wholly Owned Restricted Subsidiary of the Company) or any options, warrants or other rights to acquire such Capital Stock (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company and other than the purchase, redemption, acquisition or retirement of any Disqualified Capital Stock of the Company solely in shares of Qualified Capital Stock of the Company);

(3) make any principal payment on or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, scheduled sinking fund payment or maturity, any Subordinated Indebtedness (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except in any case out of the net cash proceeds of Permitted Refinancing Indebtedness and except a payment of interest or principal at or within one year of the Stated Maturity thereof; or

(4) make any Restricted Investment;

(such payments or other actions described in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless at the time of and after giving effect to the proposed Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing;

(2) the Company could incur $1.00 of additional Indebtedness in accordance with the Fixed Charge Coverage Ratio test set forth in the first paragraph of the “Limitation on Indebtedness and Disqualified Capital Stock” covenant; and

(3) the aggregate amount of all Restricted Payments declared or made after the Issue Date shall not exceed the sum (without duplication) of the following (the “Restricted Payments Basket”):

(a) 50% of the Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on April 1, 2020 and ending on the last day of the Company’s last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such Consolidated Net Income is a loss, minus 100% of such loss); plus

(b) the aggregate Net Cash Proceeds, or the Fair Market Value of assets and property other than cash , received after the Issue Date by the Company from the issuance or sale (other than to any of its Restricted Subsidiaries) of shares of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such shares of Qualified Capital Stock of the Company; plus

(c) the aggregate Net Cash Proceeds, or the Fair Market Value of assets and property other than cash received after the Issue Date by the Company (other than from any of its Restricted Subsidiaries) upon the exercise of any options, warrants or rights to purchase shares of Qualified Capital Stock of the Company; plus

(d) the aggregate Net Cash Proceeds received after the Issue Date by the Company from the issuance or sale (other than to any of its Restricted Subsidiaries) of Indebtedness or shares of Disqualified Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company, together with the aggregate cash received by the Company at the time of such conversion or exchange; plus

(e) to the extent not otherwise included in Consolidated Net Income, the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or a Restricted Subsidiary after the Issue Date from any Unrestricted Subsidiary or from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”), not to exceed in the case of any Unrestricted Subsidiary the total amount of Investments (other than Permitted Investments) in such Unrestricted Subsidiary made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary after the Issue Date.

The preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any redemption within 60 days after the date of declaration or giving of redemption notice, as the case may be, thereof, if at said date of declaration or notice such payment would have complied with the provisions of the first paragraph of this covenant (and such payment shall be deemed to have been paid on the date of payment for purposes of any calculation required by the provisions of the preceding paragraph);

(2) the payment of any dividend or distribution by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;

(3) any Restricted Payment made in exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Capital Stock), with any such payment being deemed to be “substantially concurrent” if made within 180 days of the sale of the Equity Interests in question; provided that the amount of any such Net Cash Proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

(4) the defeasance, redemption, repurchase, retirement or other acquisition of any Subordinated Indebtedness of the Company or any Subsidiary Guarantor with the Net Cash Proceeds from an incurrence of any Permitted Refinancing Indebtedness permitted to be incurred under the caption “—Limitation on Indebtedness and Disqualified Stock”;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any employees, former employees, directors or former directors of the Company or any of its Restricted Subsidiaries (or heirs, estates or other permitted transferees of such employees or directors) pursuant to any agreements (including employment agreements), management equity subscription agreements or stock option agreements or plans (or amendments thereto), approved by the Board of Directors, under which such individuals purchase or sell or are granted the right to purchase or sell shares of Capital Stock; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $10.0 million in any calendar year, with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years subject to a maximum of $20.0 million in any calendar year;

(6) loans made to officers, directors or employees made in the ordinary course of business of the Company or any Restricted Subsidiary not to exceed $5.0 million outstanding at any one time;

(7) the repurchase of Equity Interests deemed to occur upon the exercise of stock or other equity options to the extent such Equity Interests represent a portion of the exercise price of those stock or other equity options and any repurchase or other acquisition of Equity Interests is made in lieu of or to satisfy withholding taxes in connection with any exercise or exchange of stock options, warrants, incentives or other rights to acquire Equity Interests;

(8) upon the occurrence of a Change of Control or an Asset Sale and within 60 days after the completion of the offer to repurchase the notes under the covenants described under “—Change of Control” or “—Limitation on Asset Sales” above (including the purchase of all Notes tendered and required to be purchased), any purchase, repurchase, redemption, defeasance, acquisition or other retirement for value of Subordinated Indebtedness required under the terms thereof as a result of such Change of Control or Asset Sale at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any, provided that, in the notice to Holders relating to a Change of Control or Asset Sale hereunder, the Company shall describe this clause (8);

(9) the purchase by the Company of fractional shares arising out of stock dividends, splits or business combinations or conversion of convertible or exchangeable securities of debt or equity issued by the Company;

(10) payments to dissenting stockholders (x) pursuant to applicable law or (y) in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by the Indenture;

(11) dividends on Disqualified Capital Stock of the Company or preferred stock of any Restricted Subsidiary if such dividends are included in the calculation of Consolidated Interest Expense; or

(12) other Restricted Payments in an aggregate amount not to exceed $400.0 million.

The actions described in clause (1) above shall be a Restricted Payment that shall be permitted to be made in accordance with the preceding paragraph but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of the first paragraph of this covenant (provided that any dividend paid pursuant to clause (1) above shall reduce the amount that would otherwise be available under clause (3) of the first paragraph of this covenant when declared, but not also when subsequently paid pursuant to such clause (1)).

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.  For purposes of determining compliance with this covenant, if a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in clauses (1) through (12) above or pursuant to the first paragraph of this covenant, the Company, in its sole discretion, may order and classify, and subsequently reorder and reclassify, such Restricted Payment in any manner in compliance with this covenant.

Limitation on Issuances and Sales of Preferred Stock of Restricted Subsidiaries

The Company (1) will not permit any Restricted Subsidiary to issue or sell any Preferred Stock to any Person other than the Company or one of its Wholly Owned Restricted Subsidiaries and (2) will not permit any Person other than the Company or one of its Wholly Owned Restricted Subsidiaries to own any Preferred Stock of any Restricted Subsidiary, except, in each case, for (a) the Preferred Stock of a Restricted Subsidiary owned by a Person at the time such Restricted Subsidiary became a Restricted Subsidiary, or (b) a sale of Preferred Stock in connection with the sale of all the Capital Stock of a Restricted Subsidiary owned by the Company or its Subsidiaries effected in accordance with the provisions of the Indenture described under “—Limitation on Asset Sales.”

Limitation on Transactions with Affiliates

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets or property or the rendering of any services) with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”) involving aggregate consideration to or from the Company or a Restricted Subsidiary in excess of $10.0 million, unless

(1) such transaction or series of related transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable arm’s-length transaction with unrelated third parties or, if in the good faith judgment of the Company, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Company or such Restricted Subsidiary from a financial point of view; and

(2) the Company delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million but no greater than $25.0 million, an officers’ certificate certifying that such Affiliate Transaction or series of Affiliate Transactions complies with this covenant; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an officers’ certificate certifying that such Affiliate Transaction or series of Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of Affiliate Transactions has been approved by a majority of the Disinterested Directors of the Company, if any, (or, if there is only one Disinterested Director, such Disinterested Director).

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) loans or advances to officers, directors and employees of the Company or any Restricted Subsidiary made in the ordinary course of business in an aggregate amount not to exceed $5.0 million outstanding at any one time;

(2) indemnities of officers, directors, employees and other agents of the Company or any Restricted Subsidiary permitted by corporate charter or other organizational document, bylaw or statutory provisions;

(3) the payment of reasonable and customary fees to directors of the Company or any of its Restricted Subsidiaries who are not employees of the Company or any Affiliate;

(4) the Company’s employee compensation and other benefit arrangements;

(5) transactions exclusively between or among the Company and any of the Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture;

(6) any Restricted Payment permitted to be paid pursuant to the terms of the Indenture described under “—Limitation on Restricted Payments”;

(7) any transactions undertaken pursuant to any contracts in existence on the Issue Date (as in effect on the Issue Date) and any renewals, replacements or modifications of such contracts (pursuant to new transactions or otherwise) on terms no less favorable to the holders of the notes than those in effect on the Issue Date;

(8) in the case of contracts for drilling, storing, gathering, processing, treating, transporting or disposing of hydrocarbons or services reasonably related thereto or other operation-type contracts, any such contracts that are entered into in the ordinary course of business (x) which are fair to the Company and its Restricted Subsidiaries, in the good faith determination of the Board of Directors of the Company or the senior management thereof or (y) which are on terms substantially similar to those contained in similar contracts entered into by the Company or any Restricted Subsidiary and third parties or, if neither the Company nor any Restricted Subsidiary has entered into a similar contract with a third party, that the terms are on the whole not materially less favorable than those that would be reasonably expected to be available from third parties on an arm’s-length basis, as determined in good faith by the Company;

(9) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely because the Company owns, directly or through a Subsidiary, an Equity Interest in, or controls, such Person;

(10) any sale or other issuance of Equity Interests (other than Disqualified Stock) of the Company to, or receipt of a capital contribution from, an Affiliate (or a Person that becomes an Affiliate) of the Company;

(11) any transaction in which the Company or any of its Restricted Subsidiaries, as the case may be, deliver to the Trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction meets the requirements of clause (1) of the first paragraph of this covenant;

(12) any transaction between the Company or any Restricted Subsidiary on the one hand and any Person deemed to be an Affiliate solely because a director of such Person is also a director of the Company or a Restricted Subsidiary, on the other hand; provided that such director abstains from voting as a director of the Company or the Restricted Subsidiary, as applicable, in connection with the approval of the transaction; and

(13) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the Indenture; provided that such transactions are on terms substantially similar to those obtained by the Company or any Restricted Subsidiary in similar transactions with third parties or, if neither the Company nor any Restricted Subsidiary has entered into a similar transaction with a third party, that are on the whole not materially less favorable than those that would be reasonably expected to be available from third parties on an arm’s-length basis, as determined in good faith by the Company.

Limitation on Liens

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume, affirm or suffer to exist or become effective any Lien on any property or asset now owned or hereafter acquired, except Permitted Liens, to secure (a) any Indebtedness of the Company unless prior to, or contemporaneously therewith, the notes are equally and ratably secured for so long as such other Indebtedness is so secured, or (b) any Indebtedness of any Subsidiary Guarantor, unless prior to, or contemporaneously therewith, the

Subsidiary Guarantee of such Subsidiary Guarantor is equally and ratably secured for so long as such other Indebtedness is so secured; provided, however, that if such Indebtedness is expressly subordinated to the notes or a Subsidiary Guarantee, the Lien securing such Indebtedness will be subordinated and junior to the Lien securing the notes or such Subsidiary Guarantee, as the case may be, with the same relative priority as such Indebtedness has with respect to the Notes or such Subsidiary Guarantee.

Limitation on Asset Sales

The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets and property subject to such Asset Sale and (ii) at least 75% of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale and all other Asset Sales since the 2018 Notes Issue Date, on a cumulative basis, is in the form of cash, Cash Equivalents, Liquid Securities, Exchanged Properties, Drilling Expense Commitments or the assumption by the purchaser of liabilities of the Company (other than liabilities of the Company that are by their terms subordinated to the notes) or liabilities of any Subsidiary Guarantor that made such Asset Sale (other than liabilities of a Subsidiary Guarantor that are by their terms subordinated to such Subsidiary Guarantor’s Subsidiary Guarantee), in each case as a result of which the Company and its remaining Restricted Subsidiaries are no longer liable for such liabilities, or any combination of the foregoing (“Permitted Consideration”); provided that the Company and its Restricted Subsidiaries shall be permitted to receive assets and property other than Permitted Consideration, so long as the aggregate Fair Market Value of all such assets and property other than Permitted Consideration received from Asset Sales since the 2018 Notes Issue Date and held by the Company or any Restricted Subsidiary at any one time shall not exceed 10% of Adjusted Consolidated Net Tangible Assets.

The Net Available Cash from Asset Sales by the Company or a Restricted Subsidiary may be applied by the Company or such Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Senior Indebtedness of the Company or a Restricted Subsidiary), to:

(a) to repay, prepay, purchase, redeem, acquire or otherwise reduce (i) Indebtedness under the Bank Credit Agreement, (ii) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, (iii) Obligations under the notes or (iv) other Senior Indebtedness of the Company or a Restricted Subsidiary (provided that if the Company or any Subsidiary Guarantor shall so reduce Obligations under unsecured Senior Indebtedness under this clause (iv), the Company will equally and ratably reduce Notes Obligations as provided under “—Optional Redemption,” through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof or, in the event that the notes were issued with significant original issue discount, 100% of the accreted value thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase at a purchase price equal to 100% of the principal amount thereof (or, in the event that the notes were issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest, if any, on the pro rata principal amount of notes), in each case other than Indebtedness owed to the Company or an Affiliate of the Company; or

(b) reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary).

Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of such Asset Sale shall constitute “Excess Proceeds.”  When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will be required to make an offer (an “Asset Sale Offer”) to all Holders of notes and all Holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds.  The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to, but excluding, the Purchase Date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Purchase Date), and will be payable in cash.  If the aggregate principal amount of notes tendered by Holders thereof exceeds the amount of available Excess Proceeds allocated for repurchases of notes pursuant to an Asset Sale Offer for notes, then such Excess Proceeds will be allocated pro rata according to the principal amount of the notes tendered and the Trustee will select the notes to be purchased in accordance with the Indenture.  To the extent that any portion of the amount of Excess Proceeds remains after compliance with the second sentence of this paragraph and provided that all Holders of notes have been given the opportunity to tender their notes for purchase as described in the following paragraph in accordance with the Indenture, the Company and its Restricted Subsidiaries may use such remaining amount for purposes permitted by the Indenture and the amount of Excess Proceeds will be reset to zero.

Within 30 days after the 365th day following the date of an Asset Sale, the Company shall, if it is obligated to make an Asset Sale Offer pursuant to the preceding paragraph, deliver a written Asset Sale Offer notice, by first-class mail, to the Holders of the notes, with a copy to the Trustee (the “Asset Sale Offer Notice”), accompanied by such information regarding the Company and its Subsidiaries as the Company believes will enable such Holders of the notes to make an informed decision with respect to the Asset Sale Offer.  The Asset Sale Offer Notice will state, among other things:

(a) that the Company is offering to purchase notes pursuant to the provisions of the Indenture;

(b) that any note (or any portion thereof) accepted for payment (and duly paid on the Purchase Date) pursuant to the Asset Sale Offer shall cease to accrue interest on the Purchase Date;

(c) that any notes (or portions thereof) not validly tendered will continue to accrue interest;

(d) the purchase price and purchase date, which shall be, subject to any contrary requirements of applicable law, no less than 30 days nor more than 60 days after the date the Asset Sale Offer Notice is mailed (the “Purchase Date”);

(e) the aggregate principal amount of notes to be purchased;

(f) a description of the procedure which Holders of notes must follow in order to tender their notes and the procedures that Holders of notes must follow in order to withdraw an election to tender their notes for payment; and

(g) all other instructions and materials necessary to enable Holders to tender notes pursuant to the Asset Sale Offer.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of notes as described above.  To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Asset Sale Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

Future Subsidiary Guarantees

If any Restricted Subsidiary that is not already a Subsidiary Guarantor guarantees any Indebtedness for borrowed money of the Company or a Subsidiary Guarantor, including, under a Credit Facility, then such Restricted Subsidiary will become a Subsidiary Guarantor by executing a supplemental indenture and delivering it to the Trustee within 20 Business Days of the date on which it incurred or guaranteed such Indebtedness or is acquired or created, as the case may be; provided that the foregoing shall not apply to Subsidiaries of the Company that have properly been designated as Unrestricted Subsidiaries in accordance with the Indenture for so long as they continue to constitute Unrestricted Subsidiaries.

Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or suffer to exist or allow to become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary:

(a) to pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock, or make payments on any Indebtedness owed, to the Company or any other Restricted Subsidiary; provided that the priority that any series of Preferred Stock of a Restricted Subsidiary has in receiving dividends or liquidating distributions before dividends or liquidating distributions are paid in respect of common stock of such Restricted Subsidiary shall not constitute a restriction on the ability to make dividends or distributions on Capital Stock for purposes of this covenant;

(b) to make loans or advances to the Company or any other Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any of its Restricted Subsidiaries to other Indebtedness incurred by the Company or any of its Restricted Subsidiaries shall not be deemed a restriction on the ability to make loans or advances); or

(c) to transfer any of its property or assets to the Company or any other Restricted Subsidiary

(any such restrictions being collectively referred to herein as a “Payment Restriction”).  However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements existing on the Issue Date, including the Bank Credit Agreement as in effect on the Issue Date and the Indenture, the notes and the Subsidiary Guarantees;

(2) any instrument governing Indebtedness of a Person acquired by the Company or any Restricted Subsidiary at the time of such acquisition, which encumbrance or restriction is not applicable to any other Person, other than the Person, or the property or assets of the Person, so acquired; provided that such Indebtedness was not incurred in contemplation of such acquisition;

(3) any agreement for the sale or other disposition of Capital Stock or assets of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary (limited to restrictions on distributions of such assets in the case of assets (other than Capital Stock) being sold) pending such sale or other disposition;

(4) any amendment, restatement, modification, supplement, extension, renewal, refunding, replacement or refinancing of Indebtedness referred to in clauses (1) or (2), provided that the encumbrances or restrictions contained in the agreements governing the foregoing are not materially more restrictive, taken as a whole, than those contained in the agreements governing such Indebtedness as in effect prior to such amendment, restatement, modification, supplement, extension, renewal, refunding, replacement or refinancing as determined in good faith by the Company;

(5) the Indenture, the notes and the related Subsidiary Guarantees;

(6) cash or other deposits, or net worth requirements or similar requirements, imposed by suppliers, or other deposits by parties under agreements entered into in the ordinary course of the Oil and Gas Business of the types described in the definition of Permitted Business Investments;

(7) any applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(8) provisions limiting the disposition or distribution of assets or property or transfer of Capital Stock in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, and other similar agreements entered into in the ordinary course of business, consistent with past practice or with the approval of the Company’s Board of Directors or any of its officers, which limitation is applicable only to the assets, property or Capital Stock that are the subject of such agreements;

(9) any encumbrance or restriction contained in the terms of any Indebtedness permitted to be incurred under the Indenture or if such encumbrances or restrictions are not materially more restrictive, taken as a whole, with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date or those contained in the Indenture or the Bank Credit Agreement, in each case as determined in good faith by the Board of Directors or an officer of the Company;

(10) encumbrances or restrictions applicable only to a Restricted Subsidiary that is not a Domestic Subsidiary;

(11) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or any Restricted Subsidiary, or customary restrictions in licenses relating to the property covered thereby and entered into in the ordinary course of business;

(12) any encumbrance or restriction with respect to an Unrestricted Subsidiary pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to or entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property of such Unrestricted Subsidiary; and

(13) with respect to clause (c) of the preceding paragraph only, any of the following encumbrances or restrictions:

(i) purchase money obligations for property acquired in the ordinary course of business or otherwise permitted under the Indenture that impose restrictions on the property so acquired;

(ii) restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale; and

(iii) agreements governing hedging obligations entered into in the ordinary course of business.

Change of Control

Upon the occurrence of a Change of Control, the Company shall be obligated to make an offer to purchase all of the then outstanding notes (a “Change of Control Offer”), and shall purchase, on a Business Day (the “Change of Control Purchase Date”) not more than 60 nor less than 30 days following such Change of Control, all of the then outstanding notes validly tendered pursuant to such Change of Control Offer, at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the Change of Control Purchase Date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Purchase Date).  The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the fifth Business Day prior to the Change of Control Purchase Date.

In order to effect a Change of Control Offer, the Company shall, not later than the 30th day after the occurrence of a Change of Control, give to the Trustee and each Holder a notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that Holders must follow to accept the Change of Control Offer.  The Company will publicly announce the results of a Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the Indenture as described above under “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price or (3) in connection with any publicly announced Change of Control, the Company has made an offer to purchase (an “Alternate Offer”) any and all notes validly tendered at a cash price equal to or higher than the Change of Control Purchase Price and has purchased all notes properly tendered in accordance with the terms of the Alternate Offer.

Notwithstanding anything to the contrary contained herein, a Change of Control Offer or Alternate Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer or Alternate Offer is made.

If Holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer or Alternate Offer and the Company, or any third party making a Change of Control Offer or Alternate Offer in lieu of the Company as described above, purchases all of the notes validly tendered and not withdrawn by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer or Alternate Offer described above, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Purchase Price or Alternate Offer price, as applicable, plus, to the extent not included in the Change of Control Purchase Price, accrued and unpaid interest, if any, to, but excluding, the date of redemption.

The definition of Change of Control includes a phrase relating to the sale, assignment, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties and assets of the Company and its Restricted Subsidiaries, taken as a whole.  Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law.  Accordingly, the ability of a Holder of the notes to require the Company to purchase such notes as a result of a sale, assignment, lease, transfer, conveyance or other disposition of less than all of the properties and assets of the Company and its Restricted Subsidiaries, taken as a whole, to another Person or group may be uncertain.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations thereunder to the extent such laws and regulations are applicable in the event that a Change of Control occurs and the Company is required to purchase notes as described above.  To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions in the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

The existence of a Holder’s right to require, subject to certain conditions, the Company to repurchase its notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes, or results in, a Change of Control.  The Change of Control provisions of the notes may, in certain circumstances, make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management.  Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings.  Restrictions on the Company’s ability to incur additional Indebtedness are contained in the covenant described under “—Limitation on Indebtedness and Disqualified Capital Stock.”  Such restrictions in the Indenture can be waived only with the consent of Holders of a majority in aggregate principal amount of the notes then outstanding.  Except for the limitations contained in such covenant, however, the Indenture will not contain any covenants or provisions that may afford Holders of the notes protection in the event of a takeover, recapitalization or highly leveraged transaction.

The Company’s ability to repurchase the notes pursuant to a Change of Control Offer may be limited by a number of factors.  The ability of the Company to pay cash to the Holders of the notes following the occurrence of a Change of Control may be limited by the Company’s and the Restricted Subsidiaries’ then existing financial resources, and sufficient funds may not be available when necessary to make any required repurchases.  See “Risk Factors—Risks Related to This Offering—We may not be able to satisfy our obligations to holders of the notes upon a change of control or certain asset sales.”

The Bank Credit Agreement contains, and any future credit agreements or other agreements relating to Senior Indebtedness or other obligations of the Company may contain, prohibitions or restrictions on the Company’s ability to effect a Change of Control Offer and to repurchase the notes.  The exercise by the Holders of notes of their right to require the Company to repurchase the notes upon a Change of Control could cause a default under these other agreements, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company or its Subsidiaries.  In the event a Change of Control occurs at a time when the Company is prohibited from purchasing the notes, the Company could seek the consent of its lenders or other applicable debt holders to the repurchase of notes or could attempt to refinance the borrowings or renegotiate the agreements that contain such prohibitions.  If the Company does not obtain such a consent or repay such borrowings or change such agreements, the Company will be effectively prohibited from repurchasing notes.  In that case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the Indenture, which could, in turn, constitute a default under other Indebtedness of the Company.  There can be no assurance that the Company would have adequate resources to repay or refinance all Indebtedness and other obligations owing under the Bank Credit Agreement and such other agreements and to fund the purchase of the notes upon a Change of Control.

Reports

Whether or not required by the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations applicable, if the Company is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, to a U.S. corporation that is an accelerated filer or if the Company is not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, to a U.S. corporation that is a non-accelerated filer:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a section on “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent public accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, to the extent material, the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

The availability of the foregoing materials on the Commission’s website or on the Company’s website shall be deemed to satisfy the foregoing delivery obligations.

In the event that any direct or indirect parent company of the Company becomes a guarantor of the Notes, the Company may satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to such parent company for so long as such parent company is a guarantor of the Notes; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Subsidiaries on a standalone basis, on the other hand.

Future Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if:

(1) the Company would be permitted to make (i) a Permitted Investment or (ii) an Investment pursuant to the covenant described under “—Limitation on Restricted Payments” above, in either case, in an amount equal to the Fair Market Value of all outstanding Investments owned by the Company and the Restricted Subsidiaries in such Subsidiary at the time of such designation;

(2) such Restricted Subsidiary meets the definition of an “Unrestricted Subsidiary”;

(3) the designation would not constitute or cause (with or without the passage of time) a Default or Event of Default and no Default or Event of Default would be in existence following such designation; and

(4) the Company delivers to the Trustee a certified copy of a resolution of the Board of Directors of the Company giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described under “—Limitation on Restricted Payments.”

If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and the Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant set forth under “—Limitation on Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company.

If, at any time, any Unrestricted Subsidiary designated as such would fail to meet the preceding requirements as an Unrestricted Subsidiary, then such Subsidiary will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under the covenant set forth under “—Limitation on Indebtedness and Disqualified Capital Stock,” the Company or the applicable Restricted Subsidiary will be in default of such covenant.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary if:

(a) the Company and the Restricted Subsidiaries could incur the Indebtedness which is deemed to be incurred upon such designation under the “—Limitation on Indebtedness and Disqualified Capital Stock” covenant, equal to the total Indebtedness of such Subsidiary calculated on a pro forma basis as if such designation had occurred on the first day of the four-quarter reference period;

(b) the designation would not constitute or cause a Default or Event of Default; and

(c) the Company delivers to the Trustee a certified copy of a resolution of the Board of Directors of the Company giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions, including the incurrence of Indebtedness under the covenant described under “—Limitation on Indebtedness and Disqualified Capital Stock.”

Merger, Consolidation and Sale of Assets

The Company will not, in any single transaction or series of related transactions, merge or consolidate with or into any other Person, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any Person or group of Affiliated Persons, and the Company will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any other Person or group of Affiliated Persons, unless at the time and after giving effect thereto:

(1) either (a) if the transaction is a merger or consolidation, the Company shall be the surviving Person of such merger or consolidation, or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company or its Restricted Subsidiaries, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of (any such surviving Person or transferee Person being the “Surviving Entity”) shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume by a supplemental indenture to the Indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the notes and the Indenture, and, in each case, the Indenture shall remain in full force and effect;

(2) immediately after giving effect to such transaction or series of related transactions on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries which becomes an obligation of the Company or any of its Restricted Subsidiaries in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3) except in the case of the consolidation or merger of any Restricted Subsidiary with or into the Company or another Restricted Subsidiary, either:

(a) immediately before and immediately after giving effect to such transaction or transactions on a pro forma basis (assuming that the transaction or transactions occurred on the first day of the period of four fiscal quarters ending immediately prior to the consummation of such transaction or transactions, with the appropriate adjustments with respect to the transaction or transactions being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness in accordance with the Fixed Charge Coverage Ratio test set forth in the first paragraph of the “Limitation on Indebtedness and Disqualified Capital Stock” covenant; or

(b) immediately after giving effect to such transaction or transactions on a pro forma basis (assuming that the transaction or transactions occurred on the first day of the period of four fiscal quarters ending immediately prior to the consummation of such transaction or transactions, with the appropriate adjustments with respect to the transaction or transactions being included in such pro forma calculation), the Fixed Charge Coverage Ratio of the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) will be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately before such transaction or transactions;

(4) if the Company is not the continuing obligor under the Indenture, then each Subsidiary Guarantor, unless it is the Surviving Entity, shall have by supplemental indenture to the Indenture confirmed that its Subsidiary Guarantee of the notes shall apply to the Surviving Entity’s obligations under the Indenture and the notes; and

(5) the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) shall have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, transfer, lease or other disposition and any supplemental indenture in respect thereof comply with the requirements under the Indenture and that the requirements of this paragraph have been satisfied.

This “Merger, Consolidation and Sale of Assets” covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of properties or assets between or among the Company and the Guarantors.  Upon any consolidation or merger or any sale, assignment, lease, conveyance, transfer or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis in accordance with the foregoing, in which the Company is not the continuing corporation, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if the Surviving Entity had been named as the Company therein, and thereafter the Company, except in the case of a lease, will be discharged from all obligations and covenants under the Indenture and the notes and may be liquidated and dissolved.

Events of Default

The following are “Events of Default” under the Indenture:

(1) default in the payment of the principal of or premium, if any, on any of the notes, whether such payment is due at Stated Maturity, upon redemption, upon repurchase pursuant to a Change of Control Offer or an Asset Sale Offer, upon acceleration or otherwise;

(2) default in the payment of any installment of interest on any of the notes, when due, and the continuance of such default for a period of 30 days;

(3) default in the performance or breach of the provisions of the “Merger, Consolidation and Sale of Assets” section of the Indenture, the failure to make or consummate a Change of Control Offer in accordance with the provisions of the “Change of Control” covenant or the failure to make or consummate an Asset Sale Offer in accordance with the provisions of the “Limitation on Asset Sales” covenant;

(4) the Company or any Subsidiary Guarantor shall fail to comply with the provisions described under “—Certain Covenants—Reports” for a period of 120 days after written notice of such failure stating that it is a “notice of default” under the Indenture shall have been given (a) to the Company by the Trustee or (y) to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the notes then outstanding);

(5) the Company or any Subsidiary Guarantor shall fail to perform or observe any other term, covenant or agreement contained in the notes, any Subsidiary Guarantee or the Indenture (other than a default specified in (1), (2), (3) or (4) above) for a period of 60 days after written notice of such failure stating that it is a “notice of default” under the Indenture shall have been given (a) to the Company by the Trustee or (b) to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the notes then outstanding;

(6) the occurrence and continuation beyond any applicable grace period of any default in the payment of the principal of, premium, if any, or interest on any Indebtedness of the Company (other than the notes) or any Subsidiary Guarantor or any other Restricted Subsidiary for money borrowed when due, or any other default resulting in acceleration of any Indebtedness of the Company or any Subsidiary Guarantor or any other Restricted Subsidiary for money borrowed; provided that the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, shall exceed $50.0 million and provided, further, that if any such default is cured or waived or any such acceleration rescinded by the holders of such Indebtedness, or such Indebtedness is repaid, within a period of 30 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the Indenture and any consequential acceleration of the notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(7) any Subsidiary Guarantee shall for any reason cease to be, or be asserted by the Company or any Subsidiary Guarantor, as applicable, not to be in full force and effect (except pursuant to the release of any such Subsidiary Guarantee in accordance with the Indenture);

(8) failure by the Company or any Subsidiary Guarantor or any other Restricted Subsidiary to pay final judgments or orders rendered against the Company or any Subsidiary Guarantor or any other Restricted Subsidiary aggregating in excess of $50.0 million (net of any amounts covered by insurance with a reputable and creditworthy insurance company that has not disclaimed liability) and either (a) commencement by any creditor of an enforcement proceeding upon such judgment (other than a judgment that is stayed by reason of a pending appeal or otherwise) or (b) the occurrence of a 60-day period during which a stay of such judgment or order, by reason of pending appeal or otherwise, was not in effect;

(9) the entry of a decree or order by a court having jurisdiction in the premises (a) for relief in respect of the Company or any Restricted Subsidiary that is a Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (b) adjudging the Company or any Restricted Subsidiary that is a Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of the Company or any Restricted Subsidiary that is a Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary under any applicable federal or state law, or appointing under any such law a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Restricted Subsidiary that is a Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or of a substantial part of its consolidated assets, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(10) the commencement by the Company or any Restricted Subsidiary that is a Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by the Company or any Restricted Subsidiary that is a Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary to the entry of a decree or order for relief in respect thereof in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by the Company or any Restricted Subsidiary that is a Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary of a petition or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it under any such law to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Company or any Restricted Subsidiary that is a Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or of any substantial part of its consolidated assets, or the making by it of an assignment for the benefit of creditors under any such law, or the admission by it in writing of its inability to pay its debts generally as they become due or taking of corporate action by the Company or any Restricted Subsidiary that is a Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary in furtherance of any such action.

If an Event of Default (other than as specified in clause (9) or (10) above) shall occur and be continuing, the Trustee, by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to the Trustee and the Company, may, and the Trustee upon the request of the Holders of not less than 25% in aggregate principal amount of the notes then outstanding shall, declare the principal of, premium, if any, and accrued and unpaid interest on all of the notes due and payable immediately, upon which declaration all amounts payable in respect of the notes shall be immediately due and payable.  If an Event of Default specified in clause (9) or (10) above occurs and is continuing, then the principal of, premium, if any, and accrued and unpaid interest on all of the notes shall become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee or any Holder of notes.

If the notes are accelerated or otherwise become due prior to their maturity date, the amount of principal of, accrued and unpaid interest and premium on the notes that becomes due and payable shall equal the redemption price applicable with respect to an optional redemption of the notes, in effect on the date of such acceleration as if such acceleration were an optional redemption of the notes accelerated.

Without limiting the generality of the foregoing, it is understood and agreed that if the notes are accelerated or otherwise become due prior to their maturity date, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the premium applicable with respect to an optional redemption of the notes (including the Applicable Premium) will also be due and payable, in cash, as though the notes were optionally redeemed and shall constitute part of the Notes Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Holder’s lost profits as a result thereof.  Any premium payable above shall be presumed to be the liquidated damages sustained by each Holder as the result of the early redemption and the Company agrees that it is reasonable under the circumstances currently existing.  The premium shall also be payable in the event the notes (and/or the Indenture) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means.  THE COMPANY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION.  The Company expressly agrees (to the fullest extent it may lawfully do so) that: (A) the premium is reasonable and is the product of an arm’s-length transaction between sophisticated business people, ably represented by counsel; (B) the premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Holders and the Company giving specific consideration in this transaction for such agreement to pay the premium; and (D) the Company shall be estopped hereafter from claiming differently than as agreed to in this paragraph.  The Company expressly acknowledges that its agreement to pay the premium (including the Applicable Premium) to Holders as herein described is a material inducement to Holders to purchase the notes.

After a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the outstanding notes, by written notice to the Company, the Subsidiary Guarantors and the Trustee, may rescind and annul such declaration if (1) the Company or any Subsidiary Guarantor has paid or deposited with the Trustee a sum sufficient to pay (a) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (b) all overdue interest on all notes, (c) the principal of and premium, if any, on any notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes, and (d) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the notes (without duplication of any amount paid or deposited pursuant to clause (b) or (c)); (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (3) all Events of Default, other than the non-payment of principal of, premium, if any, or interest on the notes that has become due solely by such declaration of acceleration, have been cured or waived.

No Holder will have any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless such Holder has notified the Trustee of a continuing Event of Default and the Holders of at least 25% in aggregate principal amount of the outstanding notes have made written request, and offered such reasonable indemnity as the Trustee may require, to the Trustee to institute such proceeding as Trustee under the notes and the Indenture, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by Holders of a majority in aggregate principal amount of the outstanding notes.  Such limitations will not apply, however, to a suit instituted by the Holder of a note for the enforcement of the payment of the principal of, premium, if any, or interest on such note on or after the respective due dates expressed in such note.

During the existence of an Event of Default, the Trustee will be required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.  Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will not be under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee such reasonable security or indemnity as it may require.  Subject to certain provisions concerning the rights of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture.

The Trustee shall not be charged with knowledge of any Default or Event of Default with respect to the notes unless a written notice of such Default or Event of Default shall have been given to an officer of the Trustee with direct responsibility for the administration of the Indenture and the notes by the Company or any Holder of notes.  If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each Holder notice of the Default or Event of Default within 60 days after the occurrence thereof.  Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any notes, the Trustee may withhold the notice to the Holders of the notes if the Trustee determines in good faith that withholding the notice is in the interest of the Holders of the notes.

The Company will be required to furnish to the Trustee annual statements as to the performance by the Company of its obligations under the Indenture and as to any default in such performance.  The Company is also required to notify the Trustee within 10 days of any Default or Event of Default.

Legal Defeasance or Covenant Defeasance of Indenture

The Company may, at its option and at any time, terminate the obligations of the Company and the Subsidiary Guarantors with respect to the outstanding notes (such action being a “legal defeasance”).  Such legal defeasance means that the Company and the Subsidiary Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes and to have been discharged from all their other obligations with respect to the notes and the Subsidiary Guarantees, except for, among other things:

(a) the rights of Holders of outstanding notes to receive payment in respect of the principal of, premium, if any, and interest on such notes when such payments are due;

(b) the Company’s obligations to replace any temporary notes, register the transfer or exchange of any notes, replace mutilated, destroyed, lost or stolen notes and maintain an office or agency for payments in respect of the notes;

(c) the rights, powers, trusts, duties and immunities of the Trustee; and

(d) the defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company and each Subsidiary Guarantor with respect to certain covenants that are set forth in the Indenture, some of which are described under “—Certain Covenants” above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the notes (such action being a “covenant defeasance”).

In order to exercise either legal defeasance or covenant defeasance:

(i) the Company or any Subsidiary Guarantor must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes to redemption or maturity;

(ii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred (in the case of legal defeasance, such opinion must refer to and be based upon a published ruling of the Internal Revenue Service or a change in applicable federal income tax laws);

(iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clauses (9) and (10) under the first paragraph of “Events of Default” are concerned, at any time during the period ending on the 91st day after the date of deposit;

(iv) such legal defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest under the Indenture or the Trust Indenture Act with respect to any securities of the Company or any Subsidiary Guarantor;

(v) such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any Subsidiary Guarantor is a party or by which it is bound; and

(vi) the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel satisfactory to the Trustee, which, taken together, state that all conditions precedent under the Indenture to either legal defeasance or covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when:

(a)

either (1) all the notes theretofore authenticated and delivered (except lost, stolen, mutilated or destroyed notes which have been replaced or paid and notes for whose payment money or certain United States government obligations have theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (2) all notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the serving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit (in the case of notes which have become due and payable) or to the Stated Maturity or redemption date, as the case may be, together with instructions from the Company irrevocably directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the Trustee on or prior to the date of the redemption;

(b)	the Company has paid all other sums payable under the Indenture by the Company; and
(c)

the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel which, taken together, state that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Amendments and Waivers

Except as provided in the succeeding paragraphs, the Indenture, the notes and the Subsidiary Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the Indenture, the notes or the Subsidiary Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder of notes affected, an amendment, supplement or waiver may not:

(1) reduce the percentage of principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of, or change the fixed maturity of, any note or alter the provisions with respect to the redemption of the notes (other than with respect to (x) minimum notice required for optional redemption or (y) provisions relating to the covenants described above under “—Certain Covenants—Change of Control” and “—Certain Covenants—Limitation on Asset Sales”), including any provision relating to the premium payable upon any such purchase or redemption;

(3) reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4) impair the right of any Holder of notes to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

(5) waive a Default or Event of Default in the payment of principal of, or interest, or premium, if any, on, the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(6) make any note payable in money other than that stated in the notes;

(7) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest, or premium, if any, on, the notes;

(8) waive a redemption payment with respect to any note (other than a payment required by the covenants described above under the captions “—Certain Covenants—Limitation on Asset Sales” and “—Certain Covenants—Change of Control”);

(9) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(10) make any change in the preceding amendment, supplement and waiver provisions.

Notwithstanding the foregoing, without the consent of any Holder of notes, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture, the notes or the Subsidiary Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of the Company’s or any Subsidiary Guarantor’s obligations to the Holders of notes in accordance with the terms of the Indenture;

(4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the Indenture of any such Holder in any material respect;

(5) to conform the text of the Indenture or the notes to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to set forth, verbatim or in substance, a provision of the Indenture or the notes, as applicable, which intent may be evidenced by an officers’ certificate to that effect;

(6) to evidence and provide for the acceptance of the appointment under the Indenture of a successor Trustee;

(7) to secure the notes;

(8) to add any Subsidiary Guarantor or release any Subsidiary Guarantor from its Subsidiary Guarantee if such release is in accordance with the terms of the Indenture;

(9) to provide for the issuance of Additional Notes in accordance with the Indenture;

(10) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(11) to make any amendment to the provisions of the Indenture relating to the transfer and legending of notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of the notes; provided, however, that such amendment does not materially and adversely affect the rights of Holders to transfer notes; and

(12) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Subsidiary Guarantor with respect to the notes.

The consent of the Holders of the notes is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver.  It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, member, partner or trustee of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the notes.

The Trustee

American Stock Transfer & Trust Company, LLC will serve as Trustee under the Indenture.  The Indenture (including provisions of the Trust Indenture Act incorporated by reference therein) contains limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise.  The Indenture permits the Trustee to engage in other transactions; provided, however, if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict or resign.

Governing Law

The Indenture, the notes and the Subsidiary Guarantees are governed by, and construed and enforced in accordance with, the laws of the State of New York.

Book-Entry, Delivery and Form

The notes will initially be issued in registered, global form without interest coupons (the “Global Notes”) in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.  Notes will be issued at the closing of this offering only against payment in immediately available funds.  The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, and registered in the name of DTC or its nominee, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.  Only in the limited circumstances described below may beneficial interests in the Global Notes be exchanged for definitive notes in registered certificated form (“Certificated Notes”) in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.  See “—Exchange of Global Notes for Certificated Notes.”  The notes will be issued at the closing of this offering only against payment in immediately available funds.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”)), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience.  These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them.  The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants.  The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations.  Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”).  Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants.  The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

(2)ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system.  Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream.  All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC.  Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent.  Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of beneficial interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the Holder under the indenture.  Under the terms of the indenture, the Company, the Guarantors and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes.  Consequently, neither the Company, the Guarantors, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

(1)any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, at the due date of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date.  Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the notes as shown on the records of DTC.  Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us.  Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depository; however, such crossmarket transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system.  Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC.  Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction.  However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time.  Neither we, the trustee nor any of our or their agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000, if:

(1)DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event we fail to appoint a successor depositary within 90 days;

(2)we, at our option but subject to DTC’s requirements, notify the trustee in writing that we elect to cause the issuance of the Certificated Notes; or

(3)there has occurred and is continuing an Event of Default and DTC notifies the trustee of its decision to exchange the Global Note for Certificated Notes.

Beneficial interests in a Global Note may also be exchanged for Certificated Notes in the other limited circumstances permitted by the Indenture, including if an affiliate of ours acquires such interests. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note, except in the limited circumstances provided in the Indenture.

Same-Day Settlement and Payment

We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder.  We will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds.  We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC.  DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

“2018 Notes Escrow Release Date” means August 14, 2018.

“2018 Notes Issue Date” means August 3, 2018.

“Acquired Indebtedness” means Indebtedness of a Person (1) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with acquisitions of properties or assets from such Person (other than any Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition).  Acquired Indebtedness shall be deemed to be incurred on the date the acquired Person becomes a Restricted Subsidiary or the date of the related acquisition of properties or assets from such Person.

“Additional Assets” means:

(1) any assets or property (other than cash, Cash Equivalents or securities) used in the Oil and Gas Business or any business ancillary thereto;

(2) Investments in any other Person engaged in the Oil and Gas Business or any business ancillary thereto (including the acquisition from third parties of Capital Stock of such Person) as a result of which such other Person becomes a Restricted Subsidiary;

(3) the acquisition from third parties of Capital Stock of a Restricted Subsidiary; or

(4) capital expenditures by the Company or a Restricted Subsidiary in the Oil and Gas Business.

“Adjusted Consolidated Net Tangible Assets” means (without duplication), as of the date of determination, the remainder of:

(1)the sum of:

(a) discounted future net revenues from Proved Reserves of the Company and its Restricted Subsidiaries calculated in accordance with Commission guidelines before any state, federal or foreign income taxes, as estimated by the Company or independent petroleum engineers in one or more reserve reports prepared as of the end of the Company’s most recently completed fiscal year for which audited financial statements are available (or, if such date of determination is within 45 days after the end of such most recently completed fiscal year and no reserve report as of the end of such fiscal year has at the time been prepared, the Company’s second preceding fiscal year) or, at the Company’s option, the Company’s most recently completed fiscal quarter for which internal financial statements are available, in each case, as increased by, as of the date of determination, the estimated discounted future net revenues from:

(i) estimated Proved Reserves of the Company and its Restricted Subsidiaries acquired since such year-end (including through any contribution), which reserves were not reflected in such year-end or quarterly reserve report, as applicable and

(ii) estimated Proved Reserves of the Company and its Restricted Subsidiaries attributable to upward revisions of estimates of Proved Reserves since the date of such year-end or quarterly reserve report, as applicable, due to exploration, development or exploitation, production or other activities, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from:

(iii) estimated Proved Reserves of the Company and its Restricted Subsidiaries produced or disposed of since the date of such year-end or quarterly reserve report, as applicable, and

(iv) estimated Proved Reserves of the Company and its Restricted Subsidiaries reflected in such reserve report attributable to downward revisions of estimates of Proved Reserves since the date of such year-end or quarterly reserve report, as applicable, due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report);

provided that, in the case of each of the determinations made pursuant to clauses (i) through (iv), such increases and decreases shall be as estimated by the Company’s petroleum engineers;

(b) the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no Proved Reserves are attributable, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements;

(c) the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly financial statements; and

(d) the greater of (i) the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial statements and (ii) the appraised value, as estimated by independent appraisers, of other tangible assets (including, without duplication, Investments in unconsolidated Restricted Subsidiaries) of the Company and its Restricted Subsidiaries, as of the date no earlier than the date of the Company’s latest audited financial statements, minus

(2) the sum of:

(a) Minority Interests;

(b) any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest audited financial statements;

(c) to the extent included in clause (1)(a) above, the discounted future net revenues, calculated in accordance with Commission guidelines (utilizing the prices utilized in the Company’s year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

(d) the discounted future net revenues, calculated in accordance with Commission guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in clause (1)(a) above, would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

“Adjusted Net Assets” of a Subsidiary Guarantor at any date shall mean the amount by which the fair value of the properties and assets of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under its Subsidiary Guarantee, of such Subsidiary Guarantor at such date.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; and the term “Affiliated” shall have a meaning correlative to the foregoing.  For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1)1.0% of the outstanding principal amount of such note; and

(2)the excess (to the extent positive) of:

(a) the present value at such redemption date of (i) the redemption price of such note at August 15, 2021 (such redemption price (expressed in percentage of principal amount) being set forth in the table under “—Optional Redemption”), plus (ii) all required remaining scheduled interest payments due on such note to and excluding such date set forth in subclause (i) (excluding accrued and unpaid interest to, but excluding, the redemption date), computed using a discount rate equal to the Treasury Rate at such redemption date plus 50 basis points; over

(b) the outstanding principal amount of such note on such redemption date,

in each case, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided, however, that such calculation shall not be a duty or obligation of the Trustee.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition to any Person other than the Company or any of its Restricted Subsidiaries (including, without limitation, by means of a Production Payment, net profits interest, overriding royalty interest, sale and leaseback transaction, merger or consolidation) (collectively, for purposes of this definition, a “transfer”), directly or indirectly, in one or a series of related transactions, of (i) any Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the properties and assets of any division or line of business of the Company or any of its Restricted Subsidiaries or (iii) any other properties or assets of the Company or any of its Restricted Subsidiaries.  Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:

(a) (i) a transfer of cash, Cash Equivalents, surplus or obsolete equipment or (ii) a transfer of hydrocarbons or other mineral products, inventory, or any other property, in each case, in the ordinary course of business;

(b) any lease, abandonment, disposition, relinquishment or farm-out of any oil and gas properties in the ordinary course of business;

(c) any transfer of properties or assets (including Capital Stock) that is governed by, and made in accordance with, the provisions described under “—Merger, Consolidation and Sale of Assets”;

(d) any transfer of properties or assets to an Unrestricted Subsidiary, if permitted under the “Limitation on Restricted Payments” covenant;

(e) a transfer of assets between or among the Company and its Restricted Subsidiaries;

(f) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(g) a Permitted Investment or a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments”;

(h) any abandonment, farm-out, lease and sub-lease of developed and/or undeveloped properties made or entered into in the ordinary course of business, but excluding any disposition as a result of the creation of a Production Payment;

(i) the creation or perfection of a Lien or disposition of any asset subject to such Lien in connection with enforcement thereof;

(j) any trade or exchange by the Company or any Restricted Subsidiary of properties or assets used or useful in the Oil and Gas Business for other properties or assets used or useful in the Oil and Gas Business owned or held by another Person (including Capital Stock of a Person engaged in the Oil and Gas Business that is or becomes a Restricted Subsidiary), including any cash or Cash Equivalents necessary in order to achieve an exchange of equivalent value, provided that the Fair Market Value of the properties or assets traded or exchanged by the Company or such Restricted Subsidiary (including any cash or Cash Equivalents to be delivered by the Company or such Restricted Subsidiary) is reasonably equivalent to the Fair Market Value of the properties or assets (together with any cash or Cash Equivalents) to be received by the Company or such Restricted Subsidiary, and provided, further, that any cash received in the transaction must be applied in accordance with the covenant described above under the caption “—Certain Covenants—Limitation on Asset Sales” as if such transaction were an Asset Sale;

(k) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(l) any assignment of an overriding royalty or net profits interest to an employee or consultant of the Company or any of its Restricted Subsidiaries in the ordinary course of business in connection with the generation of prospects or the development of oil and natural gas projects;

(m) the sale or other disposition (whether or not in the ordinary course of business) of oil and gas properties, provided at the time of such sale or other disposition such properties do not have associated with them any proved reserves;

(n) any Production Payment, provided that any such Production Payment shall have been created, incurred, issued, assumed or guaranteed in connection with the acquisition or financing of, and within 180 days after the acquisition of, the property that is subject thereto;

(o) the licensing or sublicensing of intellectual property or other general intangibles to the extent that such license does not prohibit the licensor from using the intellectual property and licenses, leases or subleases of other property, in each case in the ordinary course of business;

(p) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(q) dispositions of joint venture interests required by the terms of the documents governing such joint venture; and

(r) any transfer (in a single transaction or a series of related transactions) of properties or assets (including Capital Stock) having a Fair Market Value of less than $25.0 million.

“Attributable Indebtedness” means, with respect to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the present value of the total net amount of rent required to be paid by such Person under the lease during the primary term thereof, without giving effect to any renewals at the option of the lessee, discounted from the respective due dates thereof to such date at the rate of interest per annum implicit in the terms of the lease.  As used in the preceding sentence, the net amount of rent under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges.  In the case of any lease which is terminable by the lessee upon payment of a penalty, such net amount of rent shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Average Life” means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (and any portion thereof) from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund or mandatory redemption payment requirements) of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

“Bank Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of July 16, 2019, among the Company, as borrower, the lenders party thereto from time to time, Bank of Montreal, as administrative agent, and together with all related documents executed or delivered pursuant thereto at any time (including, without limitation, all mortgages, deeds of trust, guarantees, security agreements and all other collateral and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement or agreements extending the maturity of, refinancing, replacing or otherwise restructuring (including into two or more separate credit facilities, and including increasing the amount of available borrowings thereunder provided that such increase in borrowings is within the definition of Permitted Indebtedness or is otherwise permitted under the covenant described under “—Certain Covenants—Limitation on Indebtedness and Disqualified Capital Stock”) or adding Subsidiaries as additional borrowers or guarantors thereunder and all or any portion of the Indebtedness and other Obligations under such agreement or agreements or any successor or replacement agreement or agreements, and whether by the same or any other agent(s), lender(s) or group(s) of lenders.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the board of directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means the “Borrowing Base” (or comparable term) as defined in and as determined from time to time pursuant to the Bank Credit Agreement; provided that the Borrowing Base under the Bank Credit Agreement is determined on a basis substantially consistent with customary terms for oil and gas secured reserve based loan transactions and has a lender group that includes one or more commercial financial institutions which engage in oil and gas reserve based lending in the ordinary course of their respective businesses.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights or other equivalents in the equity interests (however designated) in such Person, and any rights (other than debt securities convertible into an equity interest), warrants or options exercisable for, exchangeable for or convertible into such an equity interest in such Person.

“Capitalized Lease Obligation” means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.  Notwithstanding the foregoing, any lease (whether entered into before or after the Issue Date) that would have been classified as an operating lease pursuant to GAAP as in effect on the Issue Date will be deemed not to represent a Capitalized Lease Obligation.

“Cash Equivalents” means:

(1) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

(2) demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million;

(3) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above;

(5) overnight bank deposits and bankers’ acceptances at any commercial bank meeting the qualifications specified in clause (2) above;

(6) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (2) above but which is a lending bank under the Bank Credit Agreement; provided all such deposits do not exceed $5.0 million in the aggregate at any one time;

(7) demand and time deposits and certificates of deposit with any commercial bank organized in the United States not meeting the qualifications specified in clause (2) above; provided that such deposits and certificates support bond, letter of credit and other similar types of obligations incurred in the ordinary course of business; and

(8) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (5) above.

“Change of Control” means the occurrence of any event or series of events by which:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock of the Company;

(2) the Company, either individually or in conjunction with one or more Restricted Subsidiaries, sells, assigns, conveys, transfers, leases or otherwise disposes of, or the Restricted Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, other than by way of a merger or consolidation, all or substantially all of the properties and assets of the Company and such Restricted Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including Capital Stock of the Restricted Subsidiaries, to any Person (other than the Company or a Restricted Subsidiary or a Permitted Holder); or

(3) the Company is liquidated or dissolved.

In addition, notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (1) above if (i) the Company becomes a direct or indirect wholly owned Subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction, or (B) immediately following that transaction, the holders of the Company’s Voting Stock immediately prior to that transaction (or another holding company satisfying the requirements of this sentence) are the beneficial owners, directly or indirectly, of more than 50% of the Voting Shares of such holding company.

“Commission” means the U.S. Securities and Exchange Commission, as constituted from time to time.

“Common Stock” of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

“Consolidated Exploration Expenses” means, for any period, exploration expenses of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio on a pro forma basis of (1) the sum of Consolidated Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges each to the extent deducted in computing Consolidated Net Income, in each case, for such period, of the Company and its Restricted Subsidiaries on a consolidated basis, all determined in accordance with GAAP, decreased (to the extent included in determining Consolidated Net Income) by the sum of (a) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments, to (2) Consolidated Interest Expense for such period; provided that (i) the Consolidated Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that (A) the Indebtedness to be incurred (and all other Indebtedness incurred after the first day of such period of four full fiscal quarters referred to in the covenant described under “—Certain Covenants—Limitation on Indebtedness and Disqualified Capital Stock” through and including the date of determination), and (if applicable) the application of the net proceeds therefrom (and from any other such Indebtedness), including to refinance other Indebtedness, had been incurred on the first day of such four-quarter period and, in the case of Acquired Indebtedness, on the assumption that the related transaction (whether by means of purchase, merger or otherwise) also had occurred on such date with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation and (B) any acquisition or disposition by the Company or any Restricted Subsidiary of any properties or assets outside the ordinary course of business, or any repayment of any principal amount of any Indebtedness of the Company or any Restricted Subsidiary prior to the Stated Maturity thereof, in either case since the first day of such period of four full fiscal quarters through and including the date of determination, had been consummated on such first day of such four-quarter period, (ii) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness required to be computed on a pro forma basis in accordance with the covenant described under “—Certain Covenants— Limitation on Indebtedness and Disqualified Capital Stock” and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying, at the option of the Company, either the fixed or floating rate, (iii) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility required to be computed on a pro forma basis in accordance with the covenant described under “—Certain Covenants—Limitation on Indebtedness and Disqualified Capital Stock” shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided that such average daily balance shall be reduced by the amount of any repayment of Indebtedness under a revolving credit facility during the applicable period, which repayment permanently reduced the commitments or amounts available to be reborrowed under such facility, (iv) notwithstanding clauses (ii) and (iii) of this provision, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements, (v) in making such calculation, Consolidated Interest Expense shall exclude interest attributable to Dollar-Denominated Production Payments, and (vi) if after the first day of the period referred to in clause (1) of this definition the Company has permanently retired any Indebtedness out of the Net Cash Proceeds of the issuance and sale of shares of Qualified Capital Stock of the Company within 30 days of such issuance and sale, Consolidated Interest Expense shall be calculated on a pro forma basis as if such Indebtedness had been retired on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions to the extent calculated on a basis consistent with Regulation S-X under the Securities Act).

“Consolidated Income Tax Expense” means, for any period, the provision for federal, state, local and foreign income taxes (including state franchise taxes accounted for as income taxes in accordance with GAAP) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, without duplication, the sum of (1) the interest expense of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation constituting Indebtedness, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and (e) all accrued interest, in each case to the extent attributable to such period, (2) to the extent any Indebtedness of any Person (other than the Company or a Restricted Subsidiary) is guaranteed by the Company or any Restricted Subsidiary, the aggregate amount of interest paid (to the extent not accrued in a prior period) or accrued by such other Person during such period attributable to any such Indebtedness, in each case to the extent attributable to that period, (3) the aggregate amount of the interest component of Capitalized Lease Obligations paid (to the extent not accrued in a prior period), accrued or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP and (4) the aggregate amount of dividends paid (to the extent such dividends are not accrued in a prior period and excluding dividends paid in Qualified Capital Stock) or accrued on Disqualified Capital Stock of the Company and its Restricted Subsidiaries, to the extent such Disqualified Capital Stock is owned by Persons other than the Company or its Restricted Subsidiaries, less, to the extent included in any of clauses (1) through (4), amortization of capitalized debt issuance costs of the Company and its Restricted Subsidiaries during such period.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding:

(1) net after-tax extraordinary gains or losses (less all fees and expenses relating thereto);

(2) net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales;

(3) the net income (or net loss) of any Person (other than the Company or any of its Restricted Subsidiaries), in which the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries in cash by such other Person during such period (regardless of whether such cash dividends or distributions are attributable to net income (or net loss) of such Person during such period or during any prior period);

(4) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(5) dividends paid in Qualified Capital Stock;

(6) income resulting from transfers of assets received by the Company or any Restricted Subsidiary from an Unrestricted Subsidiary;

(7) Consolidated Exploration Expenses and any write-downs or impairments of non-current assets; and

(8) the cumulative effect of a change in accounting principles.

“Consolidated Non-cash Charges” means, for any period, the aggregate depreciation, depletion, amortization and exploration expense and other non-cash expenses of the Company and its Restricted Subsidiaries reducing

Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge for which an accrual of or reserve for cash charges for any future period is required).

“Credit Facilities” means, with respect to the Company or any Subsidiary Guarantor, one or more credit facilities, debt facilities, indentures or commercial paper facilities (including, without limitation, the Bank Credit Agreement), in each case with banks or other financial institutions or lenders or investors, providing for revolving credit loans, term loans, private placements, debt securities, receivables financings (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or letter of credit guarantees, in each case, as amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Indebtedness of an Unrestricted Subsidiary, exclusions from the exculpation provisions with respect to such Non-Recourse Indebtedness for the voluntary bankruptcy of such Unrestricted Subsidiary, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Default” means any event, act or condition that is, or after notice or passage of time or both would become, an Event of Default.

“Disinterested Director” means, with respect to any transaction or series of transactions in respect of which the Board of Directors of the Company is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors of the Company who does not have any material direct or indirect financial interest (other than an interest arising solely from the beneficial ownership of Capital Stock of the Company) in or with respect to such transaction or series of transactions.

“Disqualified Capital Stock” means any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed or repurchased prior to the date that is 91 days after the final Stated Maturity of the notes or is redeemable at the option of the Holder thereof at any time prior to the date that is 91 days after the final Stated Maturity of the notes, or is convertible into or exchangeable for debt securities at any time prior to the date that is 91 days after the final Stated Maturity of the notes.  Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Capital Stock if the terms of such Capital Stock provide that (i) the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) pursuant to such provision prior to compliance by the Company with the provisions described under the captions “—Certain Covenants—Change of Control” and “—Certain Covenants—Limitation on Asset Sales” and (ii) the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments.”  For purposes of the covenant described under “—Certain Covenants—Limitation on Indebtedness and Disqualified Capital Stock,” Disqualified Capital Stock shall be valued at the greater of its voluntary or involuntary maximum fixed redemption or repurchase price plus accrued and unpaid dividends.  For such purposes, the “maximum fixed redemption or repurchase price” of any Disqualified Capital Stock which does not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were redeemed or repurchased on the date of determination, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock; provided that if such Disqualified Capital Stock is not at the date of determination permitted or required to be redeemed or repurchased, the “maximum fixed redemption or repurchase price” shall be the book value of such Disqualified Capital Stock.

“Dollar-Denominated Production Payments” means production payment obligations of the Company or a Restricted Subsidiary recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that is formed under the laws of the United States or any state of the United States or the District of Columbia.

“Drilling Expense Commitments” means with respect to any Asset Sale of properties used or useful in the Oil and Gas Business by the Company or any of its Restricted Subsidiaries where the Company or such Restricted Subsidiary retains an interest in such property, the amount of the costs and expenses of the Company or such Restricted Subsidiary related to the exploration, development, completion or production of such properties and activities related thereto which the transferee (or an Affiliate thereof) agrees to pay.

“DTC” means The Depository Trust Company and any successor thereto.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the date of the Indenture of Capital Stock (other than Disqualified Capital Stock) of the Company or any contribution to the capital of the Company in respect of Capital Stock (other than Disqualified Capital Stock) of the Company, other than issuances to any Subsidiary of the Company.

“Event of Default” has the meaning set forth above under the caption “Events of Default.”

“Exchanged Properties” means properties or assets used or useful in the Oil and Gas Business received by the Company or a Restricted Subsidiary in trade or as a portion of the total consideration for other such properties or assets.

“Fair Market Value” means with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.  Fair Market Value of an asset or property equal to or in excess of $25.0 million shall be determined by the Board of Directors of the Company acting in good faith, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors delivered to the Trustee, and any lesser Fair Market Value may be determined by an officer of the Company acting in good faith.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.  All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.

“guarantee” means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down under letters of credit.  When used as a verb, “guarantee” has a corresponding meaning.

“Holder” means a Person in whose name a note is registered in the Note Register.

“Indebtedness” means, with respect to any Person, without duplication:

(1) all liabilities of such Person, contingent or otherwise, for borrowed money or for the deferred purchase price of property or services (excluding any trade accounts payable and other accrued current liabilities incurred and reserves established in the ordinary course of business) and all liabilities of such Person incurred in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, outstanding on the Issue Date or thereafter, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

(2) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

(3) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising and reserves established in the ordinary course of business;

(4) all Capitalized Lease Obligations of such Person;

(5) the Attributable Indebtedness (in excess of any related Capitalized Lease Obligations) related to any Sale/Leaseback Transaction of such Person;

(6) all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or the amount of the obligation so secured);

(7) all guarantees by such Person of Indebtedness referred to in this definition (including, with respect to any Production Payment, any warranties or guaranties of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment);

(8) all obligations of such Person under or in respect of currency exchange contracts, oil and natural gas price hedging arrangements and Interest Rate Protection Obligations; and

(9) all Disqualified Capital Stock of such Person;

Notwithstanding the foregoing, “Indebtedness” shall not include:

(a) asset-retirement obligations or obligations in respect of reclamation and workers’ compensation (including pensions and retiree medical care) that are not overdue by more than 90 days;

(b) except as provided in clause (7) above, Dollar-Denominated Production Payments and Volumetric Production Payments;

(c) any obligation of a Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or natural gas property;

(d) any repayment or reimbursement obligation of such Person or any of its Restricted Subsidiaries with respect to Customary Recourse Exceptions, unless and until an event or circumstance occurs that triggers the Person’s or such Restricted Subsidiary’s direct repayment or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other Person to whom such obligation is actually owed, in which case the amount of such direct payment or reimbursement obligation shall constitute Indebtedness; and

(e) indebtedness, the proceeds of which are funded into an escrow or other trust arrangement pending the satisfaction of one or more conditions, unless and until such proceeds are released to or on behalf of the Company or any Restricted Subsidiary of the Company.

Notwithstanding the foregoing, Indebtedness shall not include any indebtedness that has been defeased or discharged in accordance with GAAP or defeased or discharged pursuant to the irrevocable deposit of cash, U.S. government obligations and Cash Equivalents (sufficient to satisfy all obligations relating thereto at maturity or redemption, as applicable) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, in accordance with the terms of the instruments governing such indebtedness.

“Interest Rate Protection Obligations” means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements or arrangements designed to protect against or manage such Person’s and any of its Subsidiaries exposure to fluctuations in interest rates.

“Investment” means, with respect to any Person, any direct or indirect advance, loan, guarantee of Indebtedness or other extension of credit or capital contribution by such Person to (by means of any transfer of cash or other property or assets to others or any payment for property, assets or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities (including derivatives) or evidences of Indebtedness issued by, any other Person.  In addition, the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an “Investment” made by the Company in such Unrestricted Subsidiary at such time.  “Investments” shall exclude (1) extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business, (2) Interest Rate Protection Obligations entered into in the ordinary course of business or as required by any Permitted Indebtedness or any Indebtedness incurred in compliance with the “Limitation on Indebtedness and Disqualified Capital Stock” covenant, but only to the extent that the stated aggregate notional amounts of such Interest Rate Protection Obligations do not exceed 105% of the aggregate principal amount of such Indebtedness to which such Interest Rate Protection Obligations relate and (3) endorsements of negotiable instruments and documents in the ordinary course of business.  If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Restricted Subsidiary that were not sold or disposed of.  The amount of an Investment will be the original cost of such Investment reduced by any subsequent dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Company or a Restricted Subsidiary in respect of such Investment.

“Issue Date” means the date of original issuance of the notes.

“Lien” means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim or similar type of encumbrance (including, without limitation, any agreement to give or grant any lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing) upon or with respect to any property of any kind.  A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Liquid Securities” means any securities, notes or other obligations received by the Company or any Restricted Subsidiary in an Asset Sale that are converted into cash or Cash Equivalents within 180 days following the date of receipt of such securities, notes or other obligations.  If such securities are not sold or exchanged for cash or Cash Equivalents within 180 days of receipt thereof, for purposes of determining whether the transaction pursuant to which the Company or a Restricted Subsidiary received the securities was in compliance with the provisions of the Indenture described under “—Certain Covenants—Limitation on Asset Sales,” such securities shall be deemed not to have been Liquid Securities at any time.

“Minority Interest” means the percentage interest represented by any class of Capital Stock of a Restricted Subsidiary that is not owned by the Company or a Restricted Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Available Cash” from an Asset Sale or Sale/Leaseback Transaction means cash proceeds received therefrom (including (1) any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and (2) the Fair Market Value of Liquid Securities and Cash Equivalents, but excluding (a) any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the assets or property that is the subject of such Asset Sale or Sale/Leaseback Transaction and (b) except to the extent subsequently converted to cash, Cash Equivalents or Liquid Securities within 240 days after such Asset Sale or Sale/Leaseback Transaction, consideration constituting Exchanged Properties or consideration other than as identified in the immediately preceding clauses (1) and (2)), in each case net of (i) all legal, title and recording expenses, commissions and other fees and expenses incurred, and all federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP as a consequence of such Asset Sale or Sale/Leaseback Transaction, (ii) all payments made on any Indebtedness (but specifically excluding Indebtedness of the Company and its Restricted Subsidiaries assumed in connection with or in anticipation of such Asset Sale or Sale/Leaseback Transaction) which is secured by any assets subject to such Asset Sale or Sale/Leaseback Transaction, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale or Sale/Leaseback Transaction or by applicable law, be repaid out of the proceeds from such Asset Sale or Sale/Leaseback Transaction, provided that such payments are made in a manner that results in the permanent reduction in the balance of such Indebtedness and, if applicable, a permanent reduction in any outstanding commitment for future incurrences of Indebtedness thereunder, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale or Sale/ Leaseback Transaction and (iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale or Sale/ Leaseback Transaction and retained by the Company or any Restricted Subsidiary after such Asset Sale or Sale/ Leaseback Transaction; provided that if any consideration for an Asset Sale or Sale/Leaseback Transaction (which would otherwise constitute Net Available Cash) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Available Cash only at such time as it is released to such Person or its Restricted Subsidiaries from escrow.

“Net Cash Proceeds” with respect to any issuance or sale of Qualified Capital Stock or other securities, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Working Capital” means (1) all current assets of the Company and its Restricted Subsidiaries, less (2) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in consolidated financial statements of the Company prepared in accordance with GAAP.

“Non-Recourse Indebtedness” means Indebtedness (i) as to which neither the Company nor any Restricted Subsidiary (a) provides credit support, including any undertaking, agreement or instrument which would constitute Indebtedness, or (b) is directly or indirectly liable for such Indebtedness, in each case except for Customary Recourse Exceptions, and (ii) no default with respect to such Indebtedness would permit (after notice or passage of time or both), according to the terms thereof, any holder of any Indebtedness of the Company or a Restricted Subsidiary to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Note Register” means the register maintained by or for the Company in which the Company shall provide for the registration of the notes and the transfer of the notes.

“Notes Obligations” means all Obligations under the Indenture, the notes and the Subsidiary Guarantees in respect thereof.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, payments with respect to any letters of credit, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Oil and Gas Business” means (i) the acquisition, exploration, development, operation and disposition of interests in oil, gas and other hydrocarbon properties, (ii) the gathering, marketing, treating, processing, storage, refining, selling and transporting of any production from such interests or properties (including water), (iii) any business relating to or arising from exploration for or development, production, treatment, processing, storage, refining, transportation or marketing of oil, gas and other minerals and products produced in association therewith, and (iv) any activity necessary, appropriate or incidental to the activities described in the foregoing clauses (i) through (iii) of this definition.

“Permitted Acquisition Indebtedness” means Indebtedness (including Disqualified Capital Stock) of the Company or any of the Restricted Subsidiaries to the extent such Indebtedness was Indebtedness:

(1) of an acquired Person prior to the date on which such Person became a Restricted Subsidiary as a result of having been acquired and not incurred in contemplation of such acquisition; or

(2) of a Person that was merged, consolidated or amalgamated with or into the Company or a Restricted Subsidiary that was not incurred in contemplation of such merger, consolidation or amalgamation;

provided that on the date such Person became a Restricted Subsidiary or the date such Person was merged, consolidated and amalgamated with or into the Company or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto,

(a) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test described under “—Certain Covenants— Limitation on Indebtedness and Disqualified Capital Stock,” or

(b) the Consolidated Fixed Charge Coverage Ratio for the Company would be not less than the Consolidated Fixed Charge Coverage Ratio for the Company immediately prior to such transaction.

“Permitted Business Investments” means Investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business, including through agreements, transactions, interests or arrangements that permit one to share risk or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including without limitation:

(1) ownership of oil, natural gas, other related hydrocarbon, water and mineral properties or any interest therein or gathering, transportation, processing, treating, storage, disposal or related systems; and

(2) the entry into operating agreements, joint ventures, processing agreements, working interests, royalty interests, mineral leases, farm-in agreements, farm-out agreements, development agreements, production sharing agreements, area of mutual interest agreements, contracts for the sale, transportation, disposal or exchange of oil and natural gas and related hydrocarbons, water and minerals, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, partnership agreements (whether general or limited), limited liability company agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business, excluding, however, Investments in corporations and publicly-traded limited partnerships.

“Permitted Holders” means, collectively, (1) Arkoma Drilling, L.P., Williston Drilling, L.P. and each of their respective Affiliates (but not, however, any operating company in the Oil and Gas Business thereof), (2) Jerral W. Jones, (3) any family member, heir or estate of the foregoing, (4) any trust directly or indirectly controlled by or for the benefit of any of the foregoing, and (5) any other Persons directly or indirectly controlled by any of the foregoing (but not, however, any operating company in the Oil and Gas Business thereof).

“Permitted Investments” means any of the following:

(1) Investments in Cash Equivalents;

(2) Investments in property, plant and equipment used in the ordinary course of business;

(3) Investments in the Company or any of its Restricted Subsidiaries;

(4) Investments by the Company or any of its Restricted Subsidiaries in another Person, if (a) as a result of such Investment (i) such other Person becomes a Restricted Subsidiary or (ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its properties and assets to, the Company or a Restricted Subsidiary and (b) such other Person is primarily engaged in the Oil and Gas Business;

(5) Permitted Business Investments;

(6) entry into any hedging arrangements in the ordinary course of business for the purpose of protecting the Company’s or any Restricted Subsidiary’s production, purchases and resales against fluctuations in oil or natural gas prices;

(7) entry into any currency exchange contract in the ordinary course of business;

(8) Investments in stock, obligations or securities received in settlement of debts owing to the Company or any Restricted Subsidiary as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of the Company or any Restricted Subsidiary, in each case as to debt owing to the Company or any Restricted Subsidiary that arose in the ordinary course of business of the Company or any such Restricted Subsidiary;

(9) guarantees of Indebtedness, which guarantees are permitted under the “Limitation on Indebtedness and Disqualified Capital Stock” covenant;

(10) Investments in accounts receivable, prepaid expenses, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits provided to third parties and endorsements for collection or deposit arising in the ordinary course of business;

(11) advances, deposits and prepayments for purchases of any assets where the consummation itself would not constitute an Investment;

(12) any Investment existing on the Issue Date and any Investment that replaces, refinances or refunds an existing Investment; provided that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and is made in the same Person as the Investment replaced, refinanced or refunded;

(13) Investments arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case incurred or assumed in connection with the disposition or acquisition of any business, assets or a Restricted Subsidiary in accordance with the Indenture;

(14) Investments in Unrestricted Subsidiaries or joint ventures in an aggregate amount not to exceed at any one time outstanding $15.0 million; and

(15) other Investments, in an aggregate amount not to exceed at any one time outstanding the greater of (a) $25.0 million and (b) 2.5% of Adjusted Consolidated Net Tangible Assets.

“Permitted Liens” means the following types of Liens:

(1) Liens on assets of the Company or any Subsidiary Guarantor securing Indebtedness and other Obligations under Credit Facilities that were incurred pursuant to clause (1) of the definition of “Permitted Indebtedness”;

(2) Liens existing as of the 2018 Notes Escrow Release Date (other than Liens referred to in the foregoing clause (1));

(3) Liens securing the notes or the Subsidiary Guarantees;

(4) Liens in favor of the Company or any Restricted Subsidiary;

(5) Liens for taxes, assessments and governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(6) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(7) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, government contracts and leases, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money but including lessee or operator obligations under statutes, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state, Federal or foreign lands or waters);

(8) judgment and attachment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired;

(9) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(10) any interest or title of a lessor under any capitalized lease or operating lease;

(11) (x) Liens to secure Indebtedness (including Capitalized Lease Obligations) permitted by clause (5) of the definition of Permitted Indebtedness and (y) other purchase money Liens so long as the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under the Indenture and does not exceed the cost of the property or assets so acquired; provided that, in each case, (a) the related Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property or assets so acquired, leased, constructed, installed, repaired, replaced or improved and any proceeds therefrom and (b) the Liens securing such Indebtedness shall be created within 90 days of such acquisition, lease, construction, installation, repair, replacement or improvement;

(12) Liens securing obligations under hedging agreements that the Company or any Restricted Subsidiary enters into in the ordinary course of business for the purpose of protecting its production, purchases and resales against fluctuations in oil or natural gas prices;

(13) Liens upon specific items of inventory or other goods of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property or assets relating to such letters of credit and products and proceeds thereof;

(15) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

(16) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(17) Liens securing Interest Rate Protection Obligations which Interest Rate Protection Obligations relate to Indebtedness that is secured by Liens otherwise permitted under the Indenture;

(18) Liens (other than Liens securing Indebtedness) on, or related to, properties or assets to secure all or part of the costs incurred in the ordinary course of business for the exploration, drilling, development or operation thereof;

(19) Liens on pipeline or pipeline facilities which arise by operation of law;

(20) Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements which are customary in the Oil and Gas Business;

(21) Liens reserved in oil and gas mineral leases for bonus or rental payments or for compliance with the terms of such leases;

(22) Liens constituting survey exceptions, encumbrances, easements, or reservations of, or rights to others for, rights-of-way, zoning or other restrictions as to the use of real properties, and minor defects of title which, in the case of any of the foregoing, were not incurred or created to secure the payment of borrowed money or the deferred purchase price of property, assets or services, and in the aggregate do not materially adversely affect the value of properties and assets of the Company and the Restricted Subsidiaries, taken as a whole, or materially impair the use of such properties and assets for the purposes for which such properties and assets are held by the Company or any Restricted Subsidiaries;

(23) Liens securing Non-Recourse Indebtedness; provided that the related Non-Recourse Indebtedness shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets acquired (including, without limitation, those acquired indirectly through the acquisition of stock or other ownership interests) by the Company or any Restricted Subsidiary with the proceeds of such Non-Recourse Indebtedness;

(24) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company and Liens on property or assets of a Subsidiary existing at the time it became a Subsidiary; provided that such Liens were in existence prior to the contemplation of the acquisition and do not extend to any assets other than the acquired property;

(25) Liens on cash, Cash Equivalents or other property deposited in trust arising in connection with the defeasance, discharge or redemption of Indebtedness of the Company or any of its Restricted Subsidiaries or contained in an escrow account subject to customary escrow arrangements;

(26) additional Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed at any one time outstanding the greater of (a) $50.0 million or (b) 4% of Adjusted Consolidated Net Tangible Assets; and

(27) Liens to secure any Permitted Refinancing Indebtedness incurred to renew, refinance, refund, replace, amend, defease or discharge, as a whole or in part, Indebtedness that was previously so secured (other than any Indebtedness previously so secured pursuant to clause (1) or (26) above); provided that (a) the new Liens shall be limited to all or part of the same property and assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced and (b) the new Liens have no greater priority relative to the notes and the Subsidiary Guarantees.

Notwithstanding anything in clauses (1) through (27) of this definition, the term “Permitted Liens” does not include any Liens resulting from the creation, incurrence, issuance, assumption or guarantee of any Production Payments other than Production Payments that are created, incurred, issued, assumed or guaranteed in connection with the financing of, and within 30 days after, the acquisition of the properties or assets that are subject thereto.

“Permitted Refinancing Indebtedness” means Indebtedness of the Company or a Restricted Subsidiary, the net proceeds of which are used to renew, extend, refinance, refund or repurchase (including, without limitation, pursuant to a Change of Control Offer or Asset Sale Offer) outstanding Indebtedness of the Company or any Restricted Subsidiary; provided that (1) if the Indebtedness (including the notes) being renewed, extended, refinanced, refunded or repurchased is pari passu with or subordinated in right of payment to either the notes or the Subsidiary Guarantees, then such Indebtedness is pari passu with or subordinated in right of payment to the notes or the Subsidiary Guarantees, as the case may be, at least to the same extent as the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (2) such Indebtedness has a Stated Maturity for its final scheduled principal payment that is no earlier than the Stated Maturity for the final scheduled principal payment of the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (3) if the Company or a Subsidiary Guarantor is the issuer of, or otherwise an obligor in respect of, the Indebtedness being renewed, extended refinanced, refunded or repurchased, such Permitted Refinancing Indebtedness is not incurred by any Restricted Subsidiary that is not the Company or a Subsidiary Guarantor and (4) such Indebtedness has an Average Life at the time such Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased; provided, further, that such Indebtedness is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP) plus the amount of any premium required to be paid in connection with such renewal, extension or refinancing, refunding or repurchase pursuant to the terms of the Indebtedness being renewed, extended, refinanced, refunded or repurchased or the amount of any premium reasonably determined by the Company as necessary to accomplish such renewal, extension, refinancing, refunding or repurchase, plus the amount of reasonable fees and expenses incurred by the Company or such Restricted Subsidiary in connection therewith.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Proved Reserves” means crude oil and natural gas reserves (including natural gas liquids) constituting “proved oil and gas reserves” as defined in Rule 4-10 of Regulation S-X of the Securities Act.

“Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Disqualified Capital Stock.

“Restricted Investment” means (without duplication) (i) the designation of a Subsidiary as an Unrestricted Subsidiary in the manner described in the definition of “Unrestricted Subsidiary” and (ii) any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company, unless such Subsidiary of the Company is an Unrestricted Subsidiary or is designated as an Unrestricted Subsidiary pursuant to the terms of the Indenture.

“S&P” means S&P Global Ratings, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means, with respect to the Company or any of its Restricted Subsidiaries, any arrangement with any Person providing for the leasing by the Company or any of its Restricted Subsidiaries of any principal property, whereby such property has been or is to be sold or transferred by the Company or any of its Restricted Subsidiaries to such Person.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Senior Indebtedness” means any Indebtedness of the Company or a Restricted Subsidiary (whether outstanding on the date hereof or hereinafter incurred), unless such Indebtedness is Subordinated Indebtedness.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, when used with respect to any Indebtedness or any installment of interest thereon, the date specified in the instrument evidencing or governing such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

“Subordinated Indebtedness” means Indebtedness of the Company or a Subsidiary Guarantor which is expressly subordinated in right of payment to the notes or the Subsidiary Guarantees, as the case may be.

“Subsidiary” means, with respect to any Person:

(1) any corporation, limited liability company, association or other business entity (other than a partnership) of which more than 50% of the total voting power of its Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof), whether in the form of general, special or limited partnership interests or otherwise, or (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantee” means any guarantee of the notes by any Subsidiary Guarantor in accordance with the provisions described under “—Subsidiary Guarantees” and “—Certain Covenants—Future Subsidiary Guarantees.”

“Subsidiary Guarantor” means (1) Comstock Oil & Gas—Louisiana, LLC, (2) Comstock Oil & Gas, LLC, (3) each of the Company’s other Restricted Subsidiaries, if any, executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture and (4) any Person that becomes a successor guarantor of the notes in compliance with the provisions described under “—Subsidiary Guarantees” and “—Certain Covenants—Future Subsidiary Guarantees.”

“Treasury Rate” means, as of any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published or the relevant information does not appear thereon, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to August 15, 2021; provided, however, that if the period from the redemption date to August 15, 2021 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to August 15, 2021 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.  The Company shall (1) calculate the Treasury Rate as of the second Business Day preceding the applicable redemption date and (2) prior to such redemption date file with the Trustee an officers’ certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation in reasonable detail.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Unrestricted Subsidiary” means (1) any Subsidiary of the Company that at the time of determination will be designated an Unrestricted Subsidiary by the Board of Directors of the Company as provided below and (2) any Subsidiary of an Unrestricted Subsidiary.  The Company may designate any Subsidiary of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Restricted Subsidiary (other than solely any Subsidiary of the Subsidiary to be so designated); provided that the Subsidiary to be so designated and each Subsidiary of such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Indebtedness;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of the Restricted Subsidiaries has any direct or indirect obligation (a) to guaranty any Indebtedness of such Person, (b) to subscribe for additional Equity Interests or (c) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, in each case, other than Customary Recourse Exceptions; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of the Restricted Subsidiaries.

“Volumetric Production Payments” means production payment obligations of the Company or a Restricted Subsidiary recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of Capital Stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person; provided that with respect to a limited partnership or other entity which does not have a Board of Directors, Voting Stock means the managing membership interest or the Capital Stock of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operations of such Person, as applicable.

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary of the Company to the extent (1) all of the Capital Stock or other ownership interests in such Restricted Subsidiary, other than directors’ qualifying shares mandated by applicable law, is owned directly or indirectly by the Company or (2) such Restricted Subsidiary does substantially all of its business in one or more foreign jurisdictions and is required by the applicable laws and regulations of any such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Restricted Subsidiary to transact business in such foreign jurisdiction; provided that the Company, directly or indirectly, owns the remaining Capital Stock or ownership interest in such Restricted Subsidiary and, by contract or otherwise, controls the management and business of such Restricted Subsidiary and derives the economic benefits of ownership of such Restricted Subsidiary to substantially the same extent as if such Restricted Subsidiary were a wholly owned Subsidiary.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations of the purchase, ownership and disposition of the notes. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations promulgated thereunder, published administrative rulings of the U.S. Internal Revenue Service (the “IRS”), judicial authority, and all other applicable authority all as in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary deals only with a note held as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment) by a beneficial owner who purchased the note on original issuance at its “issue price” (generally, the first price at which a substantial portion of the notes is sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). This discussion does not address tax consequences relevant to the acquisition, ownership or disposition of the notes by holders of our existing indebtedness whose indebtedness may be repaid using the proceeds of this offering. This summary is general in nature and does not address all aspects of U.S. federal income taxation relevant to holders of notes and does not address the so-called Medicare tax imposed on certain investment income, state, local, estate, gift or non-U.S. or non-income tax consequences or any income tax treaty. In addition, this summary does not deal with all tax consequences that may be relevant to such holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to holders who may be subject to special tax treatment, including brokers, dealers in securities or currencies, banks, financial institutions, regulated investment companies, retirement plans, individual retirement accounts and other tax-deferred accounts, real estate investment trusts, tax-exempt entities, grantor trusts, insurance companies, investors that elect to use a mark-to-market method of tax accounting for their securities, S corporations “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, expatriated entities subject to Section 7874 of the Code, and individuals who are U.S. expatriates;

•

tax consequences to persons holding notes as a part of a hedge, integrated or conversion transaction, synthetic security, straddle or combined transaction or persons deemed to sell notes under the constructive sale provisions of the Code;

•	tax consequences to U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar;
•	tax consequences to partnerships or other pass-through entities or investors in such partnerships or other pass-through entities;
•	tax consequences to persons subject to the alternative minimum tax; or
•	tax consequences to accrual-method taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

If an entity or arrangement, domestic or foreign, that is treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership and the partner. If you are a partnership or partner in a partnership holding the notes, you should consult your tax advisor.

We have not sought, nor will we seek, a ruling from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

As used herein, the term “U.S. holder” means a beneficial owner of notes that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•

a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of notes (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder. Special rules may apply to certain non-U.S. holders. Consequently, non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local, non-U.S. and other tax consequences that may be relevant to them in light of their particular circumstances.

THIS SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. BOTH U.S. AND NON-U.S. HOLDERS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION  OF THE NOTES ARISING UNDER U.S. FEDERAL NON-INCOME TAX RULES (INCLUDING, WITHOUT LIMITATION, ANY ESTATE, GIFT TAX OR MEDICARE CONTRIBUTION TAX RULES) OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR ANY OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY. IN ADDITION, SIGNIFICANT CHANGES IN U.S. FEDERAL INCOME TAX LAWS WERE RECENTLY ENACTED. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO SUCH CHANGES IN U.S. TAX LAW AS WELL AS POTENTIAL CONFORMING CHANGES IN STATE TAX LAWS.

Additional Amounts

In certain circumstances, we may be obligated to make payments on the notes in excess of stated principal and interest. For example, we may be required to make payments of additional interest to holders of the notes if we fail to comply with certain reporting and information delivery obligations as described under “Description of the Notes — Event of Default.” Although the issue is not free from doubt, we intend to take the position that the foregoing contingencies should not cause the notes to be treated as contingent payment debt instruments, in particular in the case of the possibility of additional interest because: (i) there is only a remote possibility that we would be required to pay additional interest, and (ii) if such additional interest were required to be paid, it would be an incidental amount, although our position is not binding on the IRS and there can be no assurance that the IRS or a court will agree with such position. Assuming such position is respected, a U.S. holder would generally be required to include in income the amount of any such additional payments at the time such payments are received or accrued in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes. Our position is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. If the IRS successfully prevails in taking the contrary position that the notes are treated as contingent payment debt instruments, U.S. holders could be required to accrue interest income at a rate higher than their stated rate and to treat as ordinary income, rather than as capital gain, any gain recognized on a sale, exchange, retirement or redemption of a note. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments. In the event we pay additional interest on the notes, U.S. holders should consult their own tax advisors regarding the treatment of such amounts.

Consequences to U.S. Holders

Payments of Interest

Stated interest on a note generally will be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s usual method of accounting for U.S. federal income tax purposes.

Original Issue Discount (OID)

The notes will be issued with OID because the stated principal amount of the notes will exceed their issue price by more than a specified de minimis amount. A U.S. Holder will be required to include the OID in gross income (as ordinary income) as the OID accrues (based on a constant yield method), in advance of the corresponding cash payments (regardless of the U.S. holder’s method of accounting for U.S. federal income tax purposes).

Sale, Exchange, Redemption, Repurchase or Other Taxable Disposition of Notes

A U.S. holder will generally recognize capital gain or loss upon the sale, exchange, redemption, repurchase, or other taxable disposition of a note, equal to the difference between the sum of the cash plus the fair market value of any other property received upon such disposition (excluding any amount attributable to accrued but untaxed interest, which will be treated as described above under “—Payments of Interest”) and such U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note will generally be equal to the amount that the U.S. holder paid for the note, increased by any OID previously included in income by such U.S. holder with respect to such note. Such gain or loss will be capital gain or loss. If, at the time of the sale, exchange, repurchase, retirement or other taxable disposition of the note, the U.S. holder held the note for more than one year, such capital gain or loss would be long-term capital gain or loss, otherwise such gain or loss would be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, will generally be subject to a reduced rate of U.S. federal income tax. A U.S. holder’s ability to deduct capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the notes (including additional interest that we may be required to pay under circumstances described above under “Description of the Notes — Event of Default.”), to accruals and payments of OID and to the proceeds of a sale of a note paid to a U.S. holder unless the U.S. holder is an exempt recipient (such as a corporation) and certifies as to that status. Backup withholding (currently at a 24% rate) will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest income. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is furnished timely to the IRS.

Consequences to Non-U.S. Holders

Payments of Interest

Subject to the discussions of backup withholding and FATCA below, U.S. federal income tax and the 30% U.S. federal withholding tax will not be applied to any payment of interest (which, for purposes of this discussion of tax consequences to non-U.S. holders, includes OID on a note (as discussed above under “—Consequences to U.S. Holders—Original Issue Discount (OID)”)) on a note to a non-U.S. holder provided that:

•	such interest is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States;
•

the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;
•	the non-U.S. holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and
•

the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form)) or the non-U.S. holder holds the notes through certain foreign intermediaries and the non-U.S. holder and the foreign intermediaries satisfy the certification requirements of applicable U.S. Treasury Regulations.

If a non-U.S. holder cannot satisfy the requirements described above, the gross amounts of interest will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides the applicable withholding agent with a properly executed (i) IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to U.S. federal withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or U.S. fixed base, then (although the non-U.S. holder will be exempt from the 30% U.S. federal withholding tax provided the certification requirements discussed above are satisfied) the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Sale, Exchange, Certain Redemptions and Repurchases or Other Taxable Dispositions of Notes

Subject to the discussions below regarding backup withholding and FATCA, any gain recognized by a non-U.S. holder on the sale, exchange, certain redemptions and repurchases, or other taxable disposition of a note will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or a U.S. fixed base); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met.

If a non-U.S. holder’s gain is described in the first bullet point above, such holder will be subject to tax at regular graduated U.S. federal income tax rates on the net gain recognized, generally in the same manner as if such holder were a U.S. holder. If a non-U.S. holder is a foreign corporation that recognizes gain described in the first bullet point above, such holder may also be subject to the branch profits tax equal to 30% (or such lower rate as may be prescribed under an applicable U.S. income tax treaty) of its effectively connected earnings and profits.

If a non-U.S. holder is described in the second bullet point above, such holder will generally be subject to a flat 30% tax (unless an applicable treaty rate applies) on the gain recognized (which gain may be offset by certain U.S.-source capital losses). Any amounts which a non-U.S. holder receives on a sale, exchange, redemption, repurchase or other taxable disposition of a note which are attributable to accrued interest will be taxable as interest and subject to the rules described above under “—Payments of Interest.”

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest (including additional interest that we may be required to pay under circumstances described above under “Description of the Notes—Events of Default”) and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest that we make on a note, provided the non-U.S. holder certifies its non-U.S. status on a validly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or other applicable IRS Form W-8 (and the applicable withholding agent does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient). In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, unless the non-U.S. holder certifies its non-U.S. status or otherwise establishes an exemption (and we and the relevant financial intermediaries do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient) or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided the required information is furnished timely to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code, and the regulations and administrative guidance thereunder (commonly referred to as FATCA) impose withholding at a 30% rate on payments of interest on the notes and, subject to the regulatory relief described below, the gross proceeds from the sale or other disposition of a note, in each case, paid to a “foreign financial institution” or to a “non-financial foreign entity” (all as defined in the Code), whether such foreign financial institution or non-financial foreign entity is the beneficial owner or an intermediary, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the nonfinancial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it generally must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities (as defined in applicable U.S. Treasury Regulations), annually report certain information about such accounts and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign governments may enter into, and many foreign governments have entered into, intergovernmental agreements with the United States to implement FATCA in a different manner. If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under the sections titled “—Payments of Interest,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Under proposed U.S. Treasury Regulations that may be relied upon pending finalization, the withholding tax on gross proceeds would be eliminated and, consequently, FATCA withholding on gross proceeds paid from the sale or other disposition of a note is not currently expected to apply, but this expectation could be altered by subsequent events (e.g., issuance of final U.S. Treasury regulations that modify the rule). Prospective investors should consult their own tax advisors regarding the application of FATCA to the purchase, ownership and disposition of the notes.

UNDERWRITING (CONFLICTS OF INTEREST)

BofA Securities, Inc. is acting as the representative of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
BofA Securities Inc.	$175,000,000
BMO Capital Markets Corp.	67,500,000
Wells Fargo Securities, LLC	67,500,000
Fifth Third Securities, Inc	35,000,000
Mizuho Securities USA LLC	35,000,000
Capital One Securities, Inc.	25,000,000
SG Americas Securities, LLC	25,000,000
Regions Securities LLC	17,500,000
KeyBanc Capital Markets Inc.	15,000,000
Barclays Capital Inc.	7,500,000
CIT Capital Securities LLC	7,500,000
Citizens Capital Markets, Inc.	7,500,000
Credit Agricole Securities (USA) Inc.	7,500,000
Goldman Sachs & Co. LLC	7,500,000
Total	$500,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased.  If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters may offer and sell the notes through their affiliates.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering, the public offering price, or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $ 1.4 million and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by certain of the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or system. We have been advised by certain of the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

We expect that delivery of the notes will be made to investors on or about June 23, 2020, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade express agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

No Sales of Similar Securities

We have agreed that we will not, for a period of 60  days after the date of this prospectus supplement, without first obtaining the prior written consent of BofA Securities, Inc., offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, any debt securities issued or guaranteed by us or any of our subsidiaries that guarantee the notes, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Conflict of Interest

We intend to use the net proceeds of this offering to repay borrowings under our bank credit facility. See “Use of Proceeds” in this prospectus supplement. Because we expect that more than 5% of the net proceeds of this offering may be received by certain of the underwriters in this offering or their affiliates that are lenders under our bank credit facility, this offering is being conducted in accordance with the applicable requirements of FINRA Rule 5121, as administered by FINRA. Pursuant to that rule, a “qualified independent underwriter,” or QIU, meeting certain standards must participate in the preparation of the prospectus and exercise the usual standards of due diligence with respect thereto. KeyBanc Capital Markets Inc. is serving as the QIU in connection with this offering. We have agreed to indemnify KeyBanc Capital Markets Inc. against certain liabilities incurred in connection with it acting as a QIU for this offering, including liabilities under the Securities Act.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain of the underwriters or their affiliates that have a lending relationship may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area and the United Kingdom

The notes are not intended to be offered, sold, or otherwise made available to and should not be offered, sold, or otherwise made available to any retail investor in the European Economic Area (the “EEA”) or in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”).

Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA or in the UK will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

References to Regulations or Directives include, in relation to the UK, those Regulations or Directives as they form part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in UK domestic law, as appropriate.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to and are only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (“the Order”), or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order, all such persons together being referred to as “relevant persons.” The notes are only available to, and any invitation, offer or agreement to subscribe, purchase, or otherwise acquire the notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus, or any of the respective contents.

Each Underwriter has:

  A. only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us or the guarantors; and

B. complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from, or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (‘‘Companies (Winding Up and Miscellaneous Provisions) Ordinance’’) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (‘‘Securities and Futures Ordinance’’), or (ii) to ‘‘professional investors’’ as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a ‘‘prospectus’’ as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to ‘‘professional investors’’ in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the notes were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

then securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(a) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b) where no consideration is or will be given for the transfer;

(c) where the transfer is by operation of law; or

(d) as specified in Section 276(7) of the SFA.

LEGAL MATTERS

Certain legal matters, including the validity of the notes offered hereby, will be passed upon for us by Locke Lord LLP, Dallas, Texas and Woodburn & Wedge, Reno, Nevada, with respect to matters of Nevada law. Certain legal matters will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, Dallas, Texas.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of our internal control over financial reporting as of December 31, 2019, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

The consolidated financial statements of Covey Park Energy LLC and subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018 have been incorporated by reference in this prospectus supplement in reliance on the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Estimated quantities of our proved oil and gas reserves and the net present value of such reserves incorporated by reference into this prospectus supplement have been derived from reserve reports prepared by us and audited by Netherland, Sewell & Associates, Inc. for our Haynesville/Bossier shale properties as of December 31, 2019 and by Lee Keeling & Associates for all other properties as of December 31, 2017, 2018 and 2019, and all such information has been so included on the authority of each firm as an expert regarding the matters contained in its reports.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus supplement certain information we file with the SEC in other documents. This means that we can disclose important information to you by referring you to other documents that we file with the SEC. The information may include documents filed with the SEC after the date of this prospectus supplement which will automatically update and supersede such information included herein. We incorporate by reference the following documents:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 2, 2020, including the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 20, 2020, incorporated by reference therein;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, filed May 7, 2020; and
•	Our Current Reports on Form 8-K filed with the SEC on July 18, 2019, November 13, 2019, March 10, 2020, April 13, 2020, May 15, 2020, May 20, 2020, June 3, 2020 and June 17, 2020, respectively.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement until all of the securities offered by this prospectus supplement have been sold or we otherwise terminate the offering of these securities (excluding any information furnished pursuant to Item 2.02 or Item 7.01, or any other information furnished under Item 9.01, on any Current Report on Form 8-K, which is not deemed “filed” with the SEC), shall be deemed to be incorporated in this prospectus supplement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this prospectus supplement shall be deemed modified, superseded, or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus supplement or in any subsequently filed document that also is, or is deemed to be incorporated, by reference in this prospectus supplement modifies, supersedes, or replaces such statement. Any statement so modified, superseded, or replaced shall not be deemed, except as so modified, superseded, or replaced, to constitute a part of this prospectus supplement.

We will provide, without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon that person’s written or oral request, a copy of any or all of the information incorporated by reference in this prospectus supplement (other than exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents). Requests should be directed to:

Comstock Resources, Inc.
Attention: Roland O. Burns, President
5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone number: (972) 668-8800

CERTAIN DEFINED TERMS

The following are abbreviations and definitions of terms commonly used in the oil and gas industry and this prospectus supplement. Natural gas equivalents and crude oil equivalents are determined using the ratio of six Mcf to one barrel.

“Bbl” means a barrel of U.S. 42 gallons of oil.

“Bcf” means one billion cubic feet of natural gas.

“Bcfe” means one billion cubic feet of natural gas equivalent.

“BOE” means one barrel of oil equivalent.

“Btu” means British thermal unit, which is the quantity of heat required to raise the temperature of one pound of water from 58.5 to 59.5 degrees Fahrenheit.

“Completion” means the installation of permanent equipment for the production of oil or gas.

“Condensate” means a hydrocarbon mixture that becomes liquid and separates from natural gas when the gas is produced and is similar to crude oil.

“Development well” means a well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

“Dry hole” means a well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

“Exploratory well” means a well drilled to find and produce oil or natural gas reserves not classified as proved, to find a new productive reservoir in a field previously found to be productive of oil or natural gas in another reservoir or to extend a known reservoir.

“Gross” when used with respect to acres or wells, production or reserves refers to the total acres or wells in which we or another specified person has a working interest.

“LNG” refers to liquefied natural gas, which is a composition of methane and some mixture of ethane that has been cooled to liquid form for ease and safety of non-pressurized storage or transport.

“MBbls” means one thousand barrels of oil.

“MBbls/d” means one thousand barrels of oil per day.

“Mcf” means one thousand cubic feet of natural gas.

“Mcfe” means one thousand cubic feet of natural gas equivalent.

“MMBbls” means one million barrels of oil.

“MMBOE” means one million barrels of oil equivalent.

“MMBtu” means one million British thermal units.

“MMcf” means one million cubic feet of natural gas.

“MMcf/d”means one million cubic feet of natural gas per day.

“MMcfe/d” means one million cubic feet of natural gas equivalent per day.

“MMcfe” means one million cubic feet of natural gas equivalent.

“Net” when used with respect to acres or wells, refers to gross acres of wells multiplied, in each case, by the percentage working interest owned by us.

“Net production” means production we own less royalties and production due others.

“NGL” refers to natural gas liquids, which is composed exclusively of carbon and hydrogen.

“Oil” means crude oil or condensate.

“Operator” means the individual or company responsible for the exploration, development, and production of an oil or gas well or lease.

“Proved developed reserves” means reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

“Proved developed non-producing” means reserves (i) expected to be recovered from zones capable of producing but which are shut-in because no market outlet exists at the present time or whose date of connection to a pipeline is uncertain or (ii) currently behind the pipe in existing wells, which are considered proved by virtue of successful testing or production of offsetting wells.

“Proved developed producing” means reserves expected to be recovered from currently producing zones under continuation of present operating methods. This category includes recently completed shut-in gas wells scheduled for connection to a pipeline in the near future.

“Proved reserves” means the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided by contractual arrangements.

“Proved undeveloped reserves” means reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage are limited to those drilling locations offsetting productive wells that are reasonably certain of production when drilled or where it can be demonstrated with certainty that there is continuity of production from the existing productive formation.

“PV 10 Value” means the present value of estimated future revenues to be generated from the production of proved reserves calculated in accordance with the Securities and Exchange Commission guidelines, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expense and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%. This amount is the same as the standardized measure of discounted future net cash flows related to proved oil and natural gas reserves except that it is determined without deducting future income taxes. Although PV 10 Value is not a financial measure calculated in accordance with GAAP, management believes that the presentation of PV 10 Value is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our proved reserves prior to taking into account corporate future income taxes and our current tax structure. We use this measure when assessing the potential return on investment related to our oil and gas properties. Because many factors that are unique to any given company affect the amount of estimated future income taxes, the use of a pre-tax measure is helpful to investors when comparing companies in our industry.

“Recompletion” means the completion for production of an existing well bore in another formation from which the well has been previously completed.

“Reserve life” means the calculation derived by dividing year-end reserves by total production in that year.

“Royalty” means an interest in an oil and gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner’s royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

“3-D seismic” means an advanced technology method of detecting accumulations of hydrocarbons identified by the collection and measurement of the intensity and timing of sound waves transmitted into the earth as they reflect back to the surface.

“Tcf” means one trillion cubic feet of natural gas.

“Tcfe” means one trillion cubic feet of natural gas equivalent.

“Working interest” means an interest in an oil and gas lease that gives the owner of the interest the right to drill for and produce oil and gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations. The share of production to which a working interest owner is entitled will always be smaller than the share of costs that the working interest owner is required to bear, with the balance of the production accruing to the owners of royalties. For example, the owner of a 100% working interest in a lease burdened only by a landowner’s royalty of 12.5% would be required to pay 100% of the costs of a well but would be entitled to retain 87.5% of the production.

“Workover” means operations on a producing well to restore or increase production.

Prospectus

Comstock Resources, Inc.

$750,000,000

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

WARRANTS

UNITS

We may offer and sell from time to time, in one or more offerings in one or more classes or series up to $750,000,000 of our:

•	shares of common stock;

•	shares of preferred stock;

•	debt securities;

•	warrants; and/or

•	units consisting of combinations of any of the foregoing (collectively, the “securities”).

Our debt securities may be guaranteed by Comstock Oil & Gas, LLC and Comstock Oil & Gas-Louisiana, LLC, each a wholly-owned subsidiary of Comstock Resources, Inc.

This prospectus provides you with a general description of these securities. No securities may be sold without delivery of an accompanying prospectus supplement describing the method and terms of the offering of the securities registered hereunder. Accordingly, we will deliver this prospectus together with an accompanying prospectus supplement setting forth the specific terms of the securities that we are offering. Such prospectus supplement may add, update, or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement, as well as all documents incorporated by reference in this prospectus and any accompanying prospectus supplement described under the heading “Incorporation of Certain Documents by Reference” carefully before you invest in our securities.

We may offer the securities to or through underwriters, dealers and agents designated from time to time, or directly to purchasers, on a continuous or delayed basis, at prices and on terms to be determined at the time of the offering. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. For more information on this topic, please see “Plan of Distribution” in this prospectus.

Our common stock is traded on the New York Stock Exchange under the symbol “CRK.”

Investing in any of our securities involves a high degree of risk. Please see “Risk Factors” beginning on page 4 of this prospectus, as well as the “Risk Factors” incorporated by reference herein and in any applicable prospectus supplement from our most recent Annual Report on Form 10-K and other reports and information that we file with the Securities and Exchange Commission for a discussion of certain risks that you should consider in connection with an investment in any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 1, 2020

About this Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the “SEC”, utilizing what is commonly referred to as a shelf registration process for the offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended, or the “Securities Act.” Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information provided in the prospectus supplement. This prospectus does not contain all of the information included in the registration statement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should carefully read this prospectus, the related exhibits filed with the SEC, and any prospectus supplement, together with the additional information incorporated by reference and as described below under the heading “Where You Can Find More Information.”

You should rely only on the information contained, or incorporated by reference, in this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. We are not making an offer of the securities covered by this prospectus in any state where the offer is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement, and any other document incorporated by reference is accurate only as of the date of the respective document.

Unless otherwise indicated, or unless the context otherwise requires, all references in this prospectus to “Comstock,” the “Company,” “we,” “us,” and “our” mean Comstock Resources, Inc. and our consolidated subsidiaries. In this prospectus, we sometimes refer to the shares of common stock, shares of preferred stock, debt securities, warrants, and units consisting of combinations of any of the foregoing collectively as the “securities.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” These forward-looking statements are identified by their use of terms such as "expect," "estimate," "anticipate," "project," "plan," "intend," "believe" and similar terms. All statements, other than statements of historical facts, included in this prospectus are forward-looking statements, including statements regarding:

•	amount and timing of future production of oil and natural gas;
•	amount, nature and timing of capital expenditures;
•	the number of anticipated wells to be drilled after the date hereof;
•	the availability of exploration and development opportunities;
•	our financial or operating results;
•	our cash flow and anticipated liquidity;
•	operating costs including lease operating expenses, administrative costs and other expenses;
•	finding and development costs;
•	our business strategy; and
•	other plans and objectives for future operations.

Any or all of our forward-looking statements in this prospectus involve inherent uncertainty and may ultimately prove to be incorrect or false. You are cautioned to not place undue reliance on forward-looking statements. Our actual results can be materially affected by a number of factors, including, among others:

•	the risks described in "Risk Factors" and elsewhere in this prospectus and in any accompanying prospectus supplement;
•	the volatility of prices and supply of, and demand for, oil and natural gas;
•	the timing and success of our drilling activities;
•	the numerous uncertainties inherent in estimating quantities of oil and natural gas reserves and actual future production rates and associated costs;
•	our ability to successfully identify, execute or effectively integrate future acquisitions;
•	the usual hazards associated with the oil and natural gas industry, including fires, well blowouts, pipe failure, spills, explosions and other unforeseen hazards;
•	our ability to effectively market our oil and natural gas;
•	the availability of rigs, equipment, supplies and personnel;
•	our ability to discover or acquire additional reserves;
•	our ability to satisfy future capital requirements;
•	changes in regulatory requirements;
•	general economic conditions, status of the financial markets and competitive conditions;
•	the negative effect of COVID-19 coronavirus could have on our business and financial condition and the economy and global oil and gas markets in general; and
•	our ability to retain key members of our senior management and key employees.

This list of risks and uncertainties, however, is only a summary of some of the most important factors to us and is not intended to be exhaustive. You should carefully review the risks and information contained in, or incorporated by reference into, this prospectus or any accompanying prospectus supplement, including, without limitation, the “Risk Factors” incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2019, our most recent Quarterly Report on Form 10-Q and other reports and information that we file with the SEC from time to time. New factors may also emerge from time to time that could materially and adversely affect us and, except as otherwise may be required by law, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or actual operating results.

COMSTOCK RESOURCES, INC.

Our Company

We are an independent energy company operating primarily in the Haynesville shale, a premier natural gas basin located in East Texas and North Louisiana with superior economics and geographical proximity to the Gulf Coast markets. We are focused on creating value through the development of our substantial inventory of highly economic and low-risk drilling opportunities in the Haynesville and Bossier shales.

Corporate Information

Our common stock is listed and traded on the New York Stock Exchange under the symbol “CRK,” and we are engaged in the acquisition, development, production, and exploration of oil and natural gas. Our executive offices are located at 5300 Town and Country Boulevard, Suite 500, Frisco, Texas 75034, and our telephone number is (972) 668-8800. Our website address is www.comstockresources.com. However, the information located on, or accessible from, our website is not, and shall not be deemed to be, a part of this prospectus, any accompanying prospectus supplement or any free writing prospectus or incorporated into any other filings that we make with the SEC.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding to purchase any of our securities, you should carefully consider the discussions of risks and uncertainties:

•

under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year that ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which are incorporated by reference in this prospectus;

•

under this heading or similar headings, such as “Quantitative and Qualitative Disclosures About Market Risk,” in our subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K; and

•

in any other place in this prospectus, any applicable prospectus supplement as well as in any document that is incorporated by reference in this prospectus, as updated, amended or superseded by our subsequent filings under the Exchange Act.

See the section entitled “Where You Can Find More Information” in this prospectus. The risks and uncertainties we discuss in the documents incorporated by reference in this prospectus are those we currently believe may materially affect us. Additional risks and uncertainties not presently known to us, or that we currently believe are immaterial, also may materially and adversely affect our business, financial condition, and results of operations. Please also refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements” above.

USE OF PROCEEDS

Unless otherwise specified in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of the securities offered by this prospectus:

•	to repay or refinance certain existing indebtedness;
•	to finance acquisitions and the development and exploration of our properties; and
•	for general corporate purposes.

We may invest funds not required immediately for these purposes in marketable securities and short-term investments. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.  We have not determined the amounts we plan to spend on the areas listed above or the timing of these expenditures.  As a result, our management will have broad discretion to allocate the net proceeds of any offering.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 400,000,000 shares of common stock, par value $0.50 per share, and 5,000,000 shares of preferred stock, par value $10.00 per share. At May 21, 2020, we had 231,808,342 shares of common stock and 175,000 shares of Series B Redeemable Convertible Preferred Stock issued and outstanding. At that date, we also had outstanding performance share units equivalent to up to 1,808,800 shares of our common stock that would be issuable based on achievement of the performance criteria under the terms of our performance share unit awards.

The following is a summary of the key terms and provisions of our equity securities. You should refer to the applicable provisions of our Second Amended and Restated Articles of Incorporation, Amended and Restated Bylaws and Nevada law for a complete statement of the terms and rights of our capital stock.

Common Stock

Each holder of common stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock pursuant to applicable law or the provision of the certificate of designation creating that series, all voting rights are vested in the holders of shares of common stock. Holders of shares of common stock have no right to cumulate votes in the election of directors, thus, the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election. All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we offer and issue under this prospectus, and any related prospectus supplement, will also be fully paid and non-assessable.

Dividends may be paid to the holders of common stock when, as, and if declared by the board of directors out of funds legally available for their payment, subject to the rights of the holders of preferred stock, if any. We have not paid dividends on our common stock since 2014. Any future determination as to the payment of dividends will depend upon the results of our operations, capital requirements, our financial condition and such other factors as our board of directors may deem relevant.

In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of common stock will be entitled to share equally, in proportion to the number of shares of common stock held by them, in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock, if any, have received their liquidation preferences in full. Holders of common stock are not entitled to preemptive purchase rights in future offerings of our common stock. Although our Second Amended and Restated Articles of Incorporation do not specifically deny preemptive rights, pursuant to Nevada law, our stockholders do not have preemptive rights with respect to shares that are registered under Section 12 of the Exchange Act and our common stock is so registered.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC is transfer agent and registrar for our common stock.

Listing

Our common stock is quoted on the NYSE under the symbol “CRK.”  Shares of our preferred stock are not listed on any national exchange.

Preferred Stock

General

Subject to limitations prescribed by Nevada law and our Second Amended and Restated Articles of Incorporation, our board of directors can, without approval of our stockholders, issue one or more series of preferred stock and determine the number of shares of each series and the rights, preferences, and limitations of each series; provided that approval by our holders of preferred stock is required to classify and issue one or more series of preferred stock ranking senior or pari passu to the preferred stock. In July 2019, our board of directors approved the classification and designation of 210,000 shares of authorized preferred stock as Series A Redeemable Convertible Preferred Stock (“Series A Preferred Stock”) and 175,000 shares of authorized preferred stock as Series B Redeemable Convertible Preferred Stock (“Series B Preferred Stock”), in connection with the consummation of the merger of Covey Park Energy LLC, a Delaware limited liability company, with and into Comstock.

All outstanding shares of Preferred Stock are fully paid and non-assessable. We redeemed all of the shares of Series A Preferred Stock on May 19, 2020. The following is a summary of the material rights, preferences and privileges of the designated Series B Preferred Stock as contained in the Certificate of Designation filed July 16, 2019 (the “Certificate of Designation”).

Ranking

The preferred stock ranks senior to our shares of common stock and any shares of capital stock not expressly ranking senior to or pari passu with the preferred stock as to the payment of dividends and distributions of assets upon the liquidation, dissolution or winding up of Comstock.

Voting Rights

Holders of preferred stock have limited voting rights under Nevada law, our Second Amended and Restated Articles of Incorporation and the terms of the Certificate of Designation. Under the terms of the certificate of designation, in addition to certain other actions, we may not, without the affirmative vote of at least a majority of the holders of the Series B Preferred Stock: (i) pay any dividends in respect of junior stock, subject to customary exceptions; (ii) issue any capital stock ranking senior or pari passu to the preferred stock; (iii) delist our common stock from a national securities exchange or enter into certain merger or acquisition transactions; provided, however, the preferred stock will not have a right to vote on any material sale of assets, merger, consolidation or Change of Control transaction (discussed below) if we agree to redeem the preferred stock in full for cash in the amount determined pursuant to the terms of the Certificate of Designation; (iv) amend the terms of the our Second Amended and Restated Articles of Incorporation, as amended, or the Certificate of Designation in whole or in part, by merger, consolidation or otherwise, so as to adversely affect the rights, preferences, privileges or powers of the shares of preferred stock; (v) voluntarily authorize, declare or initiate any bankruptcy, liquidation or dissolution proceedings, (vi) issue any equity securities of its subsidiaries other than to another subsidiary or in connection with the contribution of any assets or cash in excess of $10.0 million to any person that is not wholly-owned by the Company; or (vii) enter into any agreement that expressly prohibits us from declaring and paying dividends to the holders of the preferred stock.

Dividends

Holders of preferred stock shall be entitled to receive dividends in an amount equal to a dividend rate of 10% per annum on the Liquidation Value (as defined in the Certificate of Designation). Dividends will be paid in arrears on March 31, June 30, September 30 and December 31 of each year. The dividend rate may be increased by up to 6% per annum in the event that (i) we do not pay a dividend in full on the applicable dividend date, or (ii) our common stock ceases to be listed or quoted on any national securities exchange.

Dividends are paid in cash to the extent we have funds legally available for payment and our board of directors declares a cash dividend payable. Unless all accrued dividends are paid, we may not declare dividends on shares of capital stock ranking junior to the preferred stock, subject to customary exceptions.

Liquidation Preference

In the event of any liquidation, winding up or dissolution of Comstock, each holder of preferred stock will be entitled to receive out of our assets legally available for distribution to our stockholders, in accordance with the ranking of the preferred stock discussed above, an amount in cash per share of preferred stock equal to the greater of (i) the Liquidation Value (as defined in the Certificate of Designation) per share of preferred stock, plus an amount equal to all accrued and unpaid dividends on such share of preferred stock, and (ii) solely in the event that a liquidation, winding up or dissolution of Comstock occurs following the 12-month anniversary of the initial issue date of the preferred stock, the market value of the number of shares of common stock into which a share of preferred stock is convertible determined as of the trading day immediately prior to such liquidation, winding up or dissolution.

Holder Conversion

The Conversion Price (as defined in the Certificate of Designation) of the preferred stock is $4.00 per share of our common stock, subject to adjustment pursuant to customary anti-dilution provisions as contained in the Certificate of Designation. At any time after July 16, 2020, each holder may convert any or all shares of preferred stock into shares of common stock at the then-prevailing Conversion Rate (as defined in the Certificate of Designation). Holders may receive cash in lieu of fractional shares

Special Rights Upon a Change of Control

In connection with any Change of Control, defined in the Certificate of Designation but generally meaning (i) the consummation of any transaction the result of which is that any person, other than any Permitted Holder (as defined in the Certificate of Designation), becomes the beneficial owner of more than 50% of our voting stock, (ii) the direct or indirect sale, lease, transfer, conveyance or other disposition of all or substantially all of our properties or assets, or (iii) the adoption of a plan relating to the liquidation or dissolution of Comstock, holders of preferred stock may convert all but not less than all shares of preferred stock into shares of common stock at the then-prevailing Conversion Rate. Alternatively, each holder may elect to require us to purchase not less than all of its shares of preferred stock for cash at a purchase price per share equal to the Change of Control Cash Price (as defined in the Certificate of Designation). We will only be required to pay the Change of Control Cash Price to the extent permitted by the indentures, which govern the terms of the 7.5% Senior Notes due 2025 and the 9.75% Senior Notes due 2026, respectively.

In addition, each holder may convert any or all shares of preferred stock into shares of common stock at the Conversion Rate in connection with the consummation of a Change of Control or Take-Private Transaction (as defined in the Certificate of Designation), in which all of such holder’s shares are not redeemed in full for the Change of Control Cash Price or the Take-Private Cash Price, which is an amount equal to the Change of Control Cash Price except that the price paid per share of common stock in the applicable Take-Private Transaction shall be substituted for the closing sale price of the common stock on the trading day immediately prior to a Change of Control transaction in calculating the cash price per share.

Company Optional Redemption

At any time, but subject to the right of the holders to convert their shares of preferred stock into common stock subsequent to July 16, 2020, we may elect to cause any and all shares of preferred stock to be redeemed for cash at a redemption price equal to the Liquidation Value per share of preferred stock, plus an amount equal to all accrued and unpaid dividends on such share. Customary notice and redemption procedure provisions apply.

Future Classes or Series of Preferred Stock

The following description sets forth certain general terms and provisions of our authorized preferred stock. If we offer a new series of preferred stock, a more specific description will be filed with the SEC, and the designations and rights of such preferred stock will be described in an accompanying prospectus supplement, including the following terms:

•	the series, the number of shares offered, and the liquidation value of the preferred stock;
•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable, and other terms relating to the payment of dividends on the preferred stock;
•	the liquidation preference of the preferred stock;
•	the voting rights of the preferred stock;
•	whether the preferred stock is redeemable, or subject to a sinking fund, and the terms of any such redemption or sinking fund;
•	whether the preferred stock is convertible, or exchangeable for any other securities, and the terms of any such conversion or exchange; and
•	any additional rights, preferences, qualifications, limitations, and restrictions of the preferred stock.

The description of the terms of the preferred stock that will be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the Certificate of Designation relating to the applicable series of preferred stock. The registration statement, of which this prospectus forms a part, will include the Certificate of Designation as an exhibit or incorporate it by reference.

Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger, or otherwise and to thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of our common stock. For example, any preferred stock issued may:

•	rank senior to our common stock as to dividend rights, liquidation preference, or both;
•	have full or limited voting rights; and
•	be convertible into shares of common stock or another series of preferred stock.

The issuance of additional preferred stock could adversely affect the voting power, conversion or other rights of holders of common stock. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Anti-Takeover Provisions

Our Second Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, as further amended, and Nevada law include certain provisions which may have the effect of delaying or deterring a change in control or in our management or encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include authorized blank check preferred stock, restrictions on business combinations, and the availability of authorized but unissued common stock.

Combination with Interested Stockholders Statute

Sections 78.411 to 78.444 of the Nevada Revised Statutes (N.R.S.), which apply to any Nevada corporation subject to the reporting requirements of Section 12 of the Exchange Act, including us, prohibits an “interested stockholder” from entering into specified types of business “combinations” with the Nevada corporation for two years, unless certain conditions are met. A “combination” includes:

•

any merger of the corporation or any subsidiary of the corporation with an “interested stockholder,” or any other entity, whether or not itself an “interested stockholder,” which is, or after and as a result of the merger would be, an affiliate or associate of an “interested stockholder;”

•

any sale, lease, exchange, mortgage, pledge, transfer, or other disposition in one transaction, or a series of transactions, to or with an “interested stockholder” or any affiliate or associate of an “interested stockholder,” of assets of the corporation or any subsidiary:

i)	having an aggregate market value equal to more than 5% of the aggregate market value of the corporation’s assets, determined on a consolidated basis;
ii)	having an aggregate market value equal to more than 5% of the aggregate market value of all outstanding voting shares of the corporation; or
iii)	representing more than 10% of the earning power or net income, determined on a consolidated basis, of the corporation; or
•

the issuance or transfer by the corporation or any subsidiary, of any shares of the corporation or any subsidiary to an “interested stockholder” or any affiliate or associate of an “interested stockholder,” having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding voting shares of the corporation, except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made, pro rata to all stockholders of the resident domestic corporation;

•

the adoption of any plan, or proposal for the liquidation or dissolution of the corporation, under any agreement, arrangement or understanding, with the “interested stockholder,” or any affiliate or associate of the “interested stockholder;”

•	if any of the following actions occurs
i)

a reclassification of the corporation’s securities, including, without limitation, any splitting of shares, share dividend, or other distribution of shares with respect to other shares, or any issuance of new shares in exchange for a proportionately greater number of old shares;

ii)	recapitalization of the corporation;
iii)	merger or consolidation of the corporation with any subsidiary; or
iv)	any other transaction, whether or not with or into or otherwise involving the interested stockholder,

under any agreement, arrangement or understanding, whether or not in writing, with the interested stockholder or any affiliate or associate of the interested stockholder, which has the immediate and proximate effect of increasing the proportionate share of the outstanding shares of any class or series of voting shares or securities convertible into voting shares of the corporation or any subsidiary of the corporation which is beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder, except as a result of immaterial changes because of adjustments of fractional shares; or

•

any receipt by an “interested stockholder” or any affiliate or associate of an “interested stockholder,” except proportionately as a stockholder of the corporation, of the benefit of any loan, advance, guarantee, pledge or other financial assistance or any tax credit or other tax advantage provided by or through the corporation.

An “interested stockholder” is a person who is:

•	directly or indirectly, the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the corporation; or
•

an affiliate or associate of the corporation, which at any time within two years immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

A corporation to which the Combinations with Interested Stockholders Statute applies may not engage in a “combination” within two years after the interested stockholder first became an interested stockholder, unless the combination meets all of the requirements of the corporation’s articles of incorporation and (i) the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors before the person first became an interested stockholder, or (ii)(a) the combination is approved by the board of directors and (b) at or after that time, the combination is approved at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of the stockholders representing at least 60% of the outstanding voting power of the corporation not beneficially owned by the interested stockholder or the affiliates or associates of the interested stockholder. If this approval is not obtained, the combination may be consummated after the two year period expires if either (i)(a) the combination or transaction by which the person first became an interested stockholder is approved by the board of directors before such person first became an interested stockholder, (b) the combination is approved by a majority of the outstanding voting power of the corporation not beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder, or (c) the combination otherwise meets the requirements of the Combination with Interested Stockholders statute. Alternatively, a combination with an interested stockholder engaged in more than 2 years after the date the person first became an interested stockholder may be permissible if the aggregate amount of cash and the market value of consideration other than cash to be received by holders of shares of common stock and holders of any other class or series of shares meets the minimum requirements set forth in the statue, and prior to the completion of the combination, except in limited circumstances, the interested stockholder has not become the beneficial owner of additional voting shares of the corporation.

Acquisition of Controlling Interest Statute

In addition, Nevada’s “Acquisition of Controlling Interest Statute,” prohibits an acquiror, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation’s stockholders. Sections 78.378 to 78.3793 of the N.R.S. only apply to Nevada corporations with at least 200 stockholders, including at least 100 record stockholders who are Nevada residents, that do business directly or indirectly in Nevada and whose articles of incorporation or bylaws in effect ten days following the acquisition of a controlling interest by an acquiror do not prohibit its application.

We do not intend to “do business” in Nevada within the meaning of the Acquisition of Controlling Interest Statute. Therefore, we believe it is unlikely that this statute will apply to us. The statute specifies three thresholds:

•	at least one-fifth but less than one-third;
•	at least one-third but less than a majority; and
•	a majority or more, of the outstanding voting power.

Once an acquiror crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold (or within 90 days preceding the date thereof) become “control shares” which could be deprived of the right to vote until a majority of the disinterested stockholders restore that right. A special stockholders’ meeting may be called at the request of the acquiror to consider the voting rights of the acquiror’s shares. If the acquiror requests a special meeting and gives an undertaking to pay the expenses of said meeting, then the meeting must take place no earlier than 30 days (unless the acquiror requests that the meeting be held sooner) and no more than 50 days (unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition.

If no such request for a stockholders’ meeting is made, consideration of the voting rights of the acquiror’s shares must be taken at the next special or annual stockholders’ meeting. If the stockholders fail to restore voting rights to the acquiror, or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its articles of incorporation or bylaws, call certain of the acquiror’s shares for redemption at the average price paid for the control shares by the acquiror.

Our Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, as further amended, do not currently permit us to redeem an acquiror’s shares under these circumstances. The Acquisition of Controlling Interest Statute also provides that in the event the stockholders restore full voting rights to a holder of control shares that owns a majority of the voting stock, then all other stockholders who do not vote in favor of restoring voting rights to the control shares may demand payment for the “fair value” of their shares as determined by a court in dissenters rights proceeding pursuant to Chapter 92A of the N.R.S.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities which may be offered by us from time to time. The applicable prospectus supplement will describe the specific terms of the debt securities offered by such supplement.

We may issue debt securities either separately or together with, or upon the conversion of, or in exchange for, other securities. The debt securities are to be either our senior obligations issued in one or more series and referred to herein as the senior debt securities, or our subordinated obligations issued in one or more series and referred to herein as the subordinated debt securities. The debt securities will be our general obligations. We may issue the debt securities offered hereby under one or more indentures, including our currently existing indentures, as one or as separate series, as specified in the applicable prospectus supplement(s).

The following statements relating to the debt securities and the indenture are summaries and do not purport to be complete, and are subject in their entirety to the detailed provisions of the indenture and the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. The indenture, as supplemented, has been incorporated by reference as an exhibit to the registration statement that we have filed with the SEC, of which this prospectus forms a part. We encourage you to read the indenture.

General

The indenture may not limit the amount of debt securities which we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The applicable prospectus supplement will describe the terms of any debt securities being offered, including:

•	the title and aggregate principal amount;

•	the date(s) when principal is payable;

•	the interest rate, if any, and the method for calculating the interest rate;

•	the interest payment dates and the record dates for the interest payments;

•	the places where the principal and interest will be payable;

•	any mandatory or optional redemption or repurchase terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

•

whether such debt securities will be senior debt securities or subordinated debt securities and, if subordinated debt securities, the subordination provisions and the applicable definition of senior indebtedness;

•	additional provisions, if any, relating to the defeasance and covenant defeasance of the debt securities;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	whether the debt securities will be issued in the form of global securities, as discussed below, or certificates;

•	any applicable material federal tax consequences;

•	the dates on which premiums, if any, will be payable;

•	our right, if any, to defer payment of interest and the maximum length of such deferral period;

•	any paying agents, transfer agents, registrars, or trustees (except as provided for herein);

•	any listing on a securities exchange;

•	if convertible into common stock or preferred stock, the terms on which such debt securities are convertible;

•

the terms, if any, of the transfer, mortgage, pledge, or assignment as security for any series of debt securities of any properties, assets, proceeds, securities, or other collateral, including whether certain provisions of the Trust Indenture Act are applicable, and any corresponding changes to provisions of the indenture as then in effect;

•	restrictions on the declaration of dividends, if any;

•	restrictions on issuing additional debt, if any;

•	material limitations or qualifications on the debt securities imposed by the rights of any of our other securities, if any;

•	the initial offering price; and

•	other specific terms, including covenants and any additions or changes to the events of default provided for with respect to the debt securities.

The terms of the debt securities of any series may differ, and without the consent of the holders of the debt securities of any series, we may reopen a previous series of debt securities and issue additional debt securities of such series or establish additional terms of such series, unless otherwise indicated in the applicable prospectus supplement.

Non-U.S. Currency

If the purchase price of any debt securities is payable in a currency other than United States dollars (“U.S. dollars”) or if principal of, or premium, if any, or interest, if any, on any of the debt securities is payable in any currency other than U.S. dollars, the specific terms with respect to such debt securities and such foreign currency will be specified in the applicable prospectus supplement.

Original Issue Discount Securities

Debt securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. Original issue discount securities may include “zero coupon” securities that do not pay any cash interest for the entire term of the securities. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder thereof upon such acceleration will be determined in the manner described in the applicable prospectus supplement. Certain material federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

Covenants

Under the indenture, we will be required to:

•	pay the principal, interest, and any premium on the debt securities when due;

•	maintain a place of payment;

•	deliver a report to the trustee at the end of each fiscal year, reviewing our obligations under the indenture; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest, or any premium.

Any additional covenants will be described in the applicable prospectus supplement.

Registration and Transfer

Unless otherwise indicated in a prospectus supplement, each series of debt securities will be issued in registered form only, without coupons, and such registered securities will be issued in denominations of $1,000 or any integral multiple thereof.

Unless otherwise indicated in a prospectus supplement, we will pay interest on the debt securities to the persons who are their registered holders at the close of business on a certain date preceding the respective interest payment date. We will not be required to register the transfer or exchange of debt securities of any series during a period beginning 15 days before the mailing of a notice of redemption of or an offer to repurchase debt securities of that series or 15 days before an interest payment date.

Ranking of Debt Securities

The senior debt securities will be our unsubordinated obligations and will rank equally in right of payment with all other unsubordinated indebtedness of ours. The subordinated debt securities will be obligations of ours and will be subordinated in right of payment to all existing and future senior indebtedness. The prospectus supplement will describe the subordination provisions and set forth the definition of senior indebtedness applicable to the subordinated debt securities, and will set forth the approximate amount of such senior indebtedness outstanding as of a recent date.

Subsidiary Guarantors

One or more of our subsidiaries may fully and unconditionally guarantee any series of debt securities offered by this prospectus, as set forth in the applicable prospectus supplement. These subsidiaries are sometimes referred to in this prospectus as possible subsidiary guarantors. The term “subsidiary guarantors” with respect to a series of debt securities refers to our subsidiaries that guaranty such series of debt securities. The applicable prospectus supplement will name the subsidiary guarantors, if any, for that series of debt securities and will describe the terms of the guarantee by the subsidiary guarantors.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, the Depository Trust Company, as depository. Global debt securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global debt security may not be transferred except as a whole:

•	by the depository to a nominee of such depository;

•	by a nominee of such depository to such depository or another nominee of such depository; or

•	by such depository, or any such nominee to a successor of such depository, or a nominee of such successor.

The specific terms of the depository arrangement with respect to a series of global debt securities and certain limitations and restrictions relating to a series of global bearer securities will be described in the applicable prospectus supplement.

Outstanding Debt Securities

In determining whether the holders of the requisite principal amount of outstanding debt securities have given any authorization, demand, direction, notice, consent, or waiver under the indenture, the amount of outstanding debt securities will be calculated based on the following:

•

the portion of the principal amount of an original issue discount security that shall be deemed to be outstanding for such purposes shall be that portion of the principal amount thereof that could be declared to be due and payable upon a declaration of acceleration pursuant to the terms of such original issue discount security as of the date of such determination;

•

the principal amount of a debt security denominated in a currency other than U.S. dollars shall be the U.S. dollar equivalent, determined on the date of original issue of such debt security, of the principal amount of such debt security; and

•	any debt security owned by us or any obligor on such debt security or any affiliate of us or such other obligor shall be deemed not to be outstanding.

Redemption and Repurchase

The debt securities may be redeemable at our option, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by us at the option of the holders, in each case upon the terms, at the times and at the prices set forth in the applicable prospectus supplement.

Conversion and Exchange

The terms, if any, on which debt securities of any series are convertible into or exchangeable for common stock, preferred stock, or other debt securities will be set forth in the applicable prospectus supplement. Such terms of conversion or exchange may be either mandatory, at the option of the holders, or at our option.

Consolidation, Merger and Sale of Assets

The indenture generally will permit a consolidation or merger between us and another corporation, if the surviving corporation meets certain limitations and conditions. Subject to those conditions, the indenture may also permit the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring corporation shall assume all of our responsibilities and liabilities under the indenture including the payment of all amounts due on the debt securities and performance of the covenants in the indentures.

We are only permitted to consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the indentures, as indicated in the applicable prospectus supplement. The remaining or acquiring corporation will be substituted for us in the indentures with the same effect as if it had been an original party to the indenture. Thereafter, the successor corporation may exercise our rights and powers under any indenture, in our name or in its own name.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, an event of default, as defined in the indenture and applicable to debt securities issued under such indenture, typically will occur with respect to the debt securities of any series under the indenture upon:

•	default for a period to be specified in the applicable prospectus supplement in payment of any interest with respect to any debt security of such series;

•	default in payment of principal or any premium with respect to any debt security of such series when due upon maturity, redemption, repurchase at the option of the holder, or otherwise;

•

default by us in the performance, or breach, of any other covenant or warranty in the indenture, which shall not have been remedied for a period to be specified in the applicable prospectus supplement after notice to us by the applicable trustee or the holders of not less than a fixed percentage in aggregate principal amount of the debt securities of all series issued under the indenture;

•	certain events of bankruptcy, insolvency, or reorganization of Comstock or our subsidiary guarantors; or

•	any other event of default that may be set forth in the applicable prospectus supplement, including an event of default based on other debt being accelerated, known as a “cross-acceleration.”

No event of default with respect to any particular series of debt securities necessarily constitutes an event of default with respect to any other series of debt securities. If the trustee considers it in the interest of the holders to do so, the trustee under an indenture may withhold notice of the occurrence of a default with respect to the debt securities to the holders of any series outstanding, except a default in payment of principal, premium, if any, or interest, if any.

The indenture will provide that if an event of default with respect to any series of debt securities issued thereunder shall have occurred and be continuing, either the relevant trustee or the holders of at least a fixed percentage in principal amount of the debt securities of such series then outstanding may declare the principal amount of all the debt securities of such series to be due and payable immediately. In the case of original issue discount securities, the trustee may declare as due and payable such lesser amount as may be specified in the applicable prospectus supplement. However, upon certain conditions, such declaration and its consequences may be rescinded and annulled by the holders of at least a fixed percentage in principal amount of the debt securities of all series issued under the indenture.

The applicable prospectus supplement will provide the terms pursuant to which an event of default shall result in acceleration of the payment of principal of debt securities.

In the case of a default in the payment of principal of, or premium, if any, or interest, if any, on any debt securities of any series, the applicable trustee, subject to certain limitations and conditions, may institute a judicial proceeding for the collection thereof.

No holder of any of the debt securities of any series will have any right to institute any proceeding with respect to the indenture or any remedy thereunder, unless the holders of at least a fixed percentage in principal amount of the outstanding debt securities of such series:

•	have made written request to the trustee to institute such proceeding as trustee, and offered reasonable indemnity to the trustee;

•	the trustee has failed to institute such proceeding within the time period specified in the applicable prospectus supplement after receipt of such notice; and

•

the trustee has not within such period received directions inconsistent with such written request by holders of a majority in principal amount of the outstanding debt securities of such series. Such limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of the principal of, premium, if any, or any accrued and unpaid interest on the debt security on or after the respective due dates expressed in the debt security.

During the existence of an event of default under an indenture, the trustee is required to exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default shall occur and be continuing, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the trustee, the holders of at least a fixed percentage in principal amount of the outstanding debt securities of any series have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee or exercising any power conferred on the trustee with respect to such series.

The indenture provides that the trustee will, within the time period specified in the applicable prospectus supplement after the occurrence of any default, give to the holders of the debt securities of such series notice of such default known to it, unless such default shall have been cured or waived; provided that the trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of such holders, except in the case of a default in payment of principal of or premium, if any, on any debt security of such series when due or in the case of any default in the payment of any interest on the debt securities of such series.

We will be required to furnish to the trustee annually a statement as to compliance with all conditions and covenants under the indenture.

Modification and Waivers

From time to time, when authorized by resolutions of our board of directors and by the trustee, we may, without the consent of the holders of debt securities of any series, amend, waive, or supplement the indenture and the debt securities of such series for certain specified purposes, including, among other things:

•	to cure ambiguities, defects, or inconsistencies;

•	to provide for the assumption of our obligations to holders of the debt securities of such series in the case of a merger or consolidation;

•	to add to our events of default or our covenants or to make any change that would provide any additional rights or benefits to the holders of the debt securities of such series;

•	to establish the form or terms of debt securities of any series and any related coupons;

•	to add subsidiary guarantors with respect to the debt securities of such series;

•	to release any subsidiary guarantor from its obligations under its guarantee in compliance with the terms of the indenture;

•	to secure the debt securities of such series;

•	to maintain the qualification of the indenture under the Trust Indenture Act; or

•	to make any change that does not adversely affect the rights of any holder.

Other amendments and modifications of the indenture or the debt securities issued thereunder may be made by the trustee and us with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected, with each series voting as a separate class; provided that, without the consent of the holder of each outstanding debt security affected, no such modification or amendment may:

•	reduce the principal amount of, or extend the fixed maturity of the debt securities, or alter or waive any redemption, repurchase, or sinking fund provision of the debt securities;

•	reduce the amount of principal of any original issue discount securities that would be due and payable upon an acceleration of the maturity thereof;

•	change the currency in which any debt securities, or any premium or the accrued interest thereon is payable;

•

reduce the percentage in principal amount outstanding of debt securities of any series which must consent to an amendment, supplement, or waiver or consent to take any action under the indenture or the debt securities of such series;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities;

•	waive a default in payment with respect to the debt securities or any subsidiary guarantee; or

•	reduce the rate or extend the time for payment of interest on the debt securities.

The holders of a fixed percentage in aggregate principal amount of the outstanding debt securities of any series may waive compliance by us with certain restrictive provisions of the relevant indenture, including any set forth in the applicable prospectus supplement. The holders of a fixed percentage in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of that series, waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on any debt securities of such series, or in respect of a covenant or provision which cannot be modified or amended without the consent of the holders of each outstanding debt security of the series affected.

Discharge, Defeasance and Covenant Defeasance

When we establish a series of debt securities, we may provide that such series is subject to the defeasance and discharge provisions of the indenture. If those provisions are made applicable, we may elect either:

•	to terminate and be discharged from all of our obligations with respect to those debt securities subject to some limitations; or

•	to be released from our obligations to comply with specified covenants relating to those debt securities, as described in the applicable prospectus supplement.

To effect that defeasance, or covenant defeasance, we must irrevocably deposit in trust with the relevant trustee an amount which, through the payment of principal and interest in accordance with their terms, will provide money sufficient to make payments on those debt securities and any mandatory sinking fund or similar payments on those debt securities. This deposit may be made in any combination of funds or government obligations. On such a defeasance, we will not be released from certain of our obligations that will be specified in the applicable prospectus supplement.

To establish such a trust, we must deliver to the relevant trustee an opinion of counsel to the effect that the holders of those debt securities:

•	will not recognize income, gain, or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance; and

•

will be subject to U.S. federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred (and, in the case of defeasance, such opinion must be based upon a published ruling of the Internal Revenue Service or a change in applicable income tax laws).

If we effect covenant defeasance with respect to any debt securities, the amount of deposit with the relevant trustee must be sufficient to pay amounts due on the debt securities at the time of their stated maturity. However, those debt securities may become due and payable prior to their stated maturity, if there is an event of default with respect to a covenant from which we have not been released. In that event, the amount on deposit may not be sufficient to pay all amounts due on the debt securities at the time of the acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

American Stock Transfer & Trust Company, LLC serves as the trustee under the indentures for our outstanding senior notes. Notice to the trustee should be directed to its Corporate Trust Department, located at 6201 15th Avenue, Brooklyn, NY 11219; Attention: Corporate Trust Department c/o Legal Department, 48 Wall Street, 22nd Floor, New York, NY 10005.

Regarding the Trustees

The Trust Indenture Act contains limitations on the rights of a trustee, should it become a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received by it in respect of any such claims as security or otherwise. Each trustee is permitted to engage in other transactions with us from time to time, provided that, if such trustee becomes subject to any conflicting interest, it must eliminate such conflict upon the occurrence of an event of default under the relevant indenture, or else resign as trustee.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt or equity securities. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will specify the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	any changes or adjustments to the exercise price;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate, or price of one or more specified commodities, currencies, securities, or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which, and the currency or currencies in which the securities or other rights purchasable upon exercise of, such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any certain material U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities, shares of common stock, shares of preferred stock, or warrants or any combination of such securities.

The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

•

the terms of the units and of any of the debt securities, common stock, preferred stock, and warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer, or exchange of the units.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus and applicable prospectus supplements in one or more of the following ways from time to time:

•	to or through underwriters, including underwriting syndicates represented by managing underwriters;

•	to or through dealers, brokers, placement agents or other agents;

•	directly to purchasers, including institutional investors and our affiliates in negotiated sales or in competitively bid transactions;

•	in “at-the-market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	through a combination of any such methods of sale; or

•	through any other methods described in a prospectus supplement.

Any such underwriter, dealer, or agent may be deemed to be an underwriter within the meaning of the Securities Act.

The applicable prospectus supplement relating to the offering of the respective securities will set forth:

•	the offering terms, including the name or names of any underwriters, dealers, or agents;

•	the purchase price of the securities and the estimated net proceeds to us from such sales;

•	any over-allotment options under which underwriters may purchase additional securities;

•	any underwriting fees, discounts, commissions, and other items constituting compensation to underwriters, dealers, or agents;

•	any initial public offering price, if applicable;

•	any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers;

•	any delayed delivery arrangements;

•	in the case of debt securities, the interest rate, maturity, and redemption provisions; and

•	any securities exchanges on which the securities may be listed.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Sales Through Underwriters

If securities are offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms, unless otherwise stated in an applicable prospectus supplement, the obligations of such underwriters to purchase the securities will be subject to certain customary closing conditions, and the underwriters or dealers will be obligated to purchase all the securities if any of the securities are purchased. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement filed at the time of the offering. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time. The underwriters may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 of Regulation M under the Exchange Act, and such transactions may be discontinued at any time by the underwriters. We may use underwriters who may engage in transactions with and perform services for us or our affiliates in the ordinary course of business. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

Sales Through Agents

Securities may be sold directly by us, or through agents designated by us, from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus and a prospectus supplement is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter as that term is defined in the Securities Act.

Direct Sales

We may solicit offers to purchase securities directly from the public from time to time. Additionally, if so indicated in the prospectus supplement, we will authorize underwriters, dealers, or agents to solicit offers from certain specified institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

General Information

Underwriters, dealers, and agents may be entitled under agreements entered into with us to be indemnified by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution by us to payments which they may be required to make. The terms and conditions of such indemnification will be described in an applicable prospectus supplement. Underwriters, dealers, and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Each class or series of securities will be a new issue of securities with no established trading market, other than the common stock, which is listed on the NYSE under the symbol “CRK.” Our preferred stock is not listed on any exchange. We may elect to list any other class or series of securities on any exchange, other than the common stock, but we are not obligated to do so. Any underwriters to whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

Certain persons participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered in accordance with Regulation M under the Exchange Act. In connection with any such offering, the underwriters or agents, as the case may be, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities; and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of securities than they are required to purchase from us, as the case may be, in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain, or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. These transactions may be effected on the NYSE in the over-the-counter market or otherwise. These activities will be described in more detail in the sections entitled “Plan of Distribution” or “Underwriting” in the applicable prospectus supplement.

The prospectus supplement or pricing supplement, as applicable, will set forth the anticipated delivery date of the securities being sold at that time.

Some of the underwriters, dealers and agents and their affiliates may engage in transactions with or perform services for us and our affiliates in the ordinary course of business. Underwriters have from time to time in the past provided, and may from time to time in the future provide, investment banking services to us for which they have in the past received, and in the future may receive, customary fees.

LEGAL MATTERS

Certain legal matters in connection with the offering described in this prospectus will be passed upon for us by Locke Lord LLP, Dallas, Texas, and by Woodburn & Wedge, Reno, Nevada, with respect to matters of Nevada law. Any underwriters will be advised about legal matters by their own counsel, who will be named in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of our internal control over financial reporting as of December 31, 2019, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

The consolidated financial statements of Covey Park Energy LLC and subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018 have been incorporated by reference in reliance on the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Estimated quantities of our proved oil and gas reserves and the net present value of such reserves incorporated by reference into this prospectus have been derived from reserve reports prepared by us and audited by Netherland, Sewell & Associates, Inc. for our Haynesville/Bossier shale properties as of December 31, 2019 and by Lee Keeling & Associates for all other properties as of December 31, 2017, 2018 and 2019, and all such information has been so included on the authority of each firm as an expert regarding the matters contained in its reports.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus is part of a registration statement that we have filed with the SEC. The rules of the SEC allow us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to that information. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 2, 2020, including the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 20, 2020, incorporated by reference therein;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, filed with the SEC on May 8, 2020;
•	Our Current Report on Form 8-K filed with the SEC on November 13, 2019, March 10, 2020 and April 13, 2020, respectively; and
•

The description of our common stock, par value $0.50 per share, contained in our registration statement on Form 8-A (Registration Statement No. 001-03262) filed with the SEC on December 6, 1996, pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement until all of the securities offered by this prospectus have been sold or we otherwise terminate the offering of these securities (excluding any information furnished pursuant to Item 2.02 or Item 7.01, or any other information furnished under Item 9.01, on any Current Report on Form 8-K, which is not deemed “filed” with the SEC), including all filings made after the date of this prospectus and prior to the effectiveness of the registration statement, shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this prospectus shall be deemed modified, superseded, or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is, or is deemed to be incorporated, by reference in this prospectus modifies, supersedes, or replaces such statement. Any statement so modified, superseded, or replaced shall not be deemed, except as so modified, superseded, or replaced, to constitute a part of this prospectus.

We will provide, without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon that person’s written or oral request, a copy of any or all of the information incorporated by reference in this prospectus (other than exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents). Requests should be directed to:

Comstock Resources, Inc.
Attention: Roland O. Burns, President
5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone number: (972) 668-8800

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Exchange Act, which are available to the public through the SEC’s website at http://www.sec.gov. General information about us, including our annual reports on Form 10–K, quarterly reports on Form 10–Q and current reports on Form 8–K, as well as any amendments and exhibits to those reports, are also available free of charge through our website at http://www.comstockresources.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus.

This prospectus comprises only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act with regard to the offering of securities described in this prospectus. We have also filed exhibits and schedules to the registration statement and you should refer to such applicable exhibits or schedules for a complete description or statements pertaining to any contract or other document.

$500,000,000

Comstock Resources, Inc.

9.75% Senior Notes due 2026

P R O S P E C T U S   S U P P L E M E N T

Joint Lead Book-Running Managers
BofA Securities	BMO Capital Markets	Wells Fargo Securities

Joint Book-Running Managers
Fifth Third Securities	Mizuho Securities	Capital One Securities	SOCIETE GENERALE

Joint Lead Managers
Regions Securities LLC		KeyBanc Capital Markets

Co-Managers
Barclays	CIT Capital Securities	Citizens Capital Markets
Credit Agricole CIB	Goldman Sachs & Co. LLC

June 16, 2020